Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-133445

7,000,000.5 American Depositary Shares

Representing Ten Ordinary Shares

XTL Biopharmaceuticals Ltd.

________________

This prospectus relates to the offer and sale by the Selling Shareholders named herein of up to an aggregate of 70,000,005 ordinary shares in the form of American Depositary Shares, or ADSs, which we refer to herein as “Shares,” of XTL Biopharmaceuticals Ltd., an Israeli public limited liability company. Each ADS represents ten ordinary shares. The ADSs are evidenced by American Depositary Receipts, or ADRs. The number of ordinary shares being offered includes 23,333,335 ordinary shares, which are issuable upon the exercise of warrants, and which we refer to herein as “Warrant Shares.” The Selling Shareholders may, from time to time, sell any or all of their ADRs on the Nasdaq Stock Market or in private transactions using any of the methods described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale of the ADRs by the Selling Shareholders other than the exercise price payable to us upon the exercise of the warrants. We issued these ordinary shares to the Selling Shareholders in a private transaction.

Our ordinary shares are traded on the London Stock Exchange under the symbol “XTL” and on the Tel Aviv Stock Exchange under the symbol “XTL.” ADRs representing our ordinary shares are quoted on the Nasdaq Stock Market under the symbol “XTLB.” On April 19, 2006, the closing price of our ordinary shares on the London Stock Exchange was 37.25 British Pence per share, the closing price of our ordinary shares on the Tel Aviv Stock Exchange was NIS 3.159 per share, and the closing price of our ADRs on the Nasdaq Stock Market was $6.72 per ADR.

Investing in our ADRs involves risks. See “Risk Factors” beginning on page 9.

________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________

The date of this prospectus is May 23, 2006.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

________________

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

i

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before deciding to invest in our ordinary shares or ADRs. You should read this entire prospectus carefully, especially the section entitled “Risk Factors” and the financial statements and the notes to the financial statements at the end of the prospectus. Unless the context requires otherwise, references in this prospectus to “XTLbio,” the “Company,” “we,” “us” and “our” refer to XTL Biopharmaceuticals Ltd. and our wholly-owned subsidiary, XTL Biopharmaceuticals, Inc. We have prepared our consolidated financial statements in United States dollars and in accordance with United States generally accepted accounting principles, or U.S. GAAP. All references herein to "dollars" or "$" are to United States dollars, and all references to "Shekels" or "NIS" are to New Israeli Shekels.

XTL Biopharmaceuticals Ltd.

Company Information

We are a biopharmaceutical company engaged in the acquisition, development and commercialization of pharmaceutical products for the treatment of infectious diseases, particularly the treatment of hepatitis C. We are developing XTL-2125, a small molecule non-nucleoside, polymerase inhibitor for the treatment of patients with hepatitis C. In May 2006, we announced the initiation of a Phase I clinical trial with XTL-2125 in patients with chronic hepatitis C. A second drug candidate, XTL-6865, is also being developed for the treatment of patients with hepatitis C. XTL-6865 is a combination of two monoclonal antibodies against the hepatitis C virus. The antibodies comprising XTL-6865 are expected to “trap” the virus in the patient’s serum and prevent the infection of healthy liver cells. In September 2005, we announced the initiation of a Phase Ia clinical trial with XTL-6865 in patients with chronic hepatitis C. Our third program in the hepatitis C area is the Diversity Oriented Synthesis, or DOS, program. This program is focused on the development of novel hepatitis C small molecule inhibitors. These compounds are presently being optimized. We expect to identify the first clinical candidate from the DOS program and start IND-enabling GLP-safety studies with this clinical candidate in the second half of 2006. Another product under development, HepeX-B, is designed to prevent re-infection with hepatitis B in liver transplant patients, and was recently studied in a Phase IIb trial in liver transplant patients. Worldwide rights for HepeX-B were licensed to Cubist Pharmaceuticals Inc., or Cubist, in exchange for certain milestone payments and future royalties on Cubist’s net sales. In December 2005, data from the Phase IIb trial in liver transplant patients showed that patients treated with HepeX-B experienced no evidence of viral reinfection. Cubist recently met with the FDA to discuss proposed changes to the method of manufacture and formulation of HepeX-B. Cubist will meet again with the FDA in the first half of 2006 to discuss the implications of these changes on the next stage of the clinical program.

Our legal and commercial name is XTL Biopharmaceuticals Ltd. We were established as a private company limited by shares under the laws of the State of Israel on March 9, 1993, under the name Xenograft Technologies Ltd. We re-registered as a public company on June 7, 1993, in Israel, and changed our name to XTL Biopharmaceuticals Ltd. on July 3, 1995. We commenced operations to use and commercialize technology developed at the Weizmann Institute, in Rehovot, Israel. Until 1999, our therapeutic focus was on the development of human monoclonal antibodies to treat viral, autoimmune and oncological diseases. Our first therapeutic programs focused on antibodies against the hepatitis B virus, interferon - γ and the hepatitis C virus.

Our ordinary shares are traded on the London Stock Exchange under the symbol “XTL,” and on the Tel Aviv Stock Exchange under the symbol “XTL.” Our ADRs are quoted on the Nasdaq Stock Market under the symbol “XTLB.” We operate under the laws of the State of Israel, under the Israeli Companies Act and the regulations of the United Kingdom Listing Authority, which governs our listing on the London Stock Exchange.

Our principal offices are located at 750 Lexington Avenue, 20th Floor, New York, New York 10022 and our telephone number is 212-531-5960. The principal offices of XTL Biopharmaceuticals, Inc., our wholly-owned U.S. subsidiary and agent for service of process in the U.S., are located at 750 Lexington Avenue, 20th Floor, New York, NY 10022, and its telephone number is 212-531-5960. Our primary internet address is www.xtlbio.com. None of the information on our website is incorporated by reference into this registration statement.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

The Offering

Securities offered hereby:	46,666,670 ordinary shares, par value NIS 0.02 per share, in the form of ADRs, and 23,333,335 ordinary shares underlying warrants, also in the form of ADRs.

Use of proceeds:	Except for proceeds, if any, received in connection with the exercise of warrants, we will not receive any proceeds from the sale of ADRs by the Selling Shareholders. Any proceeds received in connection with the exercise of warrants will be used for general corporate purposes.

ADRs:	Each ADR represents the right to receive ten ordinary shares. See "Description of American Depositary Shares."

• The depositary will hold the shares underlying your ADRs. You will have rights as provided in the deposit agreement.
•
We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

• You may turn in your ADRs to the depositary in exchange for our ordinary shares. The depositary will charge you fees for any such exchange.
• We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADRs, you agree to be bound by the deposit agreement, as amended.

Depositary:	The Bank of New York

Timing and Settlement for ADRs:	The ADRs will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. DTC and its direct and indirect participants will maintain records that will show the beneficial interests in the ADRs and facilitate any transfer of the beneficial interests.

Nasdaq Stock Market symbol for ADRs:	“XTLB”

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Summary Financial Data

The following table presents our summary financial data for the dates and periods indicated. This data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have derived the selected financial data for the fiscal years ended December 31, 2005, 2004 and 2003, and as of December 31, 2005 and 2004, which have prepared in accordance with U.S. GAAP from our audited consolidated  financial statements, included with this prospectus. We have derived the selected financial data for fiscal years ended December 31, 2002 and 2001, and as of December 31, 2003, 2002 and 2001, from audited consolidated financial statements not appearing in this prospectus, which have been prepared in accordance with U.S. GAAP.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands, except per share amounts)
Statements of Operations Data:
Revenues
Reimbursed out of pocket expenses	$2,743	$3,269	$--	$--	$--
License	454	185	--	--	--
	3,197	3,454	--	--	--
Cost of Revenues
Reimbursed out of pocket expenses	2,743	3,269	--	--	--
License	54	32	--	--	--
	2,797	3,301

Gross Margin	400	153	--	--	--

Research and development
Research and development costs	7,313	11,985	14,022	13,231	12,187
Less participations	--	--	3,229	75	1,133
	7,313	11,985	10,793	13,156	11,054

In-process research and development	1,783	--	--	--	--

General and administrative	5,457	4,134	3,105	3,638	3,001
Business development costs	227	810	664	916	1,067

Operating loss	(14,380)	(16,776)	(14,562)	(17,710)	(15,122)

Other income (expense)
Financial income, net	443	352	352	597	2,448
Taxes on income	(78)	(49)	(78)	(27)	--

Net loss	$(14,015)	$(16,473)	$(14,288)	$(17,140)	$(12,674)

Net loss per ordinary share
Basic and diluted	$(0.08)	$(0.12)	$(0.13)	$(0.15)	$(0.11)
Weighted average shares outstanding	170,123,003	134,731,766	111,712,916	111,149,292	110,941,014

	As of December 31,
	2005	2004	2003	2002	2001
	(In thousands, except per share amounts)
Balance Sheet Data:
Cash, cash equivalents, bank deposits and marketable securities	$13,360	$22,924	$22,262	$35,706	$52,188
Working capital	11,385	20,240	19,967	33,396	50,433
Total assets	15,151	25,624	24,853	38,423	55,106
Long-term obligations	1,493	2,489	1,244	1,017	526
Total shareholders’ equity	11,252	19,602	20,608	34,830	51,953

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Recent Developments

Private Placement

On March 22, 2006, we completed a private placement of 46,666,670 ordinary shares (equivalent to 4,666,667 ADRs) at $0.60 per share ($6.00 per ADR), together with warrants for the purchase of an aggregate of 23,333,335 ordinary shares (equivalent to 2,333,333.5 ADRs) at an exercise price of $0.875 ($8.75 per ADR), for an aggregate consideration of approximately $28 million in gross proceeds.

In connection with the private placement, we have agreed not to issue or sell any ordinary shares or ADRs, excluding the issuance of ordinary shares or ADRs representing ordinary shares issued upon the exercise of currently outstanding options and warrants, prior to the effective date of the registration statement of which this prospectus is a part.

We plan to use the net proceeds from the private placement for the further development of our clinical-stage drug candidates, the development of our pre-clinical stage compounds to identify a clinical candidate for IND enabling GLP safety studies, the potential in-license or acquisition of additional drug candidates, and for general corporate purposes.

Warrants

The warrants issued as part of the private placement have an exercise price of $0.875, equivalent to $8.75 per ADR, subject to adjustments in connection with dividends on our ordinary shares, and subdivisions, combinations and reclassifications of our ordinary shares. The warrants have a term of exercise of five years.

If we complete a reorganization, reclassification, merger, consolidation or disposition of assets, then the holders of the warrants shall have the right thereafter to receive upon exercise of the warrants, the number of shares of common stock of the successor or acquiring corporation and other property receivable upon or as a result of such reclassification, merger, consolidation or disposition of assets by a holder of the number of ordinary shares for which the warrants are exercisable immediately prior to such event.

We may at any time during the term of the warrant reduce the then current exercise price to any amount and for any period of time deemed appropriate by our board of directors; provided, however, that we give notice to the holder, which notice shall state the number of warrant shares (and other securities or property) purchasable upon the exercise of the warrant and the exercise price of such warrant after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

Registration Rights

We entered into a registration rights agreement with the Selling Shareholders on March 22, 2006. The registration rights agreement provides that we must file a registration statement on or prior to the 30th day following March 22, 2006, covering the resale of all of our ordinary shares sold by us in the private placement and all of our ordinary shares issuable upon exercise of the warrants issued to the Selling Shareholders as part of the private placement. This prospectus is part of the registration statement filed to meet our obligations under the registration rights agreement.

We must cause this registration statement to become effective as soon as practicable, but in no event later than the 90th calendar day, or 105th calendar day in the event of a full review by the SEC, following March 22, 2006. If this registration statement is not declared effective by the SEC on or before the 90th day, or 105th day, if applicable, registration deadline, or if after this registration statement has been declared effective by the SEC, sales of the ADRs representing ordinary shares covered by the registration statement cannot be made pursuant to this registration statement for any reason, then at the time of the event, we are required to make payments to the Selling Shareholders in the amount of 2.0% per month of the aggregate purchase price paid in the private placement by the Selling Shareholders for the ADRs representing our ordinary shares held by the Selling Shareholders. If we fail to make this payment within seven days after the date payable, we will pay interest at a rate of 15% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the holder.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VivoQuest - Unaudited Pro Forma Financial Information

In September 2005, we licensed from VivoQuest, Inc., a U.S. privately-held company which is a development stage enterprise, exclusive worldwide rights to VivoQuest’s intellectual property and technology, covering a proprietary compound library, including VivoQuest’s lead hepatitis C compounds. In addition, we acquired from VivoQuest certain assets, including VivoQuest’s laboratory equipment, assumed VivoQuest’s lease of its laboratory space and certain research and development employees.

In connection with the VivoQuest transaction, we:

(1)
issued 1,314,420 of our ordinary shares with an aggregate value of $1,391,000 (calculated based upon the average of the closing prices per share for the period commencing two days before, and ending two days after, the closing of the transaction);

(2)	paid approximately $400,000 to VivoQuest to fund certain of their operating expenses prior to the closing of the transaction, and incurred $148,000 in direct expenses associated with the transaction;

(3)
agreed to make additional contingent milestone payments triggered by certain regulatory and sales targets, totaling up to $34.6 million, $25.0 million of which will be due upon or following regulatory approval or actual product sales, which are payable in cash or ordinary shares at our election (no contingent consideration has been paid pursuant to the license agreement as of the balance sheet date, because none of the milestones have been achieved - the contingent consideration will be recorded as part of the acquisition costs in the future); and

(4)	agreed to make royalty payments on future product sales.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

As VivoQuest is a development stage enterprise that had not yet commenced its planned principal operations, we accounted for the transaction as an acquisition of assets pursuant to the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” or FAS 142. Accordingly, the purchase price was allocated to the individual assets acquired, based on their estimated fair values, and no goodwill was recorded.

The purchase price consisted of:

($ in thousands)
Fair value of XTLbio’s ordinary shares	$1,391
Cash consideration paid	400
Direct expenses associated with the VivoQuest transaction	148
Total purchase price	$1,939

The tangible and intangible assets acquired consisted of the following:

($ in thousands)
Tangible assets acquired - property and equipment	$113
Intangible assets acquired:
In-process research and development	1,783
Assembled workforce	43
Total intangible assets acquired	1,826
Total tangible and intangible assets acquired	$1,939

The amount allocated to in-process research and development represents the estimated fair value of purchased in-process research and development that, as of the transaction date, have not reached technological feasibility and have no proven alternative future use. Accordingly, they were charged in the consolidated statement of operations as “in- process research and development costs.”

The assembled workforce that was acquired is being amortized using the straight-line method over its estimated useful life of three years, and is classified as “intangible assets” on our balance sheet.

The following unaudited pro forma financial information presents the combined results of operations of XTLbio and VivoQuest as if the VivoQuest transaction had occurred as of January 1, 2005. The unaudited pro forma financial information is not necessarily indicative of what our consolidated results of operations actually would have been had we completed the transaction on the dates indicated. In addition, the unaudited pro forma financial information does not purport to project our future results of operations.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL Biopharmaceuticals Ltd.
Unaudited Proforma Condensed Statement of Operations
For the Year Ended December 31, 2005
($ in thousands, except share and per share amounts)

	Historical XTLbio	Historical VivoQuest[1]	Pro forma adjustments		Pro forma combined
Revenues	$3,197	--	--		$3,197
Cost of revenues	2,797	--	--		2,797
Gross margin	400	--	--		400

Research and development	7,313	2,186	623(a)(b	)	10,122
In-process research and development	1,783	--	(1,783)(c	)	--
General and administrative	5,457	740	70(b	)	6,267
Business development	227	--	--		227
Depreciation and amortization	--	282	(282)(b	)	--

Operating loss	(14,380)	(3,208)			(16,216)

Other income (expense)
Financial income, net	443	(342)	358(d	)	459
Dividends on preferred stock	--	(1,108)	1,108(e	)
Taxes on income	(78)	--			(78)

Net loss	$(14,015)	(4,568)			$(15,835)

Net loss per ordinary share	(0.08)				(0.09)
Weighted average shares outstanding	170,123,003		947,102(f	)	171,070,105

1 Until completion of the transaction in September 2005.

The following pro forma adjustments have been made to the unaudited proforma condensed statement of operations:

(a)
An amount of $400,000 representing the interim funding provided by XTLbio to VivoQuest which reduced VivoQuest’s research and development costs has been eliminated (the amount has been included in in-process research and development in our historical financial statements). In addition, an amount of $11,000 has been included to account for the amortization of the assembled workforce, as if the transaction had occurred on January 1, 2005.

(b)	VivoQuest’s historical depreciation and amortization expense of $282,000 has been allocated between research and development ($212,000) and general and administrative ($70,000).

(c)
The one-time charge of $1,783,000 to expense for the fair value of the in-process research and development has been excluded from the unaudited pro forma condensed combined consolidated statement of operations due to its non-recurring nature.

(d)	Interest expense of $358,000 related to VivoQuest’s convertible debentures, that were not assumed, has been eliminated.

(e)	Dividends on preferred stock of $1,018,000, that were not assumed, have been eliminated.

(f)
An amount of 947,102 ordinary shares have been added to the weighted average shares outstanding to present the weighted average shares outstanding as if the transaction had occurred on  January 1, 2005.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this report, including matters discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are intended to identify such forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation, those discussed under “Risks Factors” and elsewhere in this report, as well as factors which may be identified from time to time in our other filings with the Securities and Exchange Commission, or the SEC, or in the documents where such forward-looking statements appear. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

The forward-looking statements contained in this report reflect our views and assumptions only as of the date this report is signed. Except as required by law, we assume no responsibility for updating any forward-looking statements.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

RISK FACTORS

Before you invest in our ordinary shares or ADRs, you should understand the high degree of risk involved. You should carefully consider the risks described below and other information in this prospectus, including our financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our ordinary shares or ADRs. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our ordinary shares or ADRs could decline and you could lose part or all of your investment.

Risks Related to Our Business

We have a limited operating history and have incurred substantial operating losses since our inception. We expect to continue to incur losses in the future and may never become profitable.

We have a limited operating history. You should consider our prospects in light of the risks and difficulties frequently encountered by development stage companies. In addition, we have incurred operating losses since our inception and expect to continue to incur operating losses for the foreseeable future. As of December 31, 2005, we had an accumulated deficit of approximately $100 million. We may continue to incur substantial operating losses even if we begin to generate revenues from our drug candidates or technologies. Consequently, if those revenues are insufficient to cover development and other expenditures we may incur, we may never become profitable.

We have not received approval for the sale of any of our products in any market and, therefore, have not generated any commercial revenues from the sales of our products. We have relied on equity financings to fund our operations.

We have not yet commercialized any of our drug candidates or technologies and cannot be sure we will ever be able to do so. Even if we commercialize one or more of our drug candidates or technologies, we may not become profitable. Our ability to achieve profitability depends on a number of factors, including our ability to complete our development efforts, obtain regulatory approval for our drug candidates and technologies and successfully commercialize them. Moreover, we have relied on equity financings to fund our operations, and we expect to use, rather than generate, funds from operations for the foreseeable future. See “- Risks Related to our Financial Condition” below.

If we are unable to successfully complete our clinical trial programs for our drug candidates, or if such clinical trials take longer to complete than we project, our ability to execute our current business strategy will be adversely affected.

Whether or not and how quickly we complete clinical trials is dependent in part upon the rate at which we are able to engage clinical trial sites and, thereafter, the rate of enrollment of patients. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. If we experience delays in identifying and contracting with sites and/or in patient enrollment in our clinical trial programs, we may incur additional costs and delays in our development programs and may not be able to complete our clinical trials on a cost-effective basis.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

If third parties on which we rely for clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our products.

We depend on independent clinical investigators, contract research organizations and other third-party service providers to conduct the clinical trials of our drug candidates and technologies and expect to continue to do so. We rely heavily on these parties for successful execution of our clinical trials, but we do not control many aspects of their activities. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with the general investigational plan and protocol. Our reliance on these third parties that we do not control does not relieve us of our responsibility to comply with the regulations and standards of the U.S. Food and Drug Administration, or the FDA, relating to good clinical practices. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or the applicable trial’s plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our products or result in enforcement action against us.

If the clinical data related to our drug candidates and technologies do not confirm positive early clinical data or preclinical data, our corporate strategy and financial results will be adversely impacted.

All of our drug candidates and technologies are in preclinical or clinical stages. Specifically, one of our drug candidates, HepeX-B, was recently studied in a Phase IIb trial, XTL-2125 and XTL-6865 are currently in a Phase I clinical trial and one of our programs under development, DOS, has not yet been tested in humans. In order for our candidates to proceed to later stage clinical testing, they must show positive preclinical or clinical data. While HepeX-B, XTL-6865 and XTL-2125 have shown promising preclinical data and HepeX-B has shown promising clinical data, preliminary results of pre-clinical or clinical tests do not necessarily predict the final results, and promising results in pre-clinical or early clinical testing might not be obtained in later clinical trials. Drug candidates in the later stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. Any negative results from future tests may prevent us from proceeding to later stage clinical testing which would materially impact our corporate strategy and our financial results may be adversely impacted.

We have limited experience in conducting and managing clinical trials necessary to obtain regulatory approvals. If our drug candidates and technologies do not receive the necessary regulatory approvals, we will be unable to commercialize our products.

We have not received, and may never receive, regulatory approval for commercial sale for any of our products. We currently do not have any drug candidates or technologies pending approval with the FDA or with regulatory authorities of other countries. We will need to conduct significant additional research and human testing before we can apply for product approval with the FDA or with regulatory authorities of other countries. Pre-clinical testing and clinical development are long, expensive and uncertain processes. Satisfaction of regulatory requirements typically depends on the nature, complexity and novelty of the product and requires the expenditure of substantial resources. Regulators may not interpret data obtained from pre-clinical and clinical tests of our drug candidates and technologies the same way that we do, which could delay, limit or prevent our receipt of regulatory approval. It may take us many years to complete the testing of our drug candidates and technologies, and failure can occur at any stage of this process. Negative or inconclusive results or medical events during a clinical trial could cause us to delay or terminate our development efforts.

Clinical trials also have a high risk of failure. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials. If we experience delays in the testing or approval process or if we need to perform more or larger clinical trials than originally planned, our financial results and the commercial prospects for our drug candidates and technologies may be materially impaired. In addition, we have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval in the United States and abroad and, accordingly, may encounter unforeseen problems and delays in the approval process.

Even if regulatory approval is obtained, our products and their manufacture will be subject to continual review, and there can be no assurance that such approval will not be subsequently withdrawn or restricted. Changes in applicable legislation or regulatory policies, or discovery of problems with the products or their manufacture, may result in the imposition of regulatory restrictions, including withdrawal of the product from the market, or result in increased costs to us.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Because we license some of our proprietary technologies from third-parties, some of these third-parties could prevent us from licensing our drug candidates.

We do not own all of our drug candidates and technologies. We have licensed the patent rights to some of our drug candidates and/or the technologies on which they are based from others. Specifically, we have licensed the two human monoclonal antibodies comprising XTL-6865 from Stanford University and DRK-Blutspendedienst Baden-Wurttemberg, we have licensed XTL-2125 from B&C Biopharm Co. Ltd., and we have licensed certain other Hepatitis C virus, or HCV, compounds from VivoQuest Inc., or VivoQuest. We have also licensed the Trimera technology upon which certain of our current programs are based from the Yeda Research and Development Company Ltd., which we refer to as Yeda. These license agreements require us to meet development or financing milestones and impose development and commercialization due diligence requirements on us. In addition, under these agreements, we must pay royalties on sales of products resulting from licensed drugs and technologies and pay the patent filing, prosecution and maintenance costs related to the licenses. While we have the right to defend patent rights related to our licensed drug candidates and technologies, we are not obligated to do so. In the event that we decide to defend our licensed patent rights, we will be obligated to cover all of the expenses associated with that effort. If we do not meet our obligations in a timely manner or if we otherwise breach the terms of our agreements, our licensors could terminate the agreements, and we would lose the rights to our drug candidates and technologies. For a further discussion on our license agreements, the patent rights related to those licenses, and the expiration dates of those patent rights, see “Business - Business Overview - Intellectual Property and Patents” and “Business - Business Overview - Licensing Agreements and Collaborations” below. In addition, see “- Risks Related to Our Intellectual Property” below regarding potential issues related to the use of patents owned by third-parties.

In addition, under the terms of our license agreement with Yeda, we are required to obtain their approval under the license in order to grant sub-licenses to collaborative partners to develop or commercialize products or products derived from technologies under the license. The requirement of obtaining these approvals, and any conditions that Yeda may impose upon such approvals, could have the effect of delaying or impeding our ability to enter into agreements with collaborative partners or result in our having to accept terms and conditions that might not be favorable to us. For a discussion of further required approvals, see “- Risks Relating to Operations in Israel” below regarding potential restrictions from the Office of the Chief Scientist regarding the manufacture of our drug candidates outside the State of Israel.

If we do not establish or maintain drug development and marketing arrangements with third parties, we may be unable to commercialize our drug candidates and technologies into products.

We are an emerging company and do not possess all of the capabilities to fully commercialize our drug candidates and technologies on our own. From time to time, we may need to contract with third parties to:

•	assist us in developing, testing and obtaining regulatory approval for some of our compounds and technologies;

•	manufacture our drug candidates; and

•	market and distribute our products.

We can provide no assurance that we will be able to successfully enter into agreements with such third-parties on terms that are acceptable to us. If we are unable to successfully contract with third parties for these services when needed, or if existing arrangements for these services are terminated, whether or not through our actions, or if such third parties do not fully perform under these arrangements, we may have to delay, scale back or end one or more of our drug development programs or seek to develop or commercialize our drug candidates and technologies independently, which could result in delays. Further, such failure could result in the termination of license rights to one or more of our drug candidates and technologies. Moreover, if these development or marketing agreements take the form of a partnership or strategic alliance, such arrangements may provide our collaborators with significant discretion in determining the efforts and resources that they will apply to the development and commercialization of our products. Accordingly, to the extent that we rely on third parties to research, develop or commercialize our products, we are unable to control whether such products will be scientifically or commercially successful.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

For example, in June 2004, we announced the completion of a license agreement with Cubist Pharmaceuticals, Inc., or Cubist, for the worldwide development and commercialization of HepeX-B. Under this agreement, we were responsible for certain clinical and product development activities of HepeX-B through August 2005, at the expense of Cubist. Thereafter, we transferred full responsibility for completing the development of HepeX-B to Cubist. Cubist will be responsible for completing the development and for registration and commercialization of the product worldwide. Accordingly, to a significant degree, we are unable to control whether HepeX-B will be scientifically or commercially successful. In addition, Cubist recently met with the FDA to discuss proposed changes to the method of manufacture and formulation of HepeX-B. The objective of the manufacturing change is to provide a stable platform for commercialization. Cubist will meet again with the FDA in the first-half of 2006 to discuss the implications of these changes on the next stage of the clinical program. There can be no assurance that they will be successful in developing HepeX-B for commercialization, and, as a result, no assurance that we will receive any proceeds from the sale of HepeX-B.

If our products fail to achieve market acceptance, we will never record meaningful revenues.

Even if our products are approved for sale, they may not be commercially successful in the marketplace. Market acceptance of our product candidates will depend on a number of factors, including:

•	perceptions by members of the health care community, including physicians, of the safety and efficacy of our products;

•	the rates of adoption of our products by medical practitioners and the target populations for our products;

•	the potential advantages that our products offer over existing treatment methods or other products that may be developed;

•	the cost-effectiveness of our products relative to competing products;

•	the availability of government or third-party payor reimbursement for our products;

•	the side effects or unfavorable publicity concerning our products or similar products; and

•	the effectiveness of our sales, marketing and distribution efforts.

Because we expect sales of our products to generate substantially all of our revenues in the long-term, the failure of our products to find market acceptance would harm our business and could require us to seek additional financing or other sources of revenue.

If the third parties upon whom we rely to manufacture our products do not successfully manufacture our products, our business will be harmed.

We do not currently have the ability to manufacture ourselves the compounds that we need to conduct our clinical trials and rely upon a limited number of manufacturers to supply our drug candidates. We have no experience in manufacturing compounds for clinical or commercial purposes and do not have any manufacturing facilities. We rely upon, and intend to continue to rely upon, third parties to manufacture our drug candidates for use in clinical trials and for future sales. In order to commercialize our products, such products will need to be manufactured in commercial quantities while adhering to all regulatory and other requirements, all at an acceptable cost. We may not be able to enter into future third-party contract manufacturing agreements on acceptable terms, if at all.

We expect to continue to rely on contract manufacturers and other third parties to produce sufficient quantities of our drug candidates for use in our clinical trials. See “Business - Business Overview - Supply and Manufacturing” below. We believe that our existing manufacturing arrangements with these parties will be adequate to satisfy our current clinical supply needs for XTL-2125 and XTL-6865. Future supply of the HepeX-B clinical material will be manufactured by a contract manufacturer to be selected by our partner Cubist Pharmaceuticals Inc. If our contract manufacturers or other third parties fail to deliver our product candidates for clinical use on a timely basis, with sufficient quality, and at commercially reasonable prices, and we fail to find replacement manufacturers, we may be required to delay or suspend clinical trials or otherwise discontinue development and production of our drug candidates.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Our contract manufacturers are required to produce our drug candidates in strict compliance with current good manufacturing practices, or cGMP, in order to meet acceptable standards for our clinical trials. If such standards change, the ability of contract manufacturers to produce our drug candidates on the schedule we require for our clinical trials may be affected. In addition, contract manufacturers may not perform their obligations under their agreements with us or may discontinue their business before the time required by us to successfully produce and market our drug candidates. Any difficulties or delays in our contractors’ manufacturing and supply of drug candidates could increase our costs, cause us to lose revenue or make us postpone or cancel clinical trials.

In addition, our contract manufacturers will be subject to ongoing periodic, unannounced inspections by the FDA and corresponding foreign governmental agencies to ensure strict compliance with, among other things, current good manufacturing practices, in addition to other governmental regulations and corresponding foreign standards. We will not have control over, other than by contract, third-party manufacturers’ compliance with these regulations and standards. No assurance can be given that our third-party manufacturers will comply with these regulations or other regulatory requirements now or in the future.

In the event that we are unable to obtain or retain third-party manufacturers, we will not be able to commercialize our products as planned. If third-party manufacturers fail to deliver the required quantities of our products on a timely basis and at commercially reasonable prices, our ability to develop and deliver products on a timely and competitive basis may be adversely impacted and our business, financial condition or results of operations will be materially harmed.

If our competitors develop and market products that are less expensive, more effective or safer than our products, our commercial opportunities may be reduced or eliminated.

The pharmaceutical industry is highly competitive. Our commercial opportunities may be reduced or eliminated if our competitors develop and market products that are less expensive, more effective or safer than our products. Other companies have drug candidates in various stages of pre-clinical or clinical development to treat diseases for which we are also seeking to discover and develop drug candidates. For a discussion of these competitors and their drug candidates, see “Business - Business Overview - Competition” below. Some of these potential competing drugs are further advanced in development than our drug candidates and may be commercialized earlier. Even if we are successful in developing safe, effective drugs, our products may not compete successfully with products produced by our competitors, who may be able to more effectively market their drugs.

Our competitors include pharmaceutical companies and biotechnology companies, as well as universities and public and private research institutions. In addition, companies that are active in different but related fields represent substantial competition for us. Many of our competitors have significantly greater capital resources, larger research and development staffs and facilities and greater experience in drug development, regulation, manufacturing and marketing than we do. These organizations also compete with us to recruit qualified personnel, attract partners for joint ventures or other collaborations, and license technologies that are competitive with ours. As a result, our competitors may be able to more easily develop products that could render our technologies or our drug candidates obsolete or noncompetitive.

If we lose our key personnel or are unable to attract and retain additional personnel, our business could be harmed.

As of March 31, 2006, we had 42 full-time employees. To successfully develop our drug candidates and technologies, we must be able to attract and retain highly skilled personnel. The retention of their services cannot be guaranteed. In particular, if we lose the services of Michael S. Weiss, our Chairman, or Ron Bentsur, our Chief Executive Officer, our ability to continue to execute on our business plan could be materially impaired. Our agreement with Mr. Weiss provides that he may terminate his agreement with us upon 30 days’ prior written notice if he is not re-elected as Chairman of our Board, his fees for service as Chairman are reduced by more than 10%, we breach any material term of his agreement, or there is a change of control or reorganization of our company. Our agreement with Mr. Bentsur provides that he may terminate his agreement with us upon 30 days’ prior written notice if he is no longer the highest ranking member of our company’s management team, his annual base salary is reduced by more than 10% (except where we have made similar deductions in the base salary of senior management throughout our company), we breach any material term of his agreement, or there is a change of control or reorganization of our company. We do not maintain a key man life insurance policy covering either Mr. Weiss or Mr. Bentsur.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Any acquisitions we make may dilute your equity or require a significant amount of our available cash and may not be scientifically or commercially successful.

As part of our business strategy, we may effect acquisitions to obtain additional businesses, products, technologies, capabilities and personnel. If we make one or more significant acquisitions in which the consideration includes our ordinary shares or other securities, your equity in us may be significantly diluted. If we make one or more significant acquisitions in which the consideration includes cash, we may be required to use a substantial portion of our available cash.

Acquisitions involve a number of operational risks, including:

•	difficulty and expense of assimilating the operations, technology and personnel of the acquired business;

•	our inability to retain the management, key personnel and other employees of the acquired business;

•	our inability to maintain the acquired company’s relationship with key third parties, such as alliance partners;

•	exposure to legal claims for activities of the acquired business prior to the acquisition;

•	the diversion of our management’s attention from our core business; and

•	the potential impairment of substantial goodwill and write-off of in-process research and development costs, adversely affecting our reported results of operations.

If any of these risks occur, it could have an adverse effect on both the business we acquire and our existing operations.

We face product liability risks and may not be able to obtain adequate insurance.

The use of our drug candidates and technologies in clinical trials, and the sale of any approved products, exposes us to liability claims. Although we are not aware of any historical or anticipated product liability claims against us, if we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to cease clinical trials of our drug candidates and technologies or limit commercialization of any approved products.

We believe that we have obtained sufficient product liability insurance coverage for our clinical trials. We intend to expand our insurance coverage to include the commercial sale of any approved products if marketing approval is obtained; however, insurance coverage is becoming increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost. We may not be able to obtain additional insurance coverage that will be adequate to cover product liability risks that may arise. Regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for a product;

•	injury to our reputation;

•	inability to continue to develop a drug candidate or technology;

•	withdrawal of clinical trial volunteers; and

•	loss of revenues.

Consequently, a product liability claim or product recall may result in material losses.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Risks Related to Our Financial Condition

If we are unable to obtain additional funds on terms favorable to us, or at all, we may not be able to continue our operations.

We expect to use, rather than generate, funds from operations for the foreseeable future. We currently have an average projected burn rate of approximately $1.1 million per month in 2006. Based on our current business plan, with the proceeds of our recent private placement that closed in March 2006, we believe we have sufficient resources to fund our operations for approximately the next 24 months; however, the actual amount of funds that we will need will be determined by many factors, some of which are beyond our control. These factors include:

•	the progress of our development activities;

•	the progress of our research activities;

•	the number and scope of our development programs;

•	our ability to establish and maintain current and new licensing or acquisition arrangements;

•	our ability to achieve our milestones under our licensing arrangements;

•	the costs involved in enforcing patent claims and other intellectual property rights; and

•	the costs and timing of regulatory approvals.

We may seek additional capital through a combination of public and private equity offerings, debt financings and collaborative, strategic alliance and licensing arrangements. We have made no determination at this time as to the amount, method or timing of any such financing. Such additional financing may not be available when we need it. If we are unable to obtain additional funds on terms favorable to us or at all, we may be required to cease or reduce our operating activities or sell or license to third parties some or all of our technology. If we raise additional funds by selling ordinary shares or other securities, the ownership interests of our shareholders will be diluted. If we need to raise additional funds through the sale or license of our drug candidates or technology, we may be unable to do so on terms favorable to us.

We may be exposed to a significant tax assessment in Israel, which, if payable, could adversely affect our available resources.

In 2005, we received an assessment from the Israeli tax authorities of approximately $730,000 (including fines and interest expenses) related to withholding taxes for taxable employee benefits and taxable income in Israel paid to foreign companies during the periods of 2001-2004. We have recorded an accrual which we believe reflects the probable liability associated with this assessment. There can be no assurance that this accrual will be sufficient to cover the actual assessment, if any.

We may become subject to taxation in the United States, which could significantly increase our tax liability in the United States for which we could not apply the net losses accumulated in Israel.

The residency of the Chairman of our Board of Directors and our Chief Executive Officer in the United States, as well as other less significant contacts we have with the U.S. could lead to a determination by the U.S. Internal Revenue Service that we have a "permanent establishment" in the U.S. beginning in 2005. As a result, any income attributable to such permanent establishment in the U.S. could be subject to U.S. corporate tax. If this is the case, we may not be able to utilize any of the accumulated loss carryforwards shown on our balance sheet at December 31, 2005, to offset any such tax liability since they were all accumulated under Israeli tax laws. U.S. corporate tax rates are higher than those to which we are subject in the State of Israel, and if we are subject to U.S. corporate tax, it would have a material adverse effect on our results of operations.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Risks Related to Our Intellectual Property

If we are unable to adequately protect our intellectual property, third parties may be able to use our technology, which could adversely affect our ability to compete in the market.

Our commercial success will depend in part on our ability and the ability of our licensors to obtain and maintain patent protection on our drug products and technologies and successfully defend these patents and technologies against third-party challenges. As part of our business strategy, our policy is to actively file patent applications in the U.S. and internationally to cover methods of use, new chemical compounds, pharmaceutical compositions and dosing of the compounds and composition and improvements in each of these. See “Business - Business Overview - Intellectual Property and Patents” below regarding our patent position with regard to our product candidates.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, the patents we use may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. The patents we use may be challenged or invalidated or may fail to provide us with any competitive advantage. Moreover, in certain parts of the world, such as in China, western companies are adversely affected by poor enforcement of intellectual property rights. See “Business - Business Overview - License Agreements and Collaborations” below regarding our license of Ab65, a component of XTL-6865.

Generally, patent applications in the U.S. are maintained in secrecy for a period of 18 months or more. Since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we are not certain that we were the first to make the inventions covered by each of our pending patent applications or that we were the first to file those patent applications. We cannot predict the breadth of claims allowed in biotechnology and pharmaceutical patents, or their enforceability. Third parties or competitors may challenge or circumvent our patents or patent applications, if issued. If our competitors prepare and file patent applications in the United States that claim compounds or technology also claimed by us, we may choose to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost, even if the eventual outcome is favorable to us. While we have the right to defend patent rights related to the licensed drug candidates and technologies, we are not obligated to do so. In the event that we decide to defend our licensed patent rights, we will be obligated to cover all of the expenses associated with that effort. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before we commercialize any of our products, any related patent may expire or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent.

Moreover, we rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. Trade secrets are difficult to protect. While we require our employees, collaborators and consultants to enter into confidentiality agreements, this may not be sufficient to adequately protect our trade secrets or other proprietary information. In addition, we share ownership and publication rights to data relating to some of our drug candidates and technologies with our research collaborators and scientific advisors. If we cannot maintain the confidentiality of this information, our ability to receive patent protection or protect our proprietary information will be at risk.

Specifically, we intend to apply for patent protection for each new monoclonal antibody produced. Such patents may include claims relating to novel human monoclonal antibodies directed at targets for which other human monoclonal antibodies already exist, or at targets which are protected by patents or patent applications filed by third parties. No assurance can be given that any such patent application by a third-party will not have priority over patent applications filed by us.

Several groups are attempting to produce and patent a chimeric mouse with human tissue. To the extent any patents issued to other parties claiming, in general, mouse-human chimeras, the risk increases that the potential products and processes of our or our future strategic partners may give rise to claims of patent infringement.

We plan to use the recombinant production of antibodies in Chinese Hamster Ovary cells, or CHO cells, in the development and production of some of our products. Patents relating to this method of antibody production are owned by third-parties. We are also aware that third parties have patent protection covering hepatitis C antigens and antibodies, which will be needed in order to commercialize XTL-6865. If we or our collaborative partners are unable to license such patent rights on commercially acceptable terms, the ability to develop, manufacture and sell these products could be impaired. Further, royalties payable to third parties may reduce the payments we will receive from our licensees or development partners.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

In addition to patent protection, we may utilize orphan drug regulations to provide market exclusivity for certain of our drug candidates. The orphan drug regulations of the FDA provide incentives to pharmaceutical and biotechnology companies to develop and manufacture drugs for the treatment of rare diseases, currently defined as diseases that exist in fewer than 200,000 individuals in the United States, or, diseases that affect more than 200,000 individuals in the United States but that the sponsor does not realistically anticipate will generate a net profit. Under these provisions, a manufacturer of a designated orphan drug can seek tax benefits, and the holder of the first FDA approval of a designated orphan product will be granted a seven-year period of marketing exclusivity for such FDA-approved orphan product. We believe that certain of the indications for our drug candidates will be eligible for orphan drug designation. However, we cannot guarantee that any drug candidates will qualify, and, if any do qualify, that we will be the holder of the first FDA approval of such qualifying drug candidates.

Litigation or third-party claims of intellectual property infringement could require us to spend substantial time and money defending such claims and adversely affect our ability to develop and commercialize our products.

Third parties may assert that we are using their proprietary technology without authorization. In addition, third parties may have or obtain patents in the future and claim that our products infringe their patents. If we are required to defend against patent suits brought by third parties, or if we sue third parties to protect our patent rights, we may be required to pay substantial litigation costs, and our management’s attention may be diverted from operating our business. In addition, any legal action against our licensors or us that seeks damages or an injunction of our commercial activities relating to the affected products could subject us to monetary liability and require our licensors or us to obtain a license to continue to use the affected technologies. We cannot predict whether our licensors or we would prevail in any of these types of actions or that any required license would be made available on commercially acceptable terms, if at all.

In addition, there can be no assurance that our patents or patent applications or those licensed to us will not become involved in opposition or revocation proceedings instituted by third parties. If such proceedings were initiated against one or more of our patents, or those licensed to us, the defense of such rights could involve substantial costs and the outcome could not be predicted.

Competitors or potential competitors may have filed applications for, may have been granted patents for, or may obtain additional patents and proprietary rights that may relate to compounds or technologies competitive with ours. If patents are granted to other parties that contain claims having a scope that is interpreted to cover any of our products (including the manufacture thereof), there can be no assurance that we will be able to obtain licenses to such patents at reasonable cost, if at all, or be able to develop or obtain alternative technology.

Risks Related to Our Ordinary Shares and ADRs

Our ADRs are traded in small volumes, limiting your ability to sell the ADRs you will receive that represent ordinary shares at a desirable price, if at all.

The trading volume of our ADRs has traditionally been very low. Even if the trading volume of our ADRs increases, we can give no assurance that it will be maintained or will result in a desirable stock price. As a result of this low trading volume, it may be difficult to identify buyers to whom you can sell your ADRs and you may be unable to sell your ADRs at an established market price, at a price that is favorable to you, or at all. A low volume market also limits your ability to sell large blocks of our ADRs at a desirable or stable price at any one time. You should be prepared to own our ordinary shares and ADRs indefinitely.

Sales of substantial amounts of our ADRs in the public market could harm the market price of our ADRs.

We cannot predict the effect, if any, that future sales of our ADRs in the public market, or the availability of our ADRs for sale in the market, will have on the market price of our ADRs. We, therefore, can give no assurance that sales of substantial amounts of our ADRs in the public market, or the potential for large amounts of sales in the market, whether by investors in the recent private placement, under any registration statement or otherwise, would not cause the price of our ADRs to decline considerably or impair our future ability to raise capital through sales of our ADRs.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Our stock price can be volatile, which increases the risk of litigation and may result in a significant decline in the value of your investment.

The trading price of the ADRs representing our ordinary shares is likely to be highly volatile and subject to wide fluctuations in price in response to various factors, many of which are beyond our control. These factors include:

•	developments concerning our drug candidates;

•	announcements of technological innovations by us or our competitors;

•	introductions or announcements of new products by us or our competitors;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in financial estimates by securities analysts;

•	actual or anticipated variations in interim operating results;

•	expiration or termination of licenses, research contracts or other collaboration agreements;

•	conditions or trends in the regulatory climate and the biotechnology and pharmaceutical industries;

•	changes in the market valuations of similar companies; and

•	additions or departures of key personnel.

In addition, equity markets in general, and the market for biotechnology and life sciences companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. These broad market and industry factors may materially affect the market price of our ordinary shares, regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs to defend such claims and divert management’s attention and resources even if we prevail in the litigation, all of which could seriously harm our business.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Future issuances of our ordinary shares could depress the market for our ordinary shares and ADRs.

Future issuances of a substantial number of our ordinary shares, or the perception by the market that those issuances could occur, could cause the market price of our ordinary shares or ADRs to decline or could make it more difficult for us to raise funds through the sale of equity in the future.

If we make one or more significant acquisitions in which the consideration includes ordinary shares or other securities, your equity in us may be significantly diluted. Pursuant to a license agreement with VivoQuest, Inc., or VivoQuest, a privately held biotechnology company based in the U.S., we licensed (in all fields of use) certain intellectual property and technology related to VivoQuest’s HCV program, and we may elect to issue up to an additional $34.6 million in ordinary shares in lieu of cash to VivoQuest upon achievement of certain milestones. In the future, we may enter into additional arrangements with other third-parties permitting us to issue ordinary shares in lieu of certain cash payments such as milestones.

Our ordinary shares and ADRs trade on more than one market, and this may result in price variations.

Our ordinary shares are traded on the London Stock Exchange and the Tel Aviv Stock Exchange and ADRs representing our ordinary shares are quoted on the Nasdaq National Market. Trading in our securities on these markets are made in different currencies and at different times, including as a result of different time zones, different trading days and different public holidays in the United States, Israel and the United Kingdom. Consequently, the effective trading prices of our shares on these three markets may differ. Any decrease in the trading price of our shares on one of these markets could cause a decrease in the trading price of our shares on the other market.

Holders of our ordinary shares who are United States residents may be required to pay additional income taxes.

There is a risk that we will be classified as a Passive Foreign Investment Company, or PFIC, for certain tax years. If we are classified as a PFIC, a U.S. holder of our ordinary shares or ADRs representing our ordinary shares will be subject to special federal income tax rules that determine the amount of federal income tax imposed on income derived with respect to the PFIC shares. We will be a PFIC if either 75% or more of our gross income in a tax year is passive income or the average percentage of our assets (by value) that produce or are held for the production of passive income is at least 50%. The risk that we will be classified as a PFIC arises because under applicable rules issued by the U.S. Internal Revenue Service, or the IRS, cash balances, even if held as working capital, are considered to be assets that produce passive income. Therefore, any determination of PFIC status will depend upon the sources of our income and the relative values of passive and non- passive assets, including goodwill. A determination as to a corporation’s status as a PFIC must be made annually. We believe that we were a PFIC for the taxable year ended December 31, 2003. We believe that we were likely not a PFIC for the taxable years ended December 31, 2004 and 2005. Although such a determination is fundamentally factual in nature and generally cannot be made until the close of the applicable taxable year, based on our current operations, we believe that there is a significant likelihood that we will be classified as a PFIC in the 2006 taxable year and possibly in subsequent years.

If we are classified as a PFIC at any time during the U.S. holder’s holding period for our stock, the federal income tax imposed on a U.S. holder with respect to income derived from our stock will be determined under a special regime, which applies upon (a) the receipt of any “excess distribution” from us (generally, distributions in any year that are greater than 125% of the average annual distributions received by such U.S. holder in the three preceding years or its holding period, if shorter) and (b) the sale or disposition of our stock. Under this special regime, the excess distribution or realized gain is treated as ordinary income. The federal income tax on such ordinary income is determined under the following steps: (i) the amount of the excess distribution or gain is allocated ratably over the U.S. holder's holding period; (ii) tax is determined for amounts allocated to the first such year in which we qualified as a PFIC and all subsequent years (except the year in which the excess distribution or the sale occurred) by applying the highest applicable tax rate in effect in the year to which the income was allocated; (iii) an interest charge is added to this tax calculated by applying the underpayment interest rate to the tax for each year determined under the preceding sentence for the period from the due date of the income tax return for such year to the due date of the return for the year in which in which the excess distribution or the disposition occurred; and (iv) amounts allocated to a year prior to the first year in the U.S. holder’s holding period in which we were a PFIC or to the year in which the excess distribution or the disposition occurred are taxed as ordinary income and no interest charge applies.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

A U.S. holder may generally avoid this regime by electing to treat its PFIC shares as a “qualified electing fund.” If a U.S. holder elects to treat PFIC shares as a qualified electing fund, the U.S. holder must include annually in gross income (for each year in which PFIC status is met) his pro rata share of the PFIC’s ordinary earnings and net capital gains, whether or not such amounts are actually distributed to the U.S. holder. Since fiscal 2005, we have complied with the record-keeping and reporting requirements that are a prerequisite to making a “qualified electing fund” election. While we plan to continue to comply with such requirements, if, in the future, meeting those record-keeping and reporting requirements becomes onerous, we may decide, in our sole discretion, that such compliance is impractical and will so notify U.S. holders.

In view of the complexity of the issues regarding our treatment as a PFIC, U.S. shareholders are urged to consult their own tax advisors for guidance as to our status as a PFIC.

For further discussion of tax consequences if we are a PFIC, see “Taxation - United States Federal Income Tax Considerations - Tax Consequences If We Are A Passive Foreign Investment Company” below.

Provisions of Israeli corporate law may delay, prevent or affect a potential acquisition of all or a significant portion of our shares or assets and therefore depress the price of our ordinary shares.

Israeli corporate law regulates acquisitions of shares through tender offers. It requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. The provisions of Israeli law may delay or prevent an acquisition, or make it less desirable to a potential acquirer and therefore depress the price of our shares. Further, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders.

Israeli corporate law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of such acquisition, the purchaser would become shareholder with over 25% of the voting rights in the company. This rule does not apply if there is already another shareholder of the company with 25% or more of the voting rights. Similarly, Israeli corporate law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser's shareholdings would entitle the purchaser to over 45% of the voting rights in the company, unless there is a shareholder with 50% or more of the voting rights in the company. These rules do not apply if the acquisition is made by way of a merger. Regulations promulgated under Israeli corporate law provide that these tender offer requirements do not apply to companies whose shares are listed for trading outside of Israel if, according to the law in the country in which the shares are traded, including the rules and regulations of the stock exchange or which the shares are traded, either:

•	there is a limitation on acquisition of any level of control of the company; or

•	the acquisition of any level of control requires the purchaser to do so by means of a tender offer to the public.

Finally, in general, Israeli tax law treats specified acquisitions less favorably than does U.S. tax law. See "Taxation -Israeli Tax Considerations" below.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Our ADR holders are not shareholders and do not have shareholder rights

The Bank of New York, as depositary, executes and delivers our American Depositary Receipts, or ADRs, on our behalf. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Our ADR holders will not be treated as shareholders and do not have the rights of shareholders. The depositary will be the holder of the shares underlying our ADRs. Holders of our ADRs will have ADR holder rights. A deposit agreement among us, the depositary and our ADR holders, and the beneficial owners of ADRs, sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs. For a description of ADR holder rights, see “Description of American Depositary Shares.” Our shareholders have shareholder rights. Israeli law and our Articles of Association govern shareholder rights. For a description of our shareholders’ rights, see “Share Capital - Articles of Association - Rights Attached to Ordinary Shares.” Our ADR holders do not have the same voting rights as our shareholders. Shareholders are entitled to our notices of general meetings and to attend and vote at our general meetings of shareholders. At a general meeting, every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote on a show of hands. Every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote per fully paid ordinary share on a poll. This is subject to any other rights or restrictions which may be attached to any shares. Our ADR holders may instruct the depositary to vote the ordinary shares underlying their ADRs, but only if we ask the depositary to ask for their instructions. If we do not ask the depositary to ask for the instructions, our ADR holders are not entitled to receive our notices of general meeting or instruct the depositary how to vote. Our ADR holders will not be entitled to attend and vote at a general meeting unless they withdraw the ordinary shares. However, our ADR holders may not know about the meeting enough in advance to withdraw the shares. If we ask for our ADR holders’ instructions, the depositary will notify our ADR holders of the upcoming vote and arrange to deliver our voting materials and form of notice to them. The depositary will try, as far as practical, subject to the provisions of the deposit agreement, to vote the shares as our ADR holders instruct. The depositary will not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADR holders. We cannot assure our ADR holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. In addition, there may be other circumstances in which our ADR holders may not be able to exercise voting rights.

Our ADR holders do not have the same rights to receive dividends or other distributions as our shareholders. Subject to any special rights or restrictions attached to a share, the directors may determine that a dividend will be payable on a share and fix the amount, the time for payment and the method for payment (although we have never declared or paid any cash dividends on our ordinary stock and we do not anticipate paying any cash dividends in the foreseeable future). Dividends may be paid on shares of one class but not another and at different rates for different classes. Dividends and other distributions payable to our shareholders with respect to our ordinary shares generally will be payable directly to them. Any dividends or distributions payable with respect to ordinary shares will be paid to the depositary, which has agreed to pay to our ADR holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. Our ADR holders will receive these distributions in proportion to the number of shares their ADSs represent. In addition, there may be certain circumstances in which the depositary may not pay to our ADR holders amounts distributed by us as a dividend or distribution. See the risk factor “- There are circumstances where it may be unlawful or impractical to make distributions to the holders of our ADRs” below.

There are circumstances where it may be unlawful or impractical to make distributions to the holders of our ADRs.

The deposit agreement with the depositary allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. If a distribution is payable by us in New Israeli Shekels or Pounds Sterling, the depositary will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, our ADR holders may lose some of the value of the distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. This means that our ADR holders may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to them.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Risks Relating to Operations in Israel

Conditions in the Middle East and in Israel may harm our operations.

Certain of our research and development facilities and some of our suppliers are located in Israel. Political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, as well as incidents of civil unrest, military conflicts and terrorist actions. There has been a significant increase in violence since September 2000, which has continued with varying levels of severity through to the present. This state of hostility has caused security and economic problems for Israel. To date, we do not believe that the political and security situation has had a material adverse impact on our business, but we cannot give you any assurance that this will continue to be the case. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations and could make it more difficult for us to raise capital.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to an economic boycott. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Our results of operations may be adversely affected by inflation and foreign currency fluctuations.

We generate all of our revenues and hold most of our cash, cash equivalents, bank deposits and marketable securities in U.S. dollars. While a substantial amount of our operating expenses are in U.S. dollars, we incur a portion of our expenses in New Israeli Shekels (approximately 20% in 2005). In addition, we also pay for some of our services and supplies in the local currencies of our suppliers. As a result, we are exposed to the risk that the U.S. dollar will be devalued against the New Israeli Shekel or other currencies, and as result our financial results could be harmed if we are unable to guard against currency fluctuations in Israel or other countries in which services and supplies are obtained in the future. Accordingly, we may in the future enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of currencies. These measures, however, may not adequately protect us from the adverse effects of inflation in Israel. In addition, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the New Israeli Shekel in relation to the dollar or that the timing of any devaluation may lag behind inflation in Israel.

The Office of the Chief Scientist may refuse to approve the manufacture of our products outside the State of Israel.

We have in the past participated in programs offered by the Office of the Chief Scientist under the Industry, Trade and Labor Ministry of Israel that supports research and development activities. Through December 31, 2005, we have received $7.3 million in grants from the Office of the Chief Scientist for several projects, most of which are currently under development. Israeli law requires that the manufacture of products developed with government grants be carried out in Israel, unless the Office of the Chief Scientist provides a special approval to the contrary. This approval, if provided, is generally conditioned on an increase in the total amount to be repaid to the Office of the Chief Scientist to between 120% and 300% of the amount of funds granted. While we believe that the Office of the Chief Scientist does not unreasonably withhold approval if the request is based upon commercially justified circumstances and any royalty obligations to the Office of the Chief Scientist are sufficiently assured, the matter is solely within its discretion. We cannot be sure that such approval, if requested, would be granted upon terms satisfactory to us or granted at all. Without such approval, we would be unable to manufacture any products developed by this research outside of Israel, which may greatly restrict any potential revenues from such products.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

We may not continue to be entitled to certain tax benefits from the Israeli government.

We are entitled to receive certain tax benefits as a result of the Approved Enterprise status of our existing facilities in Israel. The Law for the Encouragement of Capital Investment, 1959, as amended, provides that a proposed capital investment in eligible facilities may, upon application to the Investment Center of the Ministry of Industry and Trade of the State of Israel, permit a company to recognize taxable income attributable to the Approved Enterprise subject to company tax at the maximum rate of 25% rather than the usual rate in 2006 of 31%. This usual rate is currently scheduled to decrease as follows: in 2007 - 29%, 2008 - 27%, 2009 - 26%, 2010 and after - 25%. For further discussion of these tax benefits, see “Taxation - Israeli Tax Considerations” below. To date we have not received any such tax benefits because we have not generated any taxable income to date. To maintain our eligibility for these tax benefits, we must meet certain reporting requirements and certain conditions that we have either obligated ourselves to meet or that are included in the Certificate of Approval from the Investment Center of the Ministry of Industry and Trade of the State of Israel. If we cease to become entitled to tax benefits, we may be required to pay repay corporate tax at the normal rate on all or part of the taxable income that we may generate from the eligible facilities in the future.

It may be difficult to enforce a U.S. judgment against us, our officers or our directors or to assert U.S. securities law claims in Israel.

Service of process upon us, since we are incorporated in Israel, and upon our directors and officers and our Israeli auditors, some of whom reside outside the United States, may be difficult to obtain within the United States. In addition, because substantially all of our assets and some of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States. There is a doubt as to the enforceability of civil liabilities under the Securities Act or the Exchange Act pursuant to original actions instituted in Israel. Subject to particular time limitations and provided certain conditions are met, executory judgments of a United States court for monetary damages in civil matters may be enforced by an Israeli court. For more information regarding the enforceability of civil liabilities against us, our directors and our executive officers, see “Description of Share Capital- Memorandum and Articles of Association - Enforceability of Civil Liabilities” below.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

USE OF PROCEEDS

Except for proceeds, if any, received in connection with the exercise of warrants, we will not receive any proceeds from the sale of ADRs by the Selling Shareholders. Any proceeds received in connection with the exercise of warrants will be used for general corporate purposes.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

PRICE RANGE OF ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES

Ordinary Shares

The primary trading market for our ordinary shares, having a nominal value of NIS 0.02, is the London Stock Exchange, where our shares have been listed and traded under the symbol “XTL” since our initial public offering in September of 2000. As of July 12, 2005, our ordinary shares are also listed on the Tel Aviv Stock Exchange under the symbol “XTL.” Since September 1, 2005, our ADRs have been traded on the Nasdaq Stock Market under the symbol “XTLB,” with each ADR representing ten ordinary shares.

The following table sets forth, for the periods indicated, the high and low reported sales prices of the ordinary shares on the London Stock Exchange. For comparative purposes only, we have also provided such figures translated into U.S. Dollars at an exchange rate of 1.742 U.S. Dollars per British Pound, as reported by the Bank of Israel on March 31, 2006.

	British Pence (p)		U.S. Dollar
Last Six Calendar Months	High	Low	High	Low
March 2006	44.00	34.25	0.77	0.60
February 2006	40.25	35.25	0.70	0.61
January 2006	45.00	40.25	0.78	0.70
December 2005	48.25	42.00	0.84	0.73
November 2005	53.00	44.75	0.92	0.78
October 2005	52.25	44.75	0.91	0.78

Financial Quarters During the Past Two Full Fiscal Years
First Quarter of 2006	45.00	34.25	0.78	0.60
Fourth Quarter of 2005	53.00	42.00	0.92	0.73
Third Quarter of 2005	61.75	38.00	1.08	0.66
Second Quarter of 2005	40.50	36.00	0.71	0.63
First Quarter of 2005	43.50	26.00	0.76	0.45
Fourth Quarter of 2004	25.50	13.00	0.44	0.23
Third Quarter of 2004	19.50	13.75	0.34	0.24
Second Quarter of 2004	32.25	17.00	0.56	0.30

Last Five Full Financial Years
2005	61.75	26.00	1.08	0.45
2004	32.25	13.00	0.56	0.23
2003	18.75	5.75	0.33	0.10
2002	64.00	11.50	1.11	0.20
2001	153.00	33.50	2.67	0.58

The following table sets forth, for the periods indicated, the high and low sales prices of the ordinary shares on the Tel Aviv Stock Exchange. For comparative purposes only, we have also provided such figures translated into U.S. Dollars at an exchange rate of 4.665 New Israeli Shekel per U.S. Dollar, as reported by the Bank of Israel on March 31, 2006.

	New Israeli Shekel		U.S. Dollar
Last Six Calendar Months	High	Low	High	Low
March 2006	3.61	2.86	0.77	0.61
February 2006	3.35	2.93	0.72	0.63
January 2006	3.66	3.21	0.78	0.69
December 2005	3.94	3.44	0.84	0.74
November 2005	4.31	3.69	0.92	0.79
October 2005	4.38	3.65	0.94	0.78

Financial Quarters Since Listing
First Quarter of 2006	3.66	2.86	0.78	0.61
Fourth Quarter of 2005	4.38	3.44	0.94	0.74

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

American Depositary Shares

The following table presents, for the periods indicated, the high and low market prices for our ADRs as reported on the Nasdaq Stock Market since September 1, 2005, the date on which our ADRs were initially quoted. Prior to the initial quotation of our ADRs on the Nasdaq Stock Market on September 1, 2005, our ADRs were not traded in any organized market and were not liquid. For a description of the rights of our ADRs, see “Description of American Depositary Receipts.”

	U.S. Dollar
Last Six Calendar Months	High	Low
March 2006	7.95	6.13
February 2006	7.23	6.39
January 2006	8.12	6.90
December 2005	8.84	7.10
November 2005	9.08	7.86
October 2005	9.50	7.91

Financial Quarters Since Listing
First Quarter of 2006	8.12	6.13
Fourth Quarter of 2005	9.50	7.10

As of March 31, 2006, there were 572,551 ADRs outstanding in the United States.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares and do not anticipate paying any such cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors.

In the event that we decide to pay a cash dividend from income that is tax exempt under our approved enterprise status, we would be liable for corporate tax on the amount distributed at the rate of up to 25%. See “Note 8 of our Consolidated Financial Statements.” Cash dividends may be paid by an Israeli company only out of retained earnings as calculated under Israeli law. We currently have no retained earnings and do not expect to have any retained earnings in the foreseeable future.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2005, as adjusted to reflect the effect of our private placement of 46,666,670 ordinary shares in the form of ADRs on March 22, 2006, and the receipt of the proceeds therefrom, net of estimated fees.

You should read this table in conjunction with “Selected Financial Data” and our combined financial statements and related notes included elsewhere in this prospectus.

(In thousands, except per share amounts)	As of December 31, 2005	Private Placement March 2006	As Adjusted
Cash, cash equivalents, bank deposits and marketable securities	$13,360	$24,400	$37,760
Shareholders’ equity:
Ordinary shares of NIS 0.02 par value (authorized 300,000,000 as of December 31, 2005; issued and outstanding: 173,180,441 as of December 31, 2005; issued and outstanding as adjusted for the private placement: 219,847,111)	864	200	1,064
Additional paid in capital	110,179	24,200	134,379
Deficit accumulated during development stage	(99,791)	--	(99,791)
Total shareholders’ equity	11,252	24,400	35,652
Total capitalization	$11,252	$24,400	$35,652

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

SELECTED FINANCIAL DATA

The table below presents selected statement of operations and balance sheet data for the fiscal years ended and as of December 31, 2005, 2004, 2003, 2002 and 2001. We have derived the selected financial data for the fiscal years ended December 31, 2005, 2004, and 2003, and as of December 31, 2005 and 2004, from our audited consolidated financial statements, included elsewhere in this prospectus and prepared in accordance with U.S. GAAP. We have derived the selected financial data for fiscal years ended December 31, 2002 and 2001 and as of December 31, 2003, 2002 and 2001, from audited financial statements not appearing in this prospectus, which have been prepared in accordance with U.S. GAAP. You should read the selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements include elsewhere in this prospectus.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands, except per share amounts)
Statements of Operations Data:
Revenues
Reimbursed out of pocket expenses	$2,743	$3,269	$--	$--	$--
License	454	185	--	--	--
	3,197	3,454	--	--	--
Cost of Revenues
Reimbursed out of pocket expenses	2,743	3,269	--	--	--
License	54	32	--	--	--
	2,797	3,301

Gross Margin	400	153	--	--	--

Research and development
Research and development costs	7,313	11,985	14,022	13,231	12,187
Less participations	--	--	3,229	75	1,133
	7,313	11,985	10,793	13,156	11,054

In-process research and development	1,783	--	--	--	--

General and administrative	5,457	4,134	3,105	3,638	3,001
Business development costs	227	810	664	916	1,067

Operating loss	(14,380)	(16,776)	(14,562)	(17,710)	(15,122)

Other income (expense)
Financial income, net	443	352	352	597	2,448
Taxes on income	(78)	(49)	(78)	(27)	--

Net loss	$(14,015)	$(16,473)	$(14,288)	$(17,140)	$(12,674)

Net loss per ordinary share
Basic and diluted	$(0.08)	$(0.12)	$(0.13)	$(0.15)	$(0.11)
Weighted average shares outstanding	170,123,003	134,731,766	111,712,916	111,149,292	110,941,014

	As of December 31,
	2005	2004	2003	2002	2001
	(In thousands, except per share amounts)
Balance Sheet Data:
Cash, cash equivalents, bank deposits and marketable securities	$13,360	$22,924	$22,262	$35,706	$52,188
Working capital	11,385	20,240	19,967	33,396	50,433
Total assets	15,151	25,624	24,853	38,423	55,106
Long-term obligations	1,493	2,489	1,244	1,017	526
Total shareholders’ equity	11,252	19,602	20,608	34,830	51,953

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis contains forward-looking statements about our plans and expectations of what may happen in the future. Forward-looking statements are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, and our results could differ materially from the results anticipated by our forward-looking statements as a result of many known or unknown factors, including, but not limited to, those factors discussed in “Risk Factors.” See also the “Cautionary Note Regarding Forward-Looking Statements” set forth above.

You should read the following discussion and analysis in conjunction with our audited consolidated financial statements, including the related notes, prepared in accordance with U.S. GAAP for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, and as of December 31, 2005, 2004, 2003, 2002 and 2001, contained in “Selected Financial Data” above.

Executive Summary

We are a biopharmaceutical company engaged in the acquisition, research, development and commercialization of pharmaceutical products for the treatment of infectious diseases, particularly the treatment of hepatitis C. To date, we have not received approval for the sale of any of our drug candidates in any market and, therefore, have not generated any commercial revenues from the sales of our drug candidates. We have received license and reimbursed out of pocket expense revenue pursuant to our agreement with Cubist with respect to HepeX-B, although HepeX-B has not yet been commercialized.

We were established as a corporation under the laws of the State of Israel in 1993, and commenced operations to use and commercialize technology developed at the Weizmann Institute, in Rehovot, Israel. Since commencing operations, our activities have been primarily devoted to developing our technologies and drug candidates, acquiring pre-clinical and clinical-stage compounds, raising capital, purchasing assets for our facilities, and recruiting personnel. We are a development stage company and have no product sales to date. Our major sources of working capital have been proceeds from various private placements of equity securities, option and warrant exercises, from our initial public offering and from our placing and open offer transaction.

We have incurred negative cash flow from operations each year since our inception and we anticipate incurring negative cash flows from operating activities for the foreseeable future. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy, including our planned product development efforts, our clinical trials and potential in-licensing and acquisition opportunities.

Our revenues currently consist of license fees and reimbursed out of pocket expenses from Cubist, and may include certain additional payments contingent upon achievement of regulatory milestones and royalties if our collaboration with Cubist is successful. We recognize the license fee revenues from our agreement with Cubist ratably over the expected term until regulatory approval is obtained, with un-amortized amounts recorded as deferred revenues. We also recognize revenue related to reimbursed out of pocket expenses at the time that that we provide development services to Cubist.

Our cost of revenues consist of costs associated with the Cubist program for HepeX-B which consist primarily of salaries and related personnel costs, fees paid to consultants and other third-parties for clinical and laboratory development, facilities-related and other expenses relating to the design, development, testing, and enhancement of our product candidate out-licensed to Cubist. In addition, we recognize license fee expenses associated with our agreement with Yeda proportional to our license fee agreement with Cubist, with un-amortized amounts recorded as deferred expenses.

Our research and development costs consist primarily of salaries and related personnel costs, fees paid to consultants and other third-parties for clinical and laboratory development, facilities-related and other expenses relating to the design, development, testing, and enhancement of our product candidates. We expense our research and development costs as they are incurred.

Our participations consist primarily of grants received from the Israeli government in support of our research and development activities. These grants are recognized as a reduction of expense as the related costs are incurred. See “- Research and Development, Patents and Licenses - Israeli Government Research and Development Grants” below.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Our general and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, professional fees, director fees and other corporate expenses, including investor relations, and facilities related expenses. We expense our general and administrative expenses as they are incurred.

Our business development costs consist primarily of salaries and related expenses for business development personnel, travel and professional fees. Our business development activities are related to partnering activities for our drug programs and for seeking new research and development collaborations. We expense our business development expenses as they are incurred.

Our results of operations include non-cash compensation expense as a result of the grants of stock options and warrants. Compensation expense for awards of options granted to employees and directors represents the fair value of the award recorded over the respective vesting periods of the individual stock options. The expense is included in the respective categories of expense in the statement of operations. We expect to incur significant non-cash compensation as a result of adopting Statement of Financial Accounting Standards No. 123, “Share Based Payment,” or FAS 123R, which we elected to adopt on January 1, 2005.

For periods presented prior to our adoption of FAS 123R, compensation expense for fixed award options granted to employees and directors represented the intrinsic value (the difference between the stock price of the common stock and the exercise price of the options) of the options at the date of grant. For variable awards, we considered the difference between the stock price at reporting date and the exercise price, in the case where a measurement date has not been reached. The compensation cost was recorded over the respective vesting periods of the individual stock options and warrants. The expense was included in the respective categories of expense in the statement of operations.

For awards of options and warrants to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period for the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. We record compensation expense based on the fair value of the award at the reporting date. These awards are then revalued, or the total compensation is recalculated based on the then current fair value, at each subsequent reporting date.

Our ongoing clinical trials will be lengthy and expensive. Even if these trials show that our drug candidates are effective in treating certain indications, there is no guarantee that we will be able to record commercial sales of any of our product candidates in the near future. In addition, we expect losses to continue as we continue to fund development of our drug candidates. As we continue our development efforts, we may enter into additional third-party collaborative agreements and may incur additional expenses, such as licensing fees and milestone payments. As a result, our periodical results may fluctuate and a period-by-period comparison of our operating results may not be a meaningful indication of our future performance.

Results of Operations

Years Ended December 31, 2005 and 2004

Revenues. Revenues for the year ended December 31, 2005, decreased by $257,000 to $3,197,000, as compared to revenues of $3,454,000 for the year ended December 31, 2004. The decrease in revenues for the year ended December 31, 2005, was due to a $526,000 decrease associated with the reimbursement for development expenses for HepeX-B that were incurred pursuant to our licensing agreement with Cubist, partially offset by an increase of $269,000 in licensing revenues pursuant to our agreement with Cubist.

We expect our revenues to decrease significantly over the next year, pursuant to our agreement with Cubist, under which we transferred full responsibility for completing the development of HepeX-B to Cubist such that Cubist will be responsible for completing the development and for registration and commercialization of the product worldwide.

Cost of Revenues. Cost of revenues for the year ended December 31, 2005, decreased by $504,000 to $2,797,000, as compared to cost of revenues of $3,301,000, for the year ended December 31, 2004. The decrease in cost of revenues was due to a $526,000 decrease in development expenses for HepeX-B that were incurred pursuant to our licensing agreement with Cubist, partially offset by a $22,000 increase in licensing expense pursuant to our agreement with Yeda.

We expect our cost of revenues to decrease significantly over the next year, pursuant to our agreement with Cubist, as described above.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Research and Development Costs. Research and development costs decreased by $4,672,000 to $7,313,000 for the year ended December 31, 2005, as compared to $11,985,000 for the year ended December 31, 2004. The decrease in research and development costs was due primarily to the absence of approximately $3,301,000 in expenses related to the development and clinical program of HepeX-B, due to the agreement with Cubist and the subsequent inclusion of development costs related to HepeX-B in Cost of Revenues above and a decrease of approximately $2,746,000 in expenses related to the XTL-6865 development and clinical program. This decrease was partially offset by an approximate $135,000 increase in expenses associated with XTL-2125 and an increase of $1,240,000 in expenses related to the inclusion of DOS from September 2005 following the completion of the VivoQuest transaction. See “Business - Material Contracts - VivoQuest, Inc.”

We expect our research and development costs to increase in 2006 due to expected research and development expenditures associated with the clinical trial of XTL-2125, the continuation of the XTL-6865 clinical trial, and the inclusion of a full year of our DOS program, offset by cost reductions associated with our 2005 restructuring.

Participations. There were no participations from the Office of the Chief Scientist for the years ended December 31, 2005, and 2004, respectively. We ceased requesting grants from the Office of the Chief Scientist in 2004 due to the potential contingent liability associated with the transfer of manufacturing rights outside of Israel.

In-Process Research and Development. For the year ended December 31, 2005, we incurred a charge of $1,783,000 for the estimate of the portion of the VivoQuest transaction purchase price allocated to in-process research and development.

General and Administrative Expenses. General and administrative expenses increased by $1,323,000 to $5,457,000 for the year ended December 31, 2005, as compared to expenses of $4,134,000 for the year ended December 31, 2004. The increase in general and administrative expenses was due primarily to an increase in non-cash compensation costs of $2,641,000, primarily related to the grant of options to certain of our directors, offset by a decrease in expenses following our 2005 restructuring.

Not including non-cash compensation costs, we expect our general and administrative costs to increase modestly in 2006 as the result of hiring our new Chief Executive Officer and due to increased costs associated with complying with U.S. public company requirements.

Business Development Costs. Business development costs decreased by approximately $583,000 to $227,000 for the year ended December 31, 2005, as compared to expenses of $810,000 for the year ended December 31, 2004. The decrease in business developments costs was due primarily to reduced compensation costs and reduced professional fees.

Financial Income. Financial income for the year ended December 31, 2005, increased by $91,000 to $443,000, as compared to financial income of $352,000 for the year ended December 31, 2004. The increase in financial income was due primarily to increased interest income due to the general increase in short-term market interest rates when compared to the comparable period last year.

Income Taxes. Income tax expense increased by $29,000 to $78,000 for the year ended December 31, 2005, as compared to expenses of $49,000 for year ended December 31, 2004. Our income tax expense is attributable to taxable income from the continuing operations of our subsidiary in the United States. This income is eliminated upon consolidation of our financial statements.

Years Ended December 31, 2004 and 2003

Revenues. Revenues for the year ended December 31, 2004, were $3,454,000, as compared to no revenues for the year ended December 31, 2003. Revenues for the year ended December 31, 2004, were due to $3,269,000 associated with reimbursement for development expenses for HepeX-B that were incurred pursuant to our licensing agreement with Cubist, as well as to $185,000 in licensing revenues pursuant to our agreement with Cubist.

Cost of Revenues. Cost of revenues for the year ended December 31, 2004, was $3,301,000, as compared to no cost of revenues for the year ended December 31, 2003. Cost of revenues for the year ended December 31, 2004, was due to $3,269,000 in development expenses for HepeX-B that were incurred pursuant to our licensing agreement with Cubist, as well as due to $32,000 in licensing expense pursuant to our licensing agreement with Yeda.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Research and Development Costs. Research and development costs decreased by $2,037,000 to $11,985,000 for the year ended December 31, 2004, as compared to expenses of $14,022,000 for the year ended December 31, 2003. The decrease in research and development costs was due primarily to the absence of approximately $1,919,000 in expenses related to early stage discovery research activities related to infectious diseases (including an impairment charge of $354,000 in 2003), a $735,000 decrease in expenses related to the development and clinical program of HepeX-B, due to the initiation of the collaboration agreement with Cubist and the subsequent inclusion of development costs related to HepeX-B in Cost of Revenues above and a decrease of approximately $835,000 in expenses related to the XTL-6865 development and clinical program. This decrease was partially offset by an approximate $1,452,000 increase in expenses associated with XTL-2125.

Participations. There were no participations from the Office of the Chief Scientist for the year ended December 31, 2004, as compared to participations of $3,229,000 in for the year ended December 31, 2003. Participations received in 2003 were due to the Office of the Chief Scientist’s decision to approve our grant applications that we had submitted in 2003 and in 2002. We ceased requesting grants from the Office of the Chief Scientist in 2004 due to the potential contingent liability associated with the transfer of manufacturing rights outside Israel.

General and Administrative Expenses. General and administrative expenses increased by $1,029,000 to $4,134,000 for the year ended December 31, 2004, as compared to expenses of $3,105,000 for the year ended December 31, 2003. The increase in general and administrative expenses was due primarily to a $646,000 increase in payroll and related costs, which included a $382,000 charge related to the termination of our former Chief Executive Officer pursuant to his employment agreement as well to increased expenses related to patent registration fees and professional fees.

Business Development Costs. Business development costs increased by $146,000 to $810,000 for the year ended December 31, 2004, as compared to expenses of $664,000 for the year ended December 31, 2003. The increase in business developments costs was due to a $244,000 increase in professional fees primarily associated with our agreement with Cubist that was signed in June 2004, offset by reduced travel-related expenses.

Financial Income. Financial income for the year ended December 31, 2004, was $352,000, as compared to financial income of $352,000 for the year ended December 31, 2003. Financial income was flat due to reduced interest income earned on lower average cash balances for the year ended December 31, 2004, as compared to the year ended December 31, 2003, offset by an absence of foreign exchange losses which we incurred in 2003.

Income Taxes. Income tax expense decreased by $29,000 to $49,000 for the year ended December 31, 2004, as compared to expenses of $78,000 for year ended December 31, 2003. Our Income tax expense is attributable to taxable income from the continuing operations of our subsidiary in the United States. This income is eliminated upon consolidation of our financial statements.

Restructurings

2005 Restructuring

In 2005, we implemented a restructuring plan designed to focus our resources on the development of our lead programs, with the goal of moving these programs through to clinical proof of concept. The 2005 restructuring included a 32 person reduction in our workforce, 31 of whom were in research and development and one of whom was in general and administrative. As part of the 2005 restructuring, we took a charge in 2005 of $168,000, relating to employee dismissal costs, $163,000 of which was included in research and development costs and $5,000 of which was included in general and administrative expenses.

As of December 31, 2005, 28 employees have left under the 2005 restructuring plan and approximately $147,000 of dismissal costs have been paid. The other four employees left in early 2006. As of December 31, 2005, approximately $21,000 in employee dismissal obligations are included in accounts payable and accruals. The balance of these obligations was paid in early 2006.

In December 2005, as a result of our restructuring, and in accordance with the provisions of FAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” or FAS 144, we reviewed the carrying value of certain lab equipment assets, and recorded an impairment charge in research and development costs in an amount of $26,000 in 2005.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

2003 Restructuring

In 2003, we implemented and completed a restructuring plan. As a result of this restructuring, we ceased all early-stage discovery research activities related to infectious diseases. The 2003 restructuring included a 20 person reduction in our workforce in Israel, 18 of whom were in research and development and two of whom were in general and administrative. As part of the 2003 restructuring, we took a charge in 2003 of $74,000, relating to employee dismissal costs, $58,000 of which was included in research and development costs and $16,000 of which was included in general and administrative expenses. We paid all of these amounts in 2003. As part of the 2003 restructuring, we reevaluated our long-lived assets in accordance with FAS 144, and recorded a non-cash impairment charge of $354,000 in research and development costs for the year ended December 31, 2003.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities and related disclosure of contingent assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the applicable period. Actual results may differ from these estimates under different assumptions or conditions.

We define critical accounting policies as those that are reflective of significant judgments and uncertainties and which may potentially result in materially different results under different assumptions and conditions. In applying these critical accounting policies, our management uses its judgment to determine the appropriate assumptions to be used in making certain estimates. These estimates are subject to an inherent degree of uncertainty. Our critical accounting policies include the following:

Functional Currency. In preparing our consolidated financial statements, we translate non-U.S. dollar amounts in the financial statements into U.S. dollars. Under relevant accounting guidance, the treatment of any gains or losses resulting from this translation is dependent upon management’s determination of the functional currency. The functional currency is determined based on management’s judgment and involves consideration of all relevant economic facts and circumstances affecting our business. Generally, the currency in which a company transacts a majority of its transactions would be considered the functional currency. The currency of the primary economic environment in which our operations are conducted is the U.S. dollar. We generate all of our revenues in U.S. dollars, and significant parts of our operating expenses, capital expenditures, and external financings are in U.S. dollars. In addition, we hold most of our cash, cash equivalents, bank deposits and marketable securities in U.S. dollars. Thus, our functional currency is the U.S. dollar.

Since the U.S. dollar is the primary currency in the economic environment in which we operate, monetary accounts maintained in currencies other than the U.S. dollar (principally cash and liabilities) are re-measured using the representative foreign exchange rate at the balance sheet date. Operational accounts and non-monetary balance sheet accounts are measured and recorded at the rate in effect at the date of the transaction.

Revenue Recognition. We recognize the revenue from our licensing agreement with Cubist under the provisions of EITF 00-21 entitled “Revenue Arrangements with Multiple Deliverables” and SAB 104 entitled “Revenue Recognition.” Under those pronouncements, companies are required to allocate revenues from multiple-element arrangements to the different elements based on sufficient objective and reliable evidence of fair value. Since we have not been able to determine the fair value of each unit of accounting, the Cubist agreement was accounted for as one unit of accounting, after failing the separation criteria. We, therefore, recognize revenue on the Cubist agreement ratably over the life of the arrangement. If actual future results vary, we may need to adjust our estimates, which could have an impact on the timing and amount of revenue to be recognized.

In addition, through 2005, Cubist has requested that we provide development services that are reimbursed by them. As required by EITF 01-14 “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred,” amounts paid by us, as a principal, as “out-of-pocket” costs are included in the cost of revenues as reimbursable out-of-pocket expenses, and the reimbursements we receive as a principal are reported as reimbursed out-of-pocket revenues.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Stock Compensation. We have granted options to employees, directors and consultants, as well as warrants to other third parties. Prior to January 1, 2005, we accounted for employee stock-based compensation under the intrinsic value model in accordance with Accounting Principles Board Opinion No. 25 - “Accounting for Stock Issued to Employees,” or APB 25 and related interpretations. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of our ordinary shares and the exercise price. When the number of the underlying shares or the exercise price is not known at the grant date, we update, at each period, the compensation expenses until such data becomes known. In addition, in accordance with Statement of Financial Accounting Standards No. 123. “Accounting for Stock-Based Compensation,” or FAS 123, we disclosed pro forma data assuming we had accounted for employee share option grants using the fair value-based method defined in FAS 123.

In December 2004, the Financial Accounting Standards Board, or FASB, issued the revised FAS No. 123 as Statements of Financial Accounting Standards No. 123R “Share - Based Payment,” or FAS 123R, which addresses accounting for share-based payment transactions in which a company obtains employee services in exchange for (a) equity instruments of a company, or (b) liabilities that are based on the fair value of a company’s equity instruments or that may be settled by the issuance of such equity instruments. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or SAB 107, regarding the SEC's interpretation of FAS 123R.

FAS 123R eliminates the ability to account for employee share-based payment transactions using APB 25, and requires instead that such transactions be accounted for using the grant-date fair value based method. FAS 123R is effective as of the annual reporting period that begins after June 15, 2005. Early adoption of FAS 123R is encouraged. FAS 123R applies to all awards granted or modified after the effective date of the standard. In addition, compensation cost for the unvested portion of previously granted awards that remain outstanding on the effective date shall be recognized on or after the effective date, as the related services are rendered, based on the awards’ grant-date fair value as previously calculated for the pro-forma disclosure under FAS 123.

We implemented early adoption of FAS 123R, as of January 1, 2005, using the modified prospective application transition method, as permitted by FAS 123R. Under such transition method, our financial statements for periods prior to the effective date of FAS 123R (January 1, 2005) have not been restated. As a result of the early adoption, we reduced the deferred share-based compensation against the additional paid in capital.

The fair value of stock options granted with service conditions was determined using the Black-Scholes valuation model, which is consistent with our valuation techniques previously utilized for options in footnote disclosures required under FAS 123, as amended by FAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.” Such value is recognized as an expense over the service period, net of estimated forfeitures, using the straight-line method under FAS 123R. The fair value of stock options granted with market conditions, was determined using a lattice model that incorporated a Monte Carlo simulation method. Such value is recognized as an expense using the graded method under FAS123R.

The estimation of stock awards that will ultimately vest requires significant judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period those estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from our current estimates.

We account for equity instruments issued to third party service providers (non - employees) in accordance with the fair value method prescribed by FAS123, and as of January 1, 2005, by FAS 123R, and the provisions of Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” or EITF 96-18.

Accounting For Income Taxes. In preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process requires management to estimate our actual current tax exposure and assess temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. Deferred taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws. Deferred tax balances are computed using the tax rates expected to be in effect when these differences reversed. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As a result of our “approved enterprise” status, our current tax rate in Israel is 0%, and therefore no deferred tax assets have been included in these financial statements in respect of carryforward losses. Our current income tax expense results from taxes imposed on our U.S.-based subsidiary.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Paragraph 9(f) of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” or FAS 109, prohibits the recognition of deferred tax liabilities or assets that arise from differences between the financial reporting and tax bases of assets and liabilities that are measured from the local currency into dollars using historical exchange rates and that result from changes in exchange rates or indexing for tax purposes. Consequently, the above-mentioned differences were not reflected in the computation of deferred tax assets and liabilities.

Impairment. Pursuant to FAS 144, long-lived assets, including certain intangible assets, to be held and used by an entity are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Under FAS 144, if the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets held and used is less than the carrying amount of such assets, an impairment loss would be recognized, and the assets are written down to their estimated fair values. Assets “held for sale” are reported at the lower of their carrying amount or fair value less estimated costs to sell.

Accounting Related to the Valuation of In-Process Research and Development. In accordance with FAS 142, we recorded a charge of $1,783,000 for the amount allocated to in-process research and development in the VivoQuest transaction. In-process research and development costs represent the relative fair value of purchased in-process research and development that, as of the transaction date, have not reached technological feasibility and have no proven alternative future use. As VivoQuest is a development stage enterprise that had not yet commenced its planned principal operations, we accounted for the transaction as an acquisition of assets pursuant to the provisions of FAS 142. Accordingly, the purchase price was allocated to the individual assets acquired, based on their relative fair values, and no goodwill was recorded.

The fair value of the in-process research and development acquired was estimated by management with the assistance of an independent third-party appraiser, using the “income approach.” In the income approach, fair value is dependent on the present value of future economic benefits to be derived from ownership of an asset. Central to this approach is an analysis of the earnings potential represented by an asset and of the underlying risks associated with obtaining those earnings. Fair value is calculated by discounting future net cash flows available for distribution to their present value at a rate of return, which reflects the time value of money and business risk. In order to apply this approach, the expected cash flow approach was used. Expected cash flow is measured as the sum of the average, or mean, probability-weighted amounts in a range of estimated cash flows. The expected cash flow approach focuses on the amount and timing of estimated cash flows and their relative probability of occurrence under different scenarios. The probability weighted expected cash flow estimates are discounted to their present value using the risk free rate of return, since the business risk is incorporated in adjusting the projected cash flows to the probabilities for each scenario.

Recently Issued Accounting Standards

FAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29.” In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29,” or FAS 153. FAS 153 amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” or APB 29. The amendments made by FAS 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the exception for non-monetary exchanges of similar productive assets and replace it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The provisions in FAS 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after December 15, 2005 (January 1, 2006 for us). Early application of the FAS 153 is permitted. The provisions of FAS 153 shall be applied prospectively. We do not expect the adoption of FAS 153 to have a material effect on our financial statements or our results of operations.

FAS No. 154, “Accounting Changes and Error Corrections.” In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” or FAS 154. FAS 154 is a replacement of APB Opinion No. 20, or APB 20, and FASB Statement No. 3. FAS 154 generally requires retrospective application to prior periods' financial statements of changes in accounting principle. Previously, APB 20 required that most voluntary changes in accounting principle were recognized by including the cumulative effect of changing to the new accounting principle in the net income of the period of the change. FAS 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. FAS 154 shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December15, 2005 (January 1, 2006 for us). We do not expect the adoption of FAS 154 to have a material effect on our financial statements or our results of operations.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Impact of Inflation and Currency Fluctuations

We generate all of our revenues and hold most of our cash, cash equivalents, bank deposits and marketable securities in U.S. dollars. While a substantial amount of our operating expenses are in U.S. dollars, we incur a portion of our expenses in New Israeli Shekels. In addition, we also pay for some of our services and supplies in the local currencies of our suppliers. As a result, we are exposed to the risk that the U.S. dollar will be devalued against the New Israeli Shekel or other currencies, and as result our financial results could be harmed if we are unable to guard against currency fluctuations in Israel or other countries in which services and supplies are obtained in the future. Accordingly, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of currencies. These measures, however, may not adequately protect us from the adverse effects of inflation in Israel. In addition, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the New Israeli Shekel in relation to the dollar or that the timing of any devaluation may lag behind inflation in Israel. To date, our business has not been materially adversely affected by changes in the U.S. dollar exchange rate or by effects of inflation in Israel.

Governmental Economic, Fiscal, Monetary or Political Policies that Materially Affected or Could Materially Affect Our Operations

Israeli companies are generally subject to income tax at the corporate tax rate of 31% in 2006, which will be reduced as follows: 2007 - 29%, 2008 - 27%, 2009-26%, 2010 and after - 25%. However, we have been granted approved enterprise status, and we are, therefore, eligible for a reduced corporate tax under the Law for the Encouragement of Capital Investments, 1959. Subject to compliance with applicable requirements, the portion of our undistributed profits derived from the approved enterprise program will be tax-exempt for a period of two years commencing in the first year in which we generate taxable income and will be subject, for a period of five to eight years, to a reduced corporate tax of between 10% and 25%, depending on the percentage of non-Israeli investors holding our ordinary shares. The period of tax benefits with respect to our approved enterprise program has not yet commenced because we have yet to realize taxable income. However, this benefit period cannot extend beyond 12 years from the year of commencement of operations or 14 years from the year in which approval was granted, whichever is earlier. If we subsequently pay a dividend out of income derived from the “approved enterprise” during the tax exemption period, it will be subject to tax on the amount distributed, including any company tax on these amounts, at the rate which would have been applicable had such income not been exempt (25%). These benefits may not be applied to reduce the U.S. federal tax rate for any income derived by our U.S. subsidiary. There can be no assurance that such tax benefits will continue in the future at their current levels or otherwise.

As of December 31, 2005, we did not have any taxable income. As of December 31, 2005, our net operating loss carry-forwards for Israeli tax purposes amounted to approximately $94 million. Under Israeli law, these net-operating losses may be carried forward indefinitely and offset against future taxable income, including capital gains from the sale of assets used in the business, with no expiration date.

For a description of Israeli government policies that affect our research and development expenses, and the financing of our research and development, see “Research and Development, Patents and Licenses - Israeli Government Research and Development Programs” below.

Liquidity and Capital Resources

We have financed our operations from inception primarily through our initial public offering, various private placement transactions, our August 2004 placing and open offer transaction and option and warrant exercises. As of December 31, 2005, we had received net proceeds of $45.7 million from our initial public offering, net proceeds of $15.4 million from the 2004 placing and open offer transaction, net proceeds of approximately $43.3 million from various private placement transactions, and proceeds of $2.0 million from the exercise of options and warrants.

As of December 31, 2005, we had $13.4 million in cash, cash equivalents, and short-term bank deposits, a decrease of $9.5 million from December 31, 2004. Cash used in operating activities for the year ended December 31, 2005, was $10.5 million, as compared to $14.5 million for the year ended December 31, 2004. This decrease in cash used in operating activities was due primarily to reduced expenditures associated with the execution of our business plan, pursuant to the 2005 restructuring. For the year ended December 31, 2005, net cash used in investing activities of $9.5 million was primarily the result of liquidating short-term bank deposits. For the year ended December 31, 2005, net cash provided by financing activities of $1.5 million was the result of the exercise of stock options in 2005.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Our cash and cash equivalents, as of December 31, 2005, were invested in highly liquid investments such as cash and short-term bank deposits. As of December 31, 2005, we are unaware of any known trends or any known demands, commitments, events, or uncertainties that will, or that are reasonably likely to, result in a material increase or decrease in our required liquidity. We expect that our liquidity needs during 2006 will continue to be funded from existing cash, cash equivalents, short-term bank deposits and the proceeds from our recent private placement.

Based on our current business plan, with the proceeds of our recent private placement that closed in March 2006, we believe we have sufficient resources to fund our operations for approximately the next 24 months. We may seek additional capital through a combination of public and private equity offerings, debt financings and collaborative, strategic alliance and licensing arrangements. We have made no determination at this time as to the amount, method or timing of any such financing. Such additional financing may not be available when we need it. If we are unable to obtain additional funds on terms favorable to us or at all, we may be required to cease or reduce our operating activities or sell or license to third parties some or all of our technology. If we raise additional funds by selling additional shares of our capital stock, the ownership interests of our shareholders will be diluted. If we need to raise additional funds through the sale or license of our drug candidates or technology, we may be unable to do so on terms favorable to us. In addition, see “Risk Factors - Risks Related to Our Financial Condition.”

Our forecast of the period of time through which our cash, cash equivalents and short-term investments will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties. The actual amount of funds we will need to operate is subject to many factors, some of which are beyond our control. These factors include the following

•	the timing of expenses associated with manufacturing and product development of the proprietary drug candidates within our portfolio and those that may be in-licensed, partnered or acquired;

•	our ability to achieve our milestones under licensing arrangements;

•	the timing of the in-licensing, partnering and acquisition of new product opportunities; and

•	the costs involved in prosecuting and enforcing patent claims and other intellectual property rights.

We have based our estimate on assumptions that may prove to be inaccurate. We may need to obtain additional funds sooner or in greater amounts than we currently anticipate. Potential sources of financing may be obtained through strategic relationships, public or private sales of our equity or debt securities, and other sources. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. We do not have any committed sources of financing at this time, and it is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of our ordinary shares or other securities convertible into shares of our ordinary shares, the ownership interest of our existing shareholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations, and our business, financial condition and results of operations would be materially harmed.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities whereby we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities, or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk. The primary objective of our investment activities is to preserve principal while maximizing our income from investments and minimizing our market risk. We invest in government, investment-grade corporate debt securities, and bank deposits in accordance with our investment policy. Some of these instruments in which we invest may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. As of December 31, 2005, our portfolio of financial instruments consists of cash equivalents and short-term bank deposits with multiple institutions. The average duration of all of our investments held as of December 31, 2005, was less than one year. Due to the short-term nature of these investments, we believe we have no material exposure to interest rate risk arising from our investments.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Foreign Currency and Inflation Risk. We generate all of our revenues and hold most of our cash, cash equivalents, bank deposits and marketable securities in U.S. dollars. While a substantial amount of our operating expenses are in U.S. dollars, we incur a portion of our expenses in New Israeli Shekels. In addition, we also pay for some of our services and supplies in the local currencies of our suppliers. As a result, we are exposed to the risk that the U.S. dollar will be devalued against the New Israeli Shekel or other currencies, and as result our financial results could be harmed if we are unable to guard against currency fluctuations in Israel or other countries in which services and supplies are obtained in the future. Accordingly, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of currencies. These measures, however, may not adequately protect us from the adverse effects of inflation in Israel. In addition, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the New Israeli Shekel in relation to the dollar or that the timing of any devaluation may lag behind inflation in Israel.

Obligations and Commitments

As of December 31, 2005, we had known contractual obligations, commitments and contingencies of $2,719,000. Of this amount, $652,000 relates to research and development agreements, of which $585,000 is due within the next year, with the remaining balance due as per the schedule below. The additional $2,067,000 relates to our operating lease obligations, of which $720,000 is due within the next year, with the remaining balance due as per the schedule below.

	Payment due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Research & development agreements	$652,000	$585,000	$67,000	$--	$--
Operating leases	2,067,000	720,000	921,000	426,000	--
Total	$2,719,000	$1,305,000	$988,000	$426,000	$--

Additionally, we have undertaken to make contingent milestone payments to certain licensors of up to approximately $49.0 million over the life of the licenses, of which $34.0 million will be due upon or following regulatory approval of the drugs. In some cases, these contingent payments will only be triggered upon receipt of royalties on sales of related products and in certain cases will partially offset royalties we would otherwise owe those licensors. See “Business - Business Overview - License Agreements and Collaborations.”

We also have a commitment to make contingent payments to the Office of the Chief Scientist of up to approximately $16.4 million, all of which is due from royalties of approximately 3%-5% from proceeds from net sales of products in the research and development of which the Israeli government participated in by way of grants, as discussed in the immediately following section.

In addition, in 2005, we received an assessment from the Israeli tax authorities of approximately $730,000 (including fines and interest expenses) related to withholding taxes for taxable employee benefits and taxable income in Israel paid to foreign companies during the periods of 2001-2004. We have recorded an accrual which we believe reflects the probable liability associated with this assessment.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Research and Development, Patents and Licenses

Research and development costs consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers for clinical and laboratory development, facilities-related and other expenses relating to the design, development, testing, and enhancement of our product candidates and technologies.

The following table sets forth the research and development costs for each of our clinical-stage projects, our pre-clinical activities, and for all other research and development programs for the periods presented.

	Years ended December 31,
	2005	2004	2003	Cumulative, as of December 31, 2005
XTL-2125
Research and development costs	$3,367,000	$3,232,000	$1,780,000	$9,365,000
Less participations	--	--	(168,000)	(168,000)
	3,367,000	3,232,000	1,612,000	9,197,000

XTL-6865
Research and development costs	2,706,000	5,452,000	6,287,000	21,619,000
Less participations	--	--	(1,459,000)	(2,540,000)
	2,706,000	5,452,000	4,828,000	19,079,000

HepeX-B1
Research and development costs	2,743,000	6,570,000	4,036,000	26,985,000
Less participations	(2,743,000)	(3,269,000)	(1,602,000)	(10,173,000)
	--	3,301,000	2,434,000	16,812,000

Other research and development programs[2]
Research and development costs	1,240,000	--	1,919,000	30,933,000
Less participations	--	--	--	(4,081,000)
	1,240,000	--	1,919,000	26,852,000

Total Research and development
Research and development costs	10,056,000	15,254,000	14,022,000	88,902,000
Less participations	(2,743,000)	(3,269,000)	(3,229,000)	(16,962,000)
	7,313,000	11,985,000	10,793,000	71,940,000
____________________
1Includes $6,012,000 in development costs for HepeX-B incurred from June 2004, the date we out-licensed HepeX-B to Cubist, for which we were subsequently reimbursed by Cubist pursuant to our license agreement. The amount was classified in revenues and cost of revenues in our statement of operations.

2Other research and development programs includes DOS from September 2005 pursuant to the completion of the VivoQuest transaction and also includes early stage discovery research activities that ceased in 2003.

Israeli Government Research and Development Grants

In the past, we participated in programs offered by the Office of the Chief Scientist under the Industry, Trade and Labor Ministry of Israel that support research and development activities. We received a grant from the Office of the Chief Scientist for the year ended December 31, 2003 of $3,229,000. We did not apply for, or receive, grants from the Office of the Chief Scientist for the years 2004 and 2005.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

We received grants from the Office of the Chief Scientist for several projects. Under the terms of these grants, we will be required to pay a royalty ranging between 3% to 5% of the net sales of products developed from an Office of the Chief Scientist-funded project, beginning with the commencement of sales of such products and ending when 100% of the dollar value of the grant is repaid (100% plus LIBOR interest applicable to grants received on or after January 1, 1999). The royalty rate (between 3% and 5%) varies depending on the amount of years that lapse between receipt of the grant and its repayment by us. At the time grants were received, successful development of the related projects was not assured. In the case of failure of a project that was partly financed, as above, we are not obligated to pay any such royalties. At December 31, 2005, the maximum amount of the contingent liability in respect of royalties related to ongoing projects including interest and LIBOR rate was equal to $3,778,000.

Israeli law requires that the manufacture of products developed with government grants be carried out in Israel, unless the Office of the Chief Scientist provides a special approval to the contrary. This approval, if provided, is generally conditioned on an increase in the total amount to be repaid to the Office of the Chief Scientist to between 120% and 300% of the amount of funds granted. The specific increase within this range would depend on the extent of the manufacturing to be conducted outside of Israel. Alternatively, the restriction on manufacturing outside of Israel shall not apply to the extent that plans to manufacture were disclosed when filing the application for funding (and provided the application was approved based on the information disclosed in the application). In such circumstances, the Office of the Chief Scientist will take into account the proposal that Office of the Chief Scientist-funded projects will have an overseas manufacturing component. Under applicable Israeli law, Israeli government consent is required to transfer to Israeli third parties technologies developed under projects which the government funded. Transfer of Office of the Chief Scientist funded technologies outside of Israel is prohibited. Israeli law further specifies that both the transfer of know-how as well as the transfer of intellectual property rights in such know-how are subject to the same restrictions. These restrictions do not apply to exports from Israel or the sale of products developed with these technologies.

We have received the approval of the Office of the Chief Scientist for the transfer of manufacturing rights of our HepeX-B product under the terms of the agreement with Cubist. As a consequence, we are obligated to repay the grants received from the Office of the Chief Scientist for the financing of the HepeX-B product from any amounts received by us from Cubist due to the sales of HepeX-B product, at a percentage rate per annum calculated based on the aggregate amount of grants received from the Office of the Chief Scientist divided by all amounts invested by us in the research and development activities of HepeX-B, and up to an aggregate amount of 300% of the original amounts received for such project, including interest at the LIBOR rate. As of December 31, 2005, the aggregate amount received from the Office of the Chief Scientist for the financing of the HepeX-B project including interest and LIBOR rate was equal to $4,213,000. At December 31, 2005, the maximum amount of the contingent liability in respect of royalties related to HepeX-B product was $12,639,000.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

BUSINESS

Business Overview

Introduction

We are a biopharmaceutical company engaged in the acquisition, development and commercialization of pharmaceutical products for the treatment of infectious diseases, particularly the treatment of hepatitis C.

We currently have four products/programs under development:

•
XTL-2125 is being developed for the treatment of hepatitis C. XTL-2125 is a novel orally-available non-nucleoside HCV RNA polymerase inhibitor. XTL-2125 has demonstrated potent activity against the hepatitis C virus in several pre-clinical systems. IND-enabling GLP studies demonstrated that XTL-2125 has favorable oral pharmacokinetics and a good safety profile in multiple animal species. In May 2006, we announced the initiation of a Phase I, placebo-controlled, dose escalation trial of XTL-2125 in chronic HCV patients. The compound was in-licensed by us from B&C Biopharm Co., Ltd., a Korean drug development company.

•
XTL-6865 is also being developed for the treatment of hepatitis C. XTL-6865 (formerly known as the HepeX-C program) is a combination of two fully human monoclonal antibodies (Ab68 and Ab65) against the hepatitis C virus E2 envelope protein. The antibodies comprising XTL-6865 are expected to “trap” the virus in the patient’s serum and prevent the infection of healthy liver cells. A single antibody version of this product was tested in a pilot clinical program that included both Phase I and Phase II clinical trials. In April 2005, we submitted an IND to the FDA in order to commence a Phase Ia/Ib clinical trial for XTL-6865, the dual-antibody product. In September 2005, we announced the initiation of a Phase Ia clinical trial with XTL-6865 in patients with chronic hepatitis C.

•
DOS is a pre-clinical program focused on the development of novel hepatitis C small molecule inhibitors.  Compounds developed to date inhibit HCV replication in a pre-clinical cell-based assay with potencies comparable to clinical stage drugs. These compounds are presently being optimized. We expect to identify the first clinical candidate from the Diversity Oriented Synthesis, or DOS, program and start IND-enabling GLP-safety studies with this clinical candidate in the second half of 2006.

•
HepeX-B is being developed to prevent re-infection with hepatitis B, known as HBV, in liver transplant patients. HepeX-B is a mixture of two fully human monoclonal antibodies, which bind to the HBV surface antigen, or HBsAg. In December 2005, data from the Phase IIb trial in liver transplant patients showed that patients treated with HepeX-B experienced no evidence of viral reinfection. Worldwide rights for HepeX-B were licensed to Cubist in 2004, in exchange for certain milestone payments and future royalties on Cubist’s net sales. Cubist recently met with the FDA to discuss proposed changes to the method of manufacture and formulation of HepeX-B. Cubist is expected to meet with the FDA again in the first half of 2006 to discuss the implications of these changes on the next stage of the clinical program.

To date, we have not received approval for the sale of any of our drug candidates in any market and, therefore, have not generated any commercial revenues from the sales of our drug candidates. Moreover, preliminary results of our pre-clinical or clinical tests do not necessarily predict the final results, and acceptable results in early preclinical or clinical testing might not be obtained in later clinical trials. Drug candidates in the later stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. We have received license and reimbursed out of pocket expense revenue pursuant to our agreement with Cubist with respect to HepeX-B, although HepeX-B has not yet been commercialized.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Our Strategy

Under our current strategy, we plan to:

•	continue the clinical development of XTL-2125 and XTL-6865;

•	identify clinical candidates from our DOS program and advance them into clinical development; and

•	seek to in-license or acquire additional candidates.

Products Under Development

We are developing several products for the treatment of hepatitis C. Chronic hepatitis C is a serious life-threatening disease which affects around 170 to 200 million people worldwide, according to a Datamonitor report from April 2005. We estimate that between eight to 10 million of these people reside in the U.S., Europe and Japan. According to the BioSeeker Group, 20% to 30% of chronic hepatitis patients will eventually develop progressive liver disease that may lead to decomposition of the liver or hepatocellular carcinoma (liver cancer). According to the National Digestive Diseases Information Clearing House (NDDIC), each year 10,000 to 12,000 people die from HCV in the U.S. alone. The Centers for Disease Control, or CDC, predicts, that by the end of this decade, the number of deaths due to HCV in the U.S. will surpass the number of deaths due to AIDS.

According to the BioSeeker Group, the worldwide market for the treatment of chronic HCV in 2003 was estimated at $3 billion and consists entirely of Interferon-based treatments. Interferon alpha was first approved for use against chronic hepatitis C in 1991. At present, the optimal regimen appears to be a 24 or 48 week course of the combination of Pegylated-Interferon and Ribavirin. In studies done at the St. Louis University School of Medicine, a 24 week course of this combination therapy yields a sustained response rate of approximately 40% to 45% in patients with genotype 1 (the most prevalent genotype in the western world according to the CDC) and a better sustained response with a 48 week course.

XTL-2125

XTL-2125 is a novel non-nucleoside HCV RNA polymerase inhibitor that is being developed for the treatment of chronic hepatitis C. XTL-2125’s ability to inhibit HCV replication was demonstrated in XTL's proprietary cell-based assay for HCV infectivity.  In addition, XTL-2125 was orally active in XTL’s proprietary Trimera mouse model. IND-enabling GLP studies demonstrated that XTL-2125 has a favorable oral pharmacokinetics and a good safety profile in multiple animal species.
In the fourth quarter of 2005, we filed an application with the Israel Ministry of Health to conduct Phase I human trials of XTL-2125 in chronic HCV patients.  In May 2006, we announced the initiation of patient dosing in a Phase I clinical trial of XTL-2125 for the treatment of chronic HCV. The Phase I trial is a placebo controlled, randomized, dose escalating study, which will evaluate the safety, tolerability and antiviral activity of single and multiple doses of XTL-2125. The study will enroll 48 patients into six cohorts comprised of eight patients each (of which two are placebo patients). Each patient will receive a single dose, followed by a 14-day multi-dosing regimen commencing one week after the single dose administration.

XTL-6865

XTL-6865 is being developed for the treatment of hepatitis C. XTL-6865 is a combination of two fully human monoclonal antibodies (Ab68 and Ab65) against the hepatitis C virus E2 envelope protein. The antibodies comprising XTL-6865 are expected to “trap” the virus in the patient’s serum and prevent the infection of healthy liver cells. A single antibody version of this product, then referred to as HepeX-C, was tested in a pilot clinical program that included both Phase I and Phase II clinical trials. In April 2005, we submitted an IND to the FDA in order to commence a Phase Ia/Ib clinical trial for XTL-6865, the dual-antibodies product. In September 2005, we announced the initiation of a Phase Ia clinical trial with XTL-6865 in patients with chronic hepatitis C.

The two antibodies comprising XTL-6865 were selected by screening a large panel of candidates based on their high level of activity against the virus in our proprietary HCV models. We believe that a combination of two antibodies that bind to different epitopes is essential to provide broad coverage of virus quasispecies, and to minimize the probability for escape from therapy. We have shown that the two antibodies chosen (Ab68 and Ab65) specifically bind and immunoprecipitate viral particles from infected patients’ sera with different HCV genotypes. In addition, both antibodies reduced mean viral load in HCV-Trimera mice. We have also shown that incubation of an infectious human serum with Ab68 or Ab65 prevented the serum’s ability to infect human liver cells and human liver tissue.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

The current Phase Ia study is designed to evaluate the safety, tolerability, and virologic activity of escalating single doses of XTL-6865 in patients with chronic hepatitis C virus infection, and to assess the pharmacokinetics of XTL-6865 in the presence of viral infection. The current study will be a randomized, double blind, placebo-controlled, multi-center design. The following XTL-6865 doses will be administered to groups of four patients each: 5 mg, 20 mg, 75 mg, 250 mg, 600 mg, 1200 mg, 2400 mg, and placebo. Within each group, three subjects will receive XTL-6865 and one subject will receive placebo. No patient will be enrolled in more than one dose level. Up to two additional groups of four patients may be enrolled at the current or intermediate doses to obtain additional safety or pharmacokinetic/pharmacodynamic data and to more accurately define the Maximum Tolerated Dose (MTD). Concentrations of anti-E2 antibody and HCV RNA in the peripheral blood will be periodically evaluated.

The single antibody Hepex-C product candidate (Ab68) was tested in a pilot clinical program, which included:

•
A Phase Ia/Ib Clinical Program in Patients with Chronic HCV, which demonstrated the safety and tolerability of using single and multi-doses of Ab 68 up to 120mg for a 28 day dosing period. In terms of efficacy, eight out of 25 patients had at least a 90% reduction in HCV-RNA levels from pre-treatment levels following administration of Ab68. These trials provided safety data, as well as a preliminary indication of anti-viral activity in humans.

•
A Phase IIa Clinical Trial with Ab68 Following Liver Transplant, which demonstrated the safety and tolerability of Ab68 up to 240mg for a 12 week dosing period. The study was planned as a blinded, placebo-controlled, dose-escalating study in a total of 24 liver transplant patients receiving six different doses of Ab68 (20mg, 40mg, 80mg, 120mg, 240mg, and 480mg). Ab68 was administered once during the transplantation, then up to three times during the first 24 hours following transplantation, then daily during the following six days, and then in decreasing frequency during the following eleven weeks. The 480mg dose level was not tested due to a clinical hold as a result of an intraoperative death of the first patient tested at the 480mg dose level (later determined by the medical examiner to be related to pulmonary emboli (blood clots in the lung). The FDA later cleared the clinical hold, but we decided to discontinue the study and focus further development efforts on the dual antibody product, XTL-6865. No other drug-related serious adverse events were reported during this study.

During the period of daily dosing (the first seven days following the transplant), reduction in viral load from baseline were greater in the two highest dose groups (120 mg and 240 mg) compared to the placebo group. On day one following the transplant (when Ab68 was administered three times) the median reduction in viral load from baseline of the highest dose group (240mg) was 1-log (90%) greater than the placebo group. The 120mg and 240mg dose groups had a greater reduction in viral load than the placebo group during the first week when dosed daily. This effect was less evident when dosed less frequently than daily. This data provided additional evidence of anti-viral activity in immunosuppressed patients. It should be noted that the small number of patients in this pilot study did not allow us to draw statistical analysis.

DOS

DOS is a pre-clinical program focused on the development of three families of novel hepatitis C small molecule inhibitors.  Compounds in each family inhibit HCV replication in a pre-clinical cell-based assay with potencies comparable to clinical stage drugs.  These compounds are presently being optimized. We expect to identify the first clinical candidate from the DOS program and start IND-enabling GLP-safety studies with this clinical candidate in the second half of 2006.

We gained access to the DOS program through a license and asset purchase agreement with VivoQuest Inc. that was completed in September 2005. Under this agreement, we licensed lead HCV molecules, a proprietary compound library and medicinal chemistry technologies.  The DOS small molecule chemistry technology developed at VivoQuest was used to create these molecules and is currently being used to produce optimized compounds for advanced pre-clinical and IND-enabling GLP safety studies. See “Business-Material Contracts.”

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

HepeX-B

HepeX-B is being developed to prevent re-infection with HBV in liver transplant patients. Protection of the transplanted liver from recurrent HBV infection is critical to preserving graft function. Life-long HBV prophylactic treatment is typically necessary, since the virus remains in several other body compartments following removal of the infected liver. Without treatment, Hepatitis B infection of the transplanted liver reoccurs rapidly resulting in progressive disease, graft failure, and death.

HepeX-B is a mixture of two fully human monoclonal antibodies which bind to the HBV surface antigen, or HBsAg. HepeX-B is being developed as an alternative to the present standard-of-care, hepatitis B Immunoglobulin, or HBIg, which has several disadvantages, among them complicated and uncomfortable patient administration (intravenous or painful intra-muscular injection). In addition, as HepeX-B is not isolated from human blood, risk of infection from blood-borne organisms is minimal. The present market size of HBIg is estimated to be about $100 million per year worldwide.

HepeX-B was recently studied in a Phase IIb clinical trial in liver transplant patients. In the Phase IIb study, HepeX-B was studied as maintenance therapy to prevent reinfection with hepatitis B in liver transplant patients. The data from the Phase IIb study was derived from patients who had completed at least six months of therapy, which was the treatment duration at which the primary endpoint was measured. Eleven patients received monthly 20 mg infusions of HepeX-B; ten received monthly infusions of 40 mg HepeX-B; and nine received monthly infusions of 5000 IU HBIg (current standard of care). Data from liver transplant patients who were treated with monthly infusions of 20 or 40 mg HepeX-B versus 5000 IU of HBIg showed that patients with either dose of HepeX-B experienced no evidence of viral reinfection. The data also showed fewer and less serious adverse experiences reported in both HepeX-B groups as compared to the HBIg group, although the differences were not statistically significant given the number of patients in the trial. Patients who were treated with HepeX-B as well as HBIg also received concurrent HBV polymerase inhibitor.

Prior to the initiation of the Phase IIb study in liver transplant patients, we conducted a Phase I clinical study in twelve healthy volunteers to determine the pharmacokinetic properties of HepeX-B. The study evaluated a single intravenous infusion of 10mg or 40mg of HepeX-B with subsequent follow-up over a 12-week period. HepeX-B was well tolerated by all subjects. Although our study did not directly compare HepeX-B to HBIg, the trough antibody concentrations achieved with 10mg and 40mg doses of HepeX-B were similar to or higher than concentrations achieved with standard doses of HBIg used in current treatment protocols (10,000mg), thus potentially enabling the development of a low volume, “patient friendly” formulation.

Orphan drug status, a regulatory designation that provides exclusive marketing rights to drug candidates that would not otherwise be commercially viable, has been granted for HepeX-B in the U.S. and Europe.

In June 2004, we announced the completion of a license agreement with Cubist for the worldwide development and commercialization of HepeX-B. Under this agreement, as amended, we were responsible for certain clinical and product development activities of HepeX-B through August 2005, at the expense of Cubist. We have transferred full responsibility for completing the development of HepeX-B to Cubist. Cubist will be responsible for completing the development and for registration and commercialization of the product worldwide. Under the terms of the agreement, as amended, Cubist paid us an initial up-front payment of $1 million upon the signing of the agreement, a further aggregate amount of $1 million as collaboration support was paid in 2004, and an additional amount of up to $3 million will be paid upon achievement of certain regulatory milestones. Under the agreement, we are entitled to receive royalties from net sales by Cubist, generally ranging from 10% to 17%. In the event that the actual costs incurred in conducting activities that Cubist determines are necessary or advisable to obtain regulatory approval for HepeX-B for the prevention of recurrent hepatitis B infections in liver transplant patients exceed $33.9 million, any costs in excess shall be borne in equal share by us and Cubist.

Cubist recently met with the FDA to discuss proposed changes to the method of manufacture and formulation of HepeX-B. Specifically, Cubist plans to shift from the use of hybridoma cells to Chinese Hamster Ovary (CHO) cells and to switch to subcutaneous delivery prior to Phase III. The objective of the manufacturing change is to provide a stable platform for commercialization. The switch to subcutaneous administration is meant to increase patient convenience and compliance with chronic therapy. Cubist will meet again with the FDA in the first-half of 2006 to discuss the implications of these changes on the next stage of the clinical program.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Proprietary Technology

Our proprietary Trimera technology is a method for introducing functional human cells or tissue into a mouse. The Trimera technology is a patented tool whereby murine immune systems are ablated by radiation, and bone marrow is transplanted from genetically immuno-deficient mice to re-enable red blood cell production. The result is the production of “radiation chimeras.” As these chimeras have no immune system, they are able to accept implanted human cells, without rejection, thereby creating a “Trimera.” The resulting mouse can be used:

•	to generate humanized monoclonal antibodies, or hMAbs (the “Trimera hMAb Technology”); and/or

•	as an animal model of human disease (the “Trimera Model Technology”).

These models can be used for testing various approaches to treat human disease, including the development of new prophylactic and therapeutic products and have been used to discover the HepeX-B product and to screen the activity of XTL-6865 and XTL-2125.

Intellectual Property and Patents

General

Patents and other proprietary rights are very important to the development of our business. We will be able to protect our proprietary technologies from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. It is our intention to seek and maintain patent and trade secret protection for our drug candidates and our proprietary technologies. As part of our business strategy, our policy is to actively file patent applications in the U.S. and internationally to cover methods of use, new chemical compounds, pharmaceutical compositions and dosing of the compounds and compositions and improvements in each of these. We also rely on trade secret information, technical know-how, innovation and agreements with third parties to continuously expand and protect our competitive position.

Generally, patent applications in the U.S. are maintained in secrecy for a period of 18 months or more. Since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we are not certain that we were the first to make the inventions covered by each of our pending patent applications or that we were the first to file those patent applications. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. Therefore, we cannot predict the breadth of claims allowed in biotechnology and pharmaceutical patents, or their enforceability. To date, there has been no consistent policy regarding the breadth of claims allowed in biotechnology patents. Third parties or competitors may challenge or circumvent our patents or patent applications, if issued. Granted patents can be challenged and ruled invalid at any time, therefore the grant of a patent is not of itself sufficient to demonstrate our entitlement to a proprietary right. The disallowance of a claim or invalidation of a patent in any one territory can have adverse commercial consequences in other territories.

If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may choose to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost, even if the eventual outcome is favorable to us. While we have the right to defend patent rights related to our licensed drug candidates and technologies, we are not obligated to do so. In the event that we decide to defend our licensed patent rights, we will be obligated to cover all of the expenses associated with that effort. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before we commercialize any of our products, any related patent may expire or remain in existence for only a short period following commercialization, thus reducing any commercial advantage or financial value attributable to the patent.

If patents are issued to others containing preclusive or conflicting claims and these claims are ultimately determined to be valid, we may be required to obtain licenses to these patents or to develop or obtain alternative technology. Our breach of an existing license or failure to obtain a license to technology required to commercialize our products may seriously harm our business. We also may need to commence litigation to enforce any patents issued to us or to determine the scope and validity of third-party proprietary rights. Litigation would create substantial costs. An adverse outcome in litigation could subject us to significant liabilities to third parties and require us to seek licenses of the disputed rights from third parties or to cease using the technology if such licenses are unavailable.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL-2125

One patent family presently covers XTL-2125. It covers the structure of the compound, and its use for the treatment of chronic HCV patients. The patent application covers the unique structure of the molecules and their use as a pharmaceutical composition for the treatment of HCV. This patent family, if issued, will expire in 2023. Based on the provisions of the Patent Term Extension Act, we currently believe that we would qualify for certain patent term extensions. The patent application covering XTL-2125 is exclusively licensed to us by B&C Biopharm Co., Ltd.

XTL-6865

XTL-6865 is a combination of two human monoclonal antibodies against HCV, Ab68 and Ab65. Three patent families presently cover XTL-6865, including the two human monoclonal antibodies comprising XTL-6865 and its use to treat HCV infection. The patents cover both the treatment of chronic HCV patients with the antibodies and the prevention of liver re-infection in liver transplant recipients. One family concerns one antibody comprising XTL-6865, Ab68. Two families concern the second antibody comprising XTL-6865, Ab65.

The patent and patent applications covering Ab68 are exclusively licensed to us from the DRK-Blutspendedienst Baden-Wurttemberg (Ulm University, Ulm, Germany).

The patent and patent applications covering Ab65 are exclusively licensed to us from Stanford University, California in all territories outside China, and in China, it is co-exclusively licensed to us and Applied Immunogenetics.

Currently, XTL-6865 and its use to treat hepatitis C infection is covered by one issued U.S. patent that will expire in 2019. Additional patent applications, if issued, will expire between 2018 and 2021. Based on the provisions of the Patent Term Extension Act, we currently believe that we would qualify for certain patent term extensions. We believe that we will have sufficient time to commercially utilize the inventions directed to the treatment and prevention of hepatitis C infection.

HepeX-B

Three patent families presently cover HepeX-B, including the two human monoclonal antibodies comprising HepeX-B and its use to treat HBV infection. The patents and patent applications cover both the treatment of chronic HBV patients with the antibodies and the prevention of liver re-infection in liver transplant recipients. Two of the families correspond each to a separate antibody comprising HepeX-B, with one family owned by us, and the second family jointly owned by Yeda and us. A third family of patent applications concerns treatment of HBV patients with the combination of the antibodies and is owned by us.

Currently, HepeX-B and its use to treat hepatitis B infection is covered by several issued patents that will expire in 2017. The patents applications covering the combination of antibodies, if issued, will expire in 2021. Based on the provisions of the Patent Term Extension Act, we currently believe that we would qualify for certain patent term extensions. We believe that we will have sufficient time to commercially utilize the inventions directed to the treatment and prevention of hepatitis B infection in liver transplant patients.

DOS

The lead molecules that are included in the VivoQuest license are covered by two issued patents and four patent applications. The patent applications describe both the structure of the compounds and their use for treating HCV infection. The two issued VivoQuest patents will expire in 2023. Additional patent applications, if issued, will expire in 2023, 2024 and 2025. Based on the provisions of the Patent Term Extension Act, we currently believe that we would qualify for certain patent term extensions.

We believe that we will have sufficient time to commercially utilize the inventions from our small molecule development program directed to the treatment and prevention of hepatitis C infection.

Trimera Technology

Three patent families presently cover the Trimera technology, each covering a different use of the basic technology. The patents cover the Trimera mouse, a method for its production, and its various applications. The patents are exclusively licensed to us by Yeda.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Currently, the Trimera mouse and its various applications are covered by several issued patents that will expire between 2010 and 2015. The patents covering the hepatitis animal model will expire between 2011 and 2016. We believe that we will have sufficient time to commercially utilize the inventions resulting from the Trimera technology.

Other Intellectual Property Rights

We depend upon trademarks, trade secrets, know-how and continuing technological advances to develop and maintain our competitive position. To maintain the confidentiality of trade secrets and proprietary information, we require our employees, scientific advisors, consultants and collaborators, upon commencement of a relationship with us, to execute confidentiality agreements and, in the case of parties other than our research and development collaborators, to agree to assign their inventions to us. These agreements are designed to protect our proprietary information and to grant us ownership of technologies that are developed in connection with their relationship with us. These agreements may not, however, provide protection for our trade secrets in the event of unauthorized disclosure of such information.

In addition to patent protection, we may utilize orphan drug regulations to provide market exclusivity for certain of our drug candidates. The orphan drug regulations of the FDA provide incentives to pharmaceutical and biotechnology companies to develop and manufacture drugs for the treatment of rare diseases, currently defined as diseases that exist in fewer than 200,000 individuals in the United States, or, diseases that affect more than 200,000 individuals in the United States but that the sponsor does not realistically anticipate will generate a net profit. Under these provisions, a manufacturer of a designated orphan drug can seek tax benefits, and the holder of the first FDA approval of a designated orphan product will be granted a seven-year period of marketing exclusivity for such FDA-approved orphan product. We believe that certain of the indications for our drug candidates will be eligible for orphan drug designation.

Licensing Agreements and Collaborations

We have formed strategic alliances with a number of companies for the manufacture and commercialization of our products. Our current key strategic alliances are discussed below.

XTL-2125 License

XTL-2125 has been licensed from B&C Biopharm Co., Ltd., or B&C, since February 2003. Under the terms of the agreement, we have exclusive rights to XTL-2125 worldwide, with the exception of Asia, which is shared between the two companies, and Korea, for which B&C retains exclusive rights. Under the terms of the agreement, we are obligated to make certain milestone payments in addition to royalties on product sales. To date we have made $1.1 million in license and milestone payments to B&C, and we have agreed to make contingent milestone payments of up to approximately $13.4 million over the life of the license, of which $8.0 million will be due upon or following regulatory approval of the drug. The license terminates upon the expiration of the last of the licensed patents. Notwithstanding the above, we may terminate this agreement upon specified notice to B&C.

XTL-6865 License

XTL-6865 is a combination of two human monoclonal antibodies against HCV, Ab68 and Ab65.

In April 2000, we licensed Ab68 under an exclusive worldwide license from the DRK-Blutspendedienst Baden-Wurttemberg (Ulm University, Germany, or Ulm). Under the terms of this agreement, we are obligated to pay Ulm a specified royalty rate on sales of product incorporating Ab68. We can deduct certain payments that are made to third parties from these royalties, subject to a minimum royalty rate. We are also obligated to pay Ulm a specified percentage of any milestone payments we may receive from any sublicensee to whom we may grant a license or sublicense of Ab68 or technology related to the production of Ab68. We can deduct certain of these payments that are made to third parties from the percentage of milestone payments owed to Ulm, subject to a minimum milestone payment amount. Either party may terminate the agreement, by written notice, upon or after the winding up or insolvency of the other party, or upon or after commitment of a material breach by the other party that cannot be cured, or if curable, has not been cured, within 60 days after receipt of notice. In the absence of such termination, the agreement shall expire upon the expiration of the license granted under the agreement. To date we have made $150,000 in license and milestone payments to Ulm.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

In September 2003, we licensed Ab65 from Stanford University under an exclusive license agreement. Under the terms of this agreement, we have exclusive rights to Ab65 worldwide, excluding China. In China, we have co-exclusive rights with Applied Immunogenetics LLC. Under the terms of this agreement, we must use commercially reasonable efforts to commercialize and market Ab65. We are obligated to make royalty payments to Stanford University on sales of product incorporating Ab65, and we are also obligated to make milestone payments upon the occurrence of certain specified events. To date we have made $182,000 in license and milestone payments to Stanford University, and we have undertaken to make contingent milestone payments of up to approximately $200,000 over the life of the license, all of which will be due upon or following regulatory approval of the drug. The license terminates upon the later of the expiration of last of the licensed patents or at the time of our last royalty payment. Notwithstanding the above, we may terminate this agreement upon specified notice to Stanford University. In addition, should we fail to meet certain developmental milestones for Ab65, our rights to the use of Ab65 become non-exclusive upon notice to that effect to us by Stanford University.

In addition, under an agreement entered into in September 2003, we are obligated to make royalty payments on sales of product incorporating Ab65 to Applied Immunogenetics LLC, a company that previously held non-exclusive rights to Ab65 and returned them to Stanford University, enabling us to gain exclusive rights to Ab65 from Stanford University. Our agreement with Applied Immunogenetics LLC expires on the expiration or termination of our exclusive agreement with Stanford University, as described above. To date we have made $183,000 in license and milestone payments to Applied Immunogenetics LLC. There are no additional contingent milestone payments.

Cubist License

We have entered into a licensing agreement with Cubist dated June 2, 2004, as amended, under which we granted to Cubist an exclusive, worldwide license (with the right to sub-license) to commercialize HepeX-B and any other product containing a hMAb or humanized monoclonal antibody or fragment directed at the hepatitis B virus owned or controlled by us. Under this agreement, we were responsible for certain clinical and product development activities of HepeX-B through August 2005, at the expense of Cubist. We have transferred full responsibility for completing the development of HepeX-B to Cubist. Cubist will be responsible for completing the development and for registration and commercialization of the product worldwide. Nevertheless, during the term of this agreement, we have an ongoing obligation to transfer to Cubist all information Cubist may reasonably require and to provide Cubist with reasonable access to pertinent employees of ours that have experience with or information related to HepeX-B. We are also required to file, prosecute and maintain the relevant patents at our sole expense.

In the event that the actual costs incurred in conducting activities that Cubist determines are necessary or advisable to obtain regulatory approval for HepeX-B for the prevention of recurrent hepatitis B infections in liver transplant patients exceed $33.9 million, any costs in excess shall be borne in equal share by us and Cubist. Under the terms of the agreement, Cubist paid us an initial up-front payment of $1 million upon the signing of the agreement, a further aggregate amount of $1 million as collaboration support was paid in 2004, and an additional amount of up to $3 million will be paid upon achievement of certain regulatory milestones. We are entitled to receive royalties from net sales by Cubist, generally ranging from 10% to 17%, depending on levels of net sales achieved by Cubist, subject to certain deductions based on patent protection of HepeX-B in that territory, total costs of HepeX-B development, third party license payments and indemnification obligations.

Cubist has the right to sub-license HepeX-B. The sub-licensee fees we will receive in such cases will vary according to the territory, the subject of the sub-license, the patent protection of HepeX-B in that territory, total costs of HepeX-B development, third party license payments, indemnification obligations and local competition. For example, where HepeX-B is not patent protected and a competing product obtains more than an agreed percentage of the local market, we would receive no royalties on sales of HepeX-B.

Cubist has granted us the non-exclusive right of negotiation during the term of the agreement to obtain all or any portion of the rights to manufacture and supply HepeX-B or any other product containing an hMAb or humanized monoclonal antibody or fragment directed at the hepatitis B virus owned or controlled by us. Furthermore, in certain circumstances, we have the exclusive right to negotiate with Cubist to obtain from Cubist a sub-license to market and sell the HepeX-B or such other product in certain territories.

We agreed that during the term of the agreement and for one year thereafter, we will not research, develop or commercialize any competitive product containing a human or humanized monoclonal antibody or fragment that is directed to and binds with the hepatitis B virus.

The agreement expires on the later of the last valid patent claim covering HepeX-B to expire or 10 years after the first commercial sale of HepeX-B on a country-by-country basis.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VivoQuest License

In August 2005, we entered into a license agreement with VivoQuest covering a proprietary compound library, including certain HCV compounds. Under the terms of the license agreement, we have exclusive worldwide rights to VivoQuest’s intellectual property and technology in all fields of use. To date we have made approximately $0.9 million in license payments to VivoQuest under the license agreement The license agreement also provides for additional milestone payments triggered by certain regulatory and sales targets. These additional milestone payments total $34.6 million, $25.0 million of which will be due upon or following regulatory approval or actual product sales, and are payable in cash or ordinary shares at our election. In addition, the license agreement requires that we make royalty payments to VivoQuest on product sales.

Yeda License
In April of 1993, we entered into a research and license agreement with Yeda, which we refer to as the Yeda Agreement, under which Yeda granted us an exclusive worldwide license to use the Trimera patent portfolio and to exclusively use the information derived from the performance of certain research for the purposes specified in the agreement. Subject to earlier termination in accordance with the Yeda Agreement, the term of the license with respect to any licensed product made and/or sold or to any other licenced activity conducted in any country where a licensed patent covers such product or other licensed activity is until the date on which the last licensed patent in that country expires or until 12 years from the first commercial sale of the product (or first receipts to us from such other licensed activity) in such country, whichever is the longer period and in any other country until 12 years from the first commercial sale of such product (or first receipts to us from such other licensed activity) in that country. Similar provisions fix the term of the license with respect to licensed activities not attributable to any particular country. Under the agreement, any assignment or sublicense of the license granted by Yeda requires Yeda's prior written consent.

The Yeda Agreement has undergone a number of amendments, one of the end results of which is that we shall pay to Yeda the following royalties: a royalty of 3% of all net sales received by us; 25% of amounts received by us on net sales of third parties (less certain royalties payable by us to third parties), but no more than 3% and no less than 1.5% of such net sales; and a royalty ranging between 20% to 40% on any receipts to us other than our net sales or receipts on net sales made by third parties. Furthermore, such amendments have also changed the termination provisions relating to Yeda’s entitlement to terminate the agreement if we do not pay Yeda a certain minimum amount of annual royalties of $100,000 or $200,000, depending on the year. We may terminate the agreement with Yeda with six months advance notice in which event our rights in any technology licensed by Yeda to us shall terminate and all rights in any technology derived from research and development activities performed by us in connection with the technology licensed by Yeda to us shall vest in Yeda.

In the agreement between Yeda, us and Cubist, whereby Yeda gave its consent relating to the grant of the license by us to Cubist under the terms of the HepeX-B collaboration, Yeda received the right to receive at least 1.5% of net sales of HepeX-B by Cubist sub-licensees, regardless of the amount received by us from Cubist in respect of such sales.

Competition

Competition in the pharmaceutical and biotechnology industries is intense. Our competitors include pharmaceutical companies and biotechnology companies, as well as universities and public and private research institutions. In addition, companies that are active in different but related fields represent substantial competition for us. Many of our competitors have significantly greater capital resources, larger research and development staffs and facilities and greater experience in drug development, regulation, manufacturing and marketing than we do. These organizations also compete with us to recruit qualified personnel, attract partners for joint ventures or other collaborations, and license technologies that are competitive with ours. To compete successfully in this industry we must identify novel and unique drugs or methods of treatment and then complete the development of those drugs as treatments in advance of our competitors.

The drugs that we are attempting to develop will have to compete with existing therapies. In addition, a large number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. Other companies have products or drug candidates in various stages of pre-clinical or clinical development to treat diseases for which we are also seeking to discover and develop drug candidates. Some of these potential competing drugs are further advanced in development than our drug candidates and may be commercialized earlier.

Competing Products for Treatment of Chronic Hepatitis C

We believe that a significant number of drugs are currently under development that will become available in the future for the treatment of hepatitis C.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

At present, the only approved therapies for treatment of chronic HCV are Interferon-based. There are multiple drugs presently under development for the treatment of HCV, most of which are in the pre-clinical or early stage of clinical development. These compounds are developed by both established pharmaceutical companies, as well as by biotech companies. Examples of such companies are: Anadys Pharmaceuticals, Inc., F. Hoffman-LaRoche & Co., Intercell AG, Schering-Plough Corporation, Gilead Sciences, Inc., Idenix Pharmaceuticals, Inc., InterMune, Inc. and Vertex Pharmaceuticals Incorporated. Many of these companies and organizations, either alone or with their collaborative partners, have substantially greater financial, technical and human resources than we do. In addition, our competitors also include smaller private companies such as Pharmasset, Ltd.

Competing Products for Preventing Re-Infection with Hepatitis B in Liver Transplant Patients

The present standard-of-care for preventing hepatitis B in liver transplant patients is Hepatitis B Immune Globulin, or HBIg. Our strategy is to replace the existing standard of care with HepeX-B.

Key producers of HBIg in the U.S. are NABI Biopharmaceuticals Inc., Bayer Biological Products, a division of Bayer Healthcare, and Cangene Corporation. Key HBIg producers in the European Union, or E.U., are Biotest AG, ZLB Behring, a subsidiary of CSL Ltd., and Berna Biotech AG. We are not aware of any competing monoclonal antibody against HBV currently in clinical development.

Several small molecules against HBV are presently being used in liver transplant patients. They presently include Lamivudine, a product of GlaxoSmithKline PLC, and Hepsera, a product of Gilead Sciences Inc., and may include additional small molecule drugs presently in Phase III clinical trials. These drugs are commonly prescribed in combination with HBIg, and not as a replacement. However, several centers have terminated HBIg use and maintain patients on small molecule therapy alone. To our knowledge, the impact of this approach on efficacy has not been established.

Supply and Manufacturing

We currently have no manufacturing capabilities and do not intend to establish any such capabilities.

XTL-2125

In 2003, we entered into a contract manufacturing agreement with an Israeli-based manufacturer for the supply of XTL-2125. We believe that this contract manufacturer will be adequate to satisfy our current clinical supply needs.

XTL-6865

In 2000, we entered into a contract manufacturing agreement with a U.S.-based manufacturer for the supply of the HepeX-C drug product, the single antibody version of XTL-6865, and subsequently under a master agreement for the supply of XTL-6865, the dual-MAb product. We believe that this contract manufacturer will be adequate to satisfy our current clinical supply needs. For commercial supply of XTL-6865, we intend to contract with a manufacturer to develop a robust validated production process for large scale drug supply.

HepeX-B

Future supply of the HepeX-B clinical material will be manufactured by a contract manufacturer to be selected by our partner Cubist. Cubist recently met with the FDA to discuss proposed changes to the method of manufacture and formulation of HepeX-B. Cubist will meet again with the FDA in the first-half of 2006 to discuss the implications of these changes on the next stage of the clinical program.

DOS

For planned pre-clinical and clinical supply of the HCV compounds licensed from VivoQuest, we intend to enter into a contract with a manufacturer to produce our pre-clinical and clinical supply needs.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

General

At the time of commercial sale, to the extent possible and commercially practicable, we plan to engage a back-up supplier for each of our product candidates. Until such time, we expect that we will rely on a single contract manufacturer to produce each of our product candidates under cGMP regulations. Our third-party manufacturers have a limited numbers of facilities in which our product candidates can be produced and will have limited experience in manufacturing our product candidates in quantities sufficient for conducting clinical trials or for commercialization. Our third-party manufacturers will have other clients and may have other priorities that could affect our contractor’s ability to perform the work satisfactorily and/or on a timely basis. Both of these occurrences would be beyond our control.  We anticipate that we will similarly rely on contract manufacturers for our future proprietary product candidates.

We expect to similarly rely on contract manufacturing relationships for any products that we may in-license or acquire in the future. However, there can be no assurance that we will be able to successfully contract with such manufacturers on terms acceptable to us, or at all.

Contract manufacturers are subject to ongoing periodic inspections by the FDA, the U.S. Drug Enforcement Agency and corresponding state agencies to ensure strict compliance with cGMP and other state and federal regulations. Our contractor in Israel faces similar inspections from Israeli regulatory agencies and from the FDA. We do not have control over third-party manufacturers’ compliance with these regulations and standards, other than through contractual obligations.

If we need to change manufacturers, the FDA and corresponding foreign regulatory agencies must approve these new manufacturers in advance, which will involve testing and additional inspections to ensure compliance with FDA regulations and standards and may require significant lead times and delay. Furthermore, switching manufacturers may be difficult because the number of potential manufacturers is limited. It may be difficult or impossible for us to find a replacement manufacturer quickly or on terms acceptable to us, or at all.

Government and Industry Regulation

Numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies, impose substantial regulations upon the clinical development, manufacture and marketing of our drug candidates and technologies, as well as our ongoing research and development activities. None of our drug candidates have been approved for sale in any market in which we have marketing rights. Before marketing in the United States, any drug that we develop must undergo rigorous pre-clinical testing and clinical trials and an extensive regulatory approval process implemented by the FDA, under the Federal Food, Drug and Cosmetic Act of 1938, as amended. The FDA regulates, among other things, the pre-clinical and clinical testing, safety, efficacy, approval, manufacturing, record keeping, adverse event reporting, packaging, labeling, storage, advertising, promotion, export, sale and distribution of biopharmaceutical products.

The regulatory review and approval process is lengthy, expensive and uncertain. We are required to submit extensive pre-clinical and clinical data and supporting information to the FDA for each indication or use to establish a drug candidate’s safety and efficacy before we can secure FDA approval. The approval process takes many years, requires the expenditure of substantial resources and may involve ongoing requirements for post-marketing studies or surveillance. Before commencing clinical trials in humans, we must submit an IND to the FDA containing, among other things, pre-clinical data, chemistry, manufacturing and control information, and an investigative plan. Our submission of an IND may not result in FDA authorization to commence a clinical trial.

The FDA may permit expedited development, evaluation, and marketing of new therapies intended to treat persons with serious or life-threatening conditions for which there is an unmet medical need under its fast track drug development programs. A sponsor can apply for fast track designation at the time of submission of an IND, or at any time prior to receiving marketing approval of the new drug application, or NDA. To receive fast track designation, an applicant must demonstrate that the drug:

•	is intended to treat a serious or life-threatening condition;

•	is intended to treat a serious aspect of the condition; and

•	has the potential to address unmet medical needs, and this potential is being evaluated in the planned drug development program.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Clinical testing must meet requirements for institutional review board oversight, informed consent and good clinical practices, and must be conducted pursuant to an IND, unless exempted.

The FDA must respond to a request for fast track designation within 60 calendar days of receipt of the request. Over the course of drug development, a product in a fast track development program must continue to meet the criteria for fast track designation. Sponsors of products in fast track drug development programs must be in regular contact with the reviewing division of the FDA to ensure that the evidence necessary to support marketing approval will be developed and presented in a format conducive to an efficient review. Sponsors of products in fast track drug development programs ordinarily are eligible for priority review and also may be permitted to submit portions of an NDA to the FDA for review before the complete application is submitted.

For purposes of NDA approval, clinical trials are typically conducted in the following sequential phases:

•	Phase I: The drug is administered to a small group of humans, either healthy volunteers or patients, to test for safety, dosage tolerance, absorption, metabolism, excretion, and clinical pharmacology.

•
Phase II: Studies are conducted on a larger number of patients to assess the efficacy of the product, to ascertain dose tolerance and the optimal dose range, and to gather additional data relating to safety and potential adverse events.

•	Phase III: Studies establish safety and efficacy in an expanded patient population.

•	Phase IV: The FDA may require a Phase IV to conduct post-marketing studies for purposes of gathering additional evidence of safety and efficacy.

The length of time necessary to complete clinical trials varies significantly and may be difficult to predict. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. Additional factors that can cause delay or termination of our clinical trials, or that may increase the costs of these trials, include:

•	slow patient enrollment due to the nature of the clinical trial plan, the proximity of patients to clinical sites, the eligibility criteria for participation in the study or other factors;

•	inadequately trained or insufficient personnel at the study site to assist in overseeing and monitoring clinical trials or delays in approvals from a study site’s review board;

•	longer treatment time required to demonstrate efficacy or determine the appropriate product dose;

•	insufficient supply of the drug candidates;

•	adverse medical events or side effects in treated patients; and

•	ineffectiveness of the drug candidates.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

In addition, the FDA may place a clinical trial on hold or terminate it if it concludes that subjects are being exposed to an unacceptable health risk. Any drug is likely to produce some toxicity or undesirable side effects in animals and in humans when administered at sufficiently high doses and/or for a sufficiently long period of time. Unacceptable toxicity or side effects may occur at any dose level at any time in the course of studies in animals designed to identify unacceptable effects of a drug candidate, known as toxicological studies, or clinical trials of drug candidates. The appearance of any unacceptable toxicity or side effect could cause us or regulatory authorities to interrupt, limit, delay or abort the development of any of our drug candidates and could ultimately prevent approval by the FDA or foreign regulatory authorities for any or all targeted indications.

Before receiving FDA approval to market a product, we must demonstrate that the product is safe and effective for its intended use by submitting to the FDA an NDA containing the pre-clinical and clinical data that have been accumulated, together with chemistry and manufacturing and controls specifications and information, and proposed labeling, among other things. The FDA may refuse to accept an NDA for filing if certain content criteria are not met and, even after accepting an NDA, the FDA may often require additional information, including clinical data, before approval of marketing a product.

As part of the approval process, the FDA must inspect and approve each manufacturing facility. Among the conditions of approval is the requirement that a manufacturer’s quality control and manufacturing procedures conform to cGMP. Manufacturers must expend time, money and effort to ensure compliance with cGMP, and the FDA conducts periodic inspections to certify compliance. It may be difficult for our manufacturers or us to comply with the applicable cGMP and other FDA regulatory requirements. If we or our contract manufacturers fail to comply, then the FDA will not allow us to market products that have been affected by the failure.

If the FDA grants approval, the approval will be limited to those disease states, conditions and patient populations for which the product is safe and effective, as demonstrated through clinical studies. Further, a product may be marketed only in those dosage forms and for those indications approved in the NDA. Certain changes to an approved NDA, including, with certain exceptions, any changes to labeling, require approval of a supplemental application before the drug may be marketed as changed. Any products that we manufacture or distribute pursuant to FDA approvals are subject to continuing regulation by the FDA, including compliance with cGMP and the reporting of adverse experiences with the drugs. The nature of marketing claims that the FDA will permit us to make in the labeling and advertising of our products will be limited to those specified in an FDA approval, and the advertising of our products will be subject to comprehensive regulation by the FDA. Claims exceeding those that are approved will constitute a violation of the Federal Food, Drug, and Cosmetic Act. Violations of the Federal Food, Drug, and Cosmetic Act or regulatory requirements at any time during the product development process, approval process, or after approval may result in agency enforcement actions, including withdrawal of approval, recall, seizure of products, injunctions, fines and/or civil or criminal penalties. Any agency enforcement action could have a material adverse effect on our business.

Should we wish to market our products outside the U.S., we must receive marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, companies are typically required to apply for foreign marketing authorizations at a national level. However, within the E.U., registration procedures are available to companies wishing to market a product in more than one E.U. member state. If the regulatory authority is satisfied that a company has presented adequate evidence of safety, quality and efficacy, the regulatory authority will grant a marketing authorization. This foreign regulatory approval process involves all of the risks associated with FDA approval discussed above. Our current strategy does call for us to market our drug candidates outside the U.S.

Failure to comply with applicable federal, state and foreign laws and regulations would likely have a material adverse effect on our business. In addition, federal, state and foreign laws and regulations regarding the manufacture and sale of new drugs are subject to future changes. We cannot predict the likelihood, nature, effect or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.

Organizational structure

Our wholly-owned subsidiary, XTL Biopharmaceuticals, Inc., is incorporated in Delaware and has its principal place of business in New York, New York.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Property, Plant and Equipment

We lease an aggregate of approximately 1,870 square meters of office and laboratory facilities in Rehovot, Israel. The lease in Rehovot expires in December 2006, with an option to extend for an additional year through December 31, 2007. We currently lease approximately 2,790 square meters in Valley Cottage, New York, and 55 square meters in Durham, North Carolina. The leases in Valley Cottage and Durham expire in 2009, and in October 2006, respectively. We have an option to renew our lease agreements, as needed. We also lease an approximate 100 square meter area in New York, New York, which is subject to a rent sharing agreement with the lessee of the facility.

We anticipate that these facilities will be sufficient for our needs for the foreseeable future. To our knowledge, there are no environmental issues that affect our use of the properties that we lease.

There are no encumbrances on our rights in these leased properties or on any of the equipment that we own. However, to secure the lease agreements in Israel, we provided a bank guarantee. As of December 31, 2005, the guarantee is secured by pledge on a long-term deposit amounting to $110,000 linked to the Israeli Consumer Price Index, which is included in the balance sheet as a restricted long-term deposit.

Material Contracts

Yeda License Agreement
In April of 1993, we entered into a research and license agreement with Yeda, which we refer to as the Yeda Agreement, under which Yeda granted us an exclusive worldwide license to use the Trimera patent portfolio and to exclusively use the information derived from the performance of certain research for the purposes specified in the agreement. Subject to earlier termination in accordance with the Yeda Agreement, the term of the license with respect to any licensed product made and/or sold or to any other licenced activity conducted in any country where a licensed patent covers such product or other licensed activity is until the date on which the last licensed patent in that country expires or until 12 years from the first commercial sale of the product (or first receipts to us from such other licensed activity) in such country, whichever is the longer period and in any other country until 12 years from the first commercial sale of such product (or first receipts to us from such other licensed activity) in that country. Similar provisions fix the term of the license with respect to licensed activities not attributable to any particular country. Under the agreement, any assignment or sublicense of the license granted by Yeda requires Yeda's prior written consent.

The Yeda Agreement has undergone a number of amendments, one of the end results of which is that we shall pay to Yeda the following royalties: a royalty of 3% of all net sales received by us; 25% of amounts received by us on net sales of third parties (less certain royalties payable by us to third parties), but no more than 3% and no less than 1.5% of such net sales; and a royalty ranging between 20% to 40% on any receipts to us other than our net sales or receipts on net sales made by third parties. Furthermore, such amendments have also changed the termination provisions relating to Yeda’s entitlement to terminate the agreement if we do not pay Yeda a certain minimum amount of annual royalties of $100,000 or $200,000, depending on the year. We may terminate the agreement with Yeda with six months advance notice in which event our rights in any technology licensed by Yeda to us shall terminate and all rights in any technology derived from research and development activities performed by us in connection with the technology licensed by Yeda to us shall vest in Yeda.

In the agreement between Yeda, us and Cubist, whereby Yeda gave its consent relating to the grant of the license by us to Cubist under the terms of the HepeX-B collaboration, Yeda received the right to receive at least 1.5% of net sales of HepeX-B by Cubist sub-licensees, regardless of the amount received by us from Cubist in respect of such sales.
Cubist Collaboration

We have entered into a licensing agreement with Cubist dated June 2, 2004, as amended, under which we granted to Cubist an exclusive, worldwide license (with the right to sub-license) to commercialize HepeX-B and any other product containing a hMAb or humanized monoclonal antibody or fragment directed at the hepatitis B virus owned or controlled by us. Under this agreement, we were responsible for certain clinical and product development activities of HepeX-B through August 2005, at the expense of Cubist. We have transferred full responsibility for completing the development of HepeX-B to Cubist. Cubist will be responsible for completing the development and for registration and commercialization of the product worldwide. Nevertheless, during the term of this agreement, we have an ongoing obligation to transfer to Cubist all information Cubist may reasonably require and to provide Cubist with reasonable access to pertinent employees of ours that have experience with or information related to HepeX-B. We are also required to file, prosecute and maintain the relevant patents at our sole expense.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

In the event that the actual costs incurred in conducting activities that Cubist determines are necessary or advisable to obtain regulatory approval for HepeX-B for the prevention of recurrent hepatitis B infections in liver transplant patients exceed $33.9 million, any costs in excess shall be borne in equal share by us and Cubist.

Under the terms of the agreement, Cubist paid us an initial up-front payment of $1 million upon the signing of the agreement, a further aggregate amount of $1 million was paid in 2004, and an additional amount of up to $3 million will be paid upon achievement of certain regulatory milestones. We are entitled to receive royalties from net sales by Cubist, generally ranging from 10% to 17%, depending on levels of net sales achieved by Cubist, subject to certain deductions based on patent protection of HepeX-B in that territory, total costs of HepeX-B development, third party license payments and indemnification obligations.

Cubist has the right to sub-license HepeX-B. The sub-licensee fees we will receive in such cases will vary according to the territory, the subject of the sub-license, the patent protection of HepeX-B in that territory, total costs of HepeX-B development, third party license payments, indemnification obligations and local competition. For example, where HepeX-B is not patent protected and a competing product obtains more than an agreed percentage of the local market, we would receive no royalties on sales of HepeX-B.

Cubist has granted us the non-exclusive right of negotiation during the term of the agreement to obtain all or any portion of the rights to manufacture and supply HepeX-B or any other product containing an hMAb or humanized monoclonal antibody or fragment directed at the hepatitis B virus owned or controlled by us. Furthermore, in certain circumstances, we have the exclusive right to negotiate with Cubist to obtain from Cubist a sub-license to market and sell the HepeX-B or such other product in certain territories.

We agreed that during the term of the agreement and for one year thereafter, we will not research, develop or commercialize any competitive product containing a human or humanized monoclonal antibody or fragment that is directed to and binds with the hepatitis B virus.

The agreement expires on the later of the last valid patent claim covering HepeX-B to expire or 10 years after the first commercial sale of HepeX-B on a country-by-country basis.

DRK-Blutspendedienst Baden-Wurttemberg (Ulm University, Germany)

In April 2000, we licensed Ab68 under an exclusive worldwide license from the DRK-Blutspendedienst Baden-Wurttemberg (Ulm University, Germany, or Ulm). Under the terms of this agreement, we are obligated to pay Ulm a specified royalty rate on sales of product incorporating Ab68. We can deduct certain payments that are made to third parties from these royalties, subject to a minimum royalty rate. We are also obligated to pay Ulm a specified percentage of any milestone payments we may receive from any sublicensee to whom we may grant a license or sublicense of Ab68 or technology related to the production of Ab68. We can deduct certain of these payments that are made to third parties from the percentage of milestone payments owed to Ulm, subject to a minimum milestone payment amount. Either party may terminate the agreement, by written notice, upon or after the winding up or insolvency of the other party, or upon or after commitment of a material breach by the other party that cannot be cured, or if curable, has not been cured, within 60 days after receipt of notice. In the absence of such termination, the agreement shall expire upon the expiration of the license granted under the agreement. To date we have made $150,000 in license and milestone payments to Ulm.

Stanford University

In September 2003, we licensed Ab65 from Stanford University under an exclusive license agreement. Under the terms of this agreement, we have exclusive rights to Ab65 worldwide, excluding China. In China, we have co-exclusive rights with Applied Immunogenetics LLC. Under the terms of this agreement, we must use commercially reasonable efforts to commercialize and market Ab65. We are obligated to make royalty payments to Stanford University on sales of product incorporating Ab65, and we are also obligated to make milestone payments upon the occurrence of certain specified events. To date we have made $182,000 in license and milestone payments to Stanford University, and we have undertaken to make contingent milestone payments of up to approximately $200,000 over the life of the license, all of which will be due upon or following regulatory approval of the drug. The license terminates upon the later of the expiration of last of the licensed patents or at the time of our last royalty payment. Notwithstanding the above, we may terminate this agreement upon specified notice to Stanford University. In addition, should we fail to meet certain developmental milestones for Ab65, our rights to the use of Ab65 become non-exclusive upon notice to that effect to us by Stanford University.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

In addition, as per an agreement entered into in September 2003, we are obligated to make royalty payments on sales of product incorporating Ab65 to Applied Immunogenetics LLC, a company that previously held non-exclusive rights to Ab65 and returned them to Stanford University, enabling us to gain exclusive rights to Ab65 from Stanford University. Our agreement with Applied Immunogenetics LLC expires on the expiration or termination of our exclusive agreement with Stanford University, as described above. To date we have made $183,000 in license and milestone payments to Applied Immunogenetics LLC. There are no additional contingent milestone payments.

B&C Biopharm Co., Ltd.

XTL-2125 has been licensed from B&C, since February 2003. Under the terms of the agreement, we have exclusive rights to XTL-2125 worldwide, with the exception of Asia, which is shared between the two companies, and Korea, for which B&C retains exclusive rights. Under the terms of the agreement, we are obligated to make certain milestone payments in addition to royalties on product sales. To date we have made $1.1 million in license and milestone payments to B&C, and we have undertaken to make contingent milestone payments of up to approximately $13.4 million over the life of the license, of which $8.0 million will be due upon or following regulatory approval of the drug. The license terminates upon the expiration of the last of the licensed patents. Notwithstanding the above, we may terminate this agreement upon specified notice to B&C.

VivoQuest Inc.

In August 2005, we entered into an asset purchase agreement with VivoQuest, a privately held biotechnology company based in the U.S., pursuant to which we agreed to purchase from VivoQuest certain assets, including VivoQuest’s laboratory equipment, and to assume VivoQuest’s lease of its laboratory space. In consideration, we paid $450,000 to VivoQuest, which payment was satisfied by the issuance of ordinary shares having a fair market value in the same amount as of the closing date. In addition, we entered into a license agreement with VivoQuest pursuant to which we acquired exclusive worldwide rights to VivoQuest’s intellectual property and technology. The license covers a proprietary compound library, including VivoQuest’s lead HCV compounds, that was developed through the use of Diversity Oriented Synthesis, or DOS, technology. The terms of the license agreement include an initial upfront license fee of approximately $941,000 that was paid in our ordinary shares. The license agreement also provides for additional milestone payments triggered by certain regulatory and sales targets. These milestone payments total $34.6 million, $25.0 million of which will be due upon or following regulatory approval or actual product sales, and are payable in cash or ordinary shares at our election. In addition, the license agreement requires that we make royalty payments on product sales. The asset purchase agreement and the license agreement with VivoQuest was completed in September 2005.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

MANAGEMENT

Directors and Senior Management

The following sets forth information with respect to our directors and executive officers as of March 31, 2006. Except as noted, the business address for each of the following is 750 Lexington Avenue, 20th Floor, New York, New York 10022.

Name	Age	Position
Michael S. Weiss	40	Chairman of the Board of Directors
William J. Kennedy, Ph.D	61	Non Executive Director
Ido Seltenreich (1)	34	Non Executive and External Director
Vered Shany, D.M.D (1)	41	Non Executive and External Director
Jonathan R. Spicehandler, M.D	57	Non Executive Director
Ben Zion Weiner, Ph.D (1)	61	Non Executive Director
Ron Bentsur	40	Chief Executive Officer
Jonathan Burgin (1)	44	Chief Financial Officer

(1)  Business address is Kiryat Weizmann Science Park, Building 3, POB 370, Rehovot 76100, Isreal.

Michael S. Weiss has served as a director of our company since November 2004, and was appointed interim Chairman of the Board in March 2005 and Chairman of the Board in August 2005. Mr. Weiss is currently the Chairman and CEO of Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX). Prior to that, from 1999-2002, Mr. Weiss was the founder, chairman and CEO of ACCESS Oncology, Inc., a private cancer company subsequently acquired by Keryx. Prior to that, Mr. Weiss was Senior Managing Director at Paramount Capital, Inc. From 1991-1993, Mr. Weiss was an attorney at Cravath, Swaine & Moore. Mr. Weiss received his B.A., magna cum laude from State University of New York at Albany and was awarded a Juris Doctorate degree from Columbia University Law School.

William J. Kennedy has served as a director of our company since February 2005. Dr. Kennedy retired as Vice President, Drug Regulatory Affairs, for Zeneca Pharmaceuticals Group in October 1999, and since that time has served as a regulatory consultant to the pharmaceutical industry. Prior to joining Zeneca Pharmaceuticals in 1986, Dr. Kennedy worked in regulatory affairs at G.D. Searle & Co., Kalipharma Inc., Berlex Laboratories, Inc. and Pfizer Pharmaceuticals, Inc. Dr. Kennedy earned a B.S. from Siena College, a M.A. from Clark University and a Ph.D in Pharmacology from SUNY, Buffalo. Prior to joining the industry in 1977, he was an Associate Research Professor at Yale University conducting research in Molecular Biology and Recombinant DNA.

Ido Seltenreich has served as a director of our company since August 2005.  Mr. Seltenreich is currently the representative of Cinema City International N.V., or CCI, in the Czech Republic, for which he has served as the Managing and Financing Director since October 1999. Mr. Seltenreich served as a member of the board of directors of an intragroup company of CCI, a development company that operates in the Bulgarian market from July 2003 to August 2005. Prior to that, from 1996-1999, Mr. Seltenreich worked at Luboshits Kasirer, a member of Ernst & Young.  Mr. Seltenreich received his B.A. in economics and accounting from Haifa University and has an Israeli CPA license.

Vered Shany has served as a director of our company since August 2005. Since March 2002, Dr. Shany has managed Tashik Consultants, providing strategic consulting and corporate analysis for Israeli and international corporations and investment management in life sciences companies. Previously, Dr. Shany served as managing director of Up-Tech Ventures Ltd, a subsidiary of the Africa-Israel Investments Group from May 2000 to March 2002, as a member of the board of directors of the Weizmann Science Park Incubator from May 2000 to March 2002, as vice president of marketing for Arad Technological Incubator from 1995 to 1999 and as business and marketing manager of Medun Ltd, a medical start-up company, from 1995 to 1998. Dr. Shany is currently an external director in Lahak Mutual Funds of Bank Hapoalim and in SFKT - Shrem Fudim Kellner Technologies. Dr. Shany received her masters’ degree in business administration from Heriot - Watt University, Edinburgh Business School, completed her D.M.D. degree, Doctor of Medical Dentistry and her B.Med.Sc, from Hebrew University of Jerusalem.
Jonathan R. Spicehandler has served as a director of our company since February 2005. From March 2002 until March 2006, Dr. Spicehandler was the chairman of Schering-Plough Research Institute, the pharmaceutical research arm of Schering-Plough Corporation, a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical and health care products worldwide. In that capacity, he served as a scientific advisor to the Schering-Plough Operating Committee as well as to senior management. He joined the company in 1982 as senior director - immunology and anti-infective clinical research and was appointed Vice President - clinical research in 1985; Vice President - biological research in 1991; Vice President - operations in 1992; and became President, Schering-Plough Research Institute in 1993. Dr. Spicehandler received his B.A. in biology from Union College in New York and his M.D. degree, cum laude, from the St. Louis University School of Medicine. Dr. Spicehandler also serves on the Board of Directors of Keryx Biopharmaceuticals, Inc. and of Color by Pergament Inc.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Ben Zion Weiner has served as a director of our company since February 2005. Dr. Weiner has been with Teva Pharmaceutical Industries Ltd. since 1975, after a Post Doctorate fellowship at Schering-Plough in the U.S.A. He received his Ph.D in Chemistry from the Hebrew University of Jerusalem. Since 2002 he has been Group Vice President, Global Products at Teva, responsible for Global Generic Research and Development, Global Innovative Research and Development and innovative products marketing. Dr. Weiner is a member of Teva's Core Management Committee. He was granted twice the Rothschild Prize for Innovation/Export, in 1989 for the development of alpha D3 for Dialysis and Osteoporosis and in 1999 for the development of Copaxone® for Multiple Sclerosis.

Ron Bentsur has served as our Chief Executive Officer since January 2006. Mr. Bentsur has nearly a decade of experience in the biotech industry. From June 2003 until February 2006, Mr. Bentsur served as Vice President, Finance and Investor Relations of Keryx Biopharmaceuticals, Inc. From October 2000 to June 2003, Mr. Bentsur served as Director of Investor Relations at Keryx. From July 1998 to October 2000, he served as Director of Technology Investment Banking at Leumi Underwriters, where he was responsible for all technology/biotechnology private placement and advisory transactions. From June 1994 to July 1998, Mr. Bentsur worked as an investment banker at ING Barings Furman Selz. Mr. Bentsur holds a B.A. in Economics and Business Administration with distinction from the Hebrew University of Jerusalem, Israel and an M.B.A., Magna Cum Laude, from New York University’s Stern Graduate School of Business.

Jonathan Burgin is a C.P.A. and has served as our Chief Financial Officer since August 1999. Before joining our company, he was the Chief Financial Officer at YLR Capital Markets, a leading Israeli investment bank which was publicly traded on the Tel Aviv Stock Exchange. From 1984 to 1997, Mr. Burgin worked at Kesselman & Kesselman, an accounting firm and a member of PricewaterhouseCoopers International Limited. During the last three years of his tenure there, Mr. Burgin served as Senior Manager. He received both his M.B.A. and B.A. in accounting and economics from Tel Aviv University.

Employment Agreements

We have an employment agreement dated as of January 3, 2006, with Ron Bentsur, Chief Executive Officer. Mr. Bentsur is entitled to an annual base salary of $225,000. He is entitled to receive a one time bonus of $25,000 in the event we are successful in securing an equity financing in excess of $10 million. He is entitled to receive discretionary bonus payments of up to 100% of his annual base salary on achievement of certain milestones recommended by the Remuneration Committee and set by our Board of Directors. Mr. Bentsur was also granted options to purchase a total of 7,000,000 ordinary shares at an exercise price equal to $0.774 per share (closing price of the last trading day prior to official appointment). These options are exercisable for a period of ten years from the date of issuance, and granted under the same terms and conditions as the Share Option Plan 2001 (see “Share Ownership - Share Option Plans” below) and any option agreement entered into with Mr. Bentsur. Of these, 2,333,334 options shall vest as follows: 777,782 options on the one-year anniversary of the issuance of the options and 194,444 options at the end of each quarter thereafter for the following two years. The balance of options shall vest upon achievement of certain milestones (2,333,333 upon the achievement of $350 million market capitalization or $75 million in working capital, as set out in the agreement and 2,333,333 upon the achievement of $550 million market capitalization or $125 million in working capital, as set out in the agreement). We may terminate the agreement without cause (as defined in the agreement) on 30 days’ prior notice to Mr. Bentsur, and immediately and without prior notice for cause. Mr. Bentsur may terminate the agreement with good reason (as defined in the agreement) on 30 days’ prior notice to us. In addition, in the event of a merger, acquisition or other change of control or in the event that we terminate Mr. Bentsur, either without cause or as a result of his death or disability, or Mr. Bentsur terminates his agreement for good reason, any outstanding but unvested options granted to Mr. Bentsur under the agreement will immediately vest and the period during which he may exercise such options shall be the earlier of two years from the effective date of his termination or ten years from the date he commenced employment. Additionally, our board of directors shall have the discretion to accelerate all or a portion of Mr. Bentsur’s options at any time. If we choose to terminate the agreement for cause, Mr. Bentsur will not be owed any benefits, with the exception of any unpaid remuneration that would have accrued up to his date of termination.

We have an employment agreement dated August 1, 1999, as amended, with Jonathan Burgin, our Chief Financial Officer. Mr. Burgin is entitled to an annual base salary of $140,000. He is entitled to receive discretionary bonus payments of up to 25% of his annual base salary on achievement of certain milestones recommended by the Remuneration Committee and set by our Board of Directors. Mr. Burgin is also entitled to receive benefits comprised of managers' insurance (pension and disability insurance), a continuing education plan, and the use of a company car. There is a non-compete clause surviving one year after termination of employment, preventing Mr. Burgin from competing directly or indirectly with us, or soliciting our employees or customers. The employment agreement may be terminated by either party on 14 days prior notice to the other, and in such event, Mr. Burgin is entitled to an additional six months' salary.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

We have an agreement dated August 1, 2005, with Michael S. Weiss, our non-Executive Chairman of the Board of Directors. Mr. Weiss is entitled to annual remuneration of $150,000. He was granted options to purchase a total of 9,250,000 ordinary shares at an exercise price equal to $0.354 per share. These options are exercisable for a period of five years from the date of issuance, and granted under the same terms and conditions as our 2001 Share Option Plan (see “Share Ownership - Share Option Plans” below) and any option agreement that we may enter into with Mr. Weiss. The options shall vest upon achievement of certain market capitalization based milestones. We may terminate the agreement without cause (as defined in the agreement) on 30 days’ prior notice to Mr. Weiss, and immediately and without prior notice for cause. Mr. Weiss may terminate the agreement with good reason (as defined in the agreement) on 30 days prior notice to us. In the event that the agreement is terminated without cause (in our case) or with good reason (in the case of Mr. Weiss), any outstanding but unvested options granted to Mr. Weiss under the agreement will immediately vest and the period during which he may exercise such options will be extended. If we choose to terminate the agreement for cause, Mr. Weiss will not be owed any benefits, with the exception of any unpaid remuneration that would have accrued through his date of termination. In addition, in March 2006, the audit committee and the Board of Directors approved the grant of 9,898,719 options to Mr. Weiss. This option grant is subject to approval by our shareholders, see details under “Compensation” below.

We have three types of service agreements with our directors, other than our agreement with our non-Executive Chairman. The first type, entered into with Ben Zion Weiner, provides for a grant of 2,000,000 options having an exercise price equal to $0.354 per share, exercisable for a period of five years and vesting upon achievement of certain market capitalization based milestones. The second type of director service agreement, entered into with William Kennedy and Jonathan Spicehandler, provides for a grant of 60,000 options having an exercise price equal $0.853, vesting over the three years from the date of grant. In addition, the second type of director service agreement provides for three annual grants of 20,000 options each, at an exercise price equivalent to the then current closing price of our ADRs on the Nasdaq Stock Market (subject to the ordinary share-ADR ratio). The third type, entered into with Ido Seltenreich and Vered Shany, does not provide for option grants, and has a term of 36 months, unless terminated by the director upon two months’ written notice to us. Each of the three types of director service agreements provides for an annual salary of $20,000, payments of $2,000 for attendance at each board meeting, $500 for attendance at each committee meeting, $500 for attendance at a board meeting held by teleconference, reimbursement of reasonable out-of-pocket expenses, and termination by the director on two months’ written notice to us. In addition, in March 2006, the Audit Committee and the Board of Directors approved the grant of a total of 750,000 options to Mr. Weiner. This option grant is subject to approval by our shareholders, see details under “Compensation” below.

Compensation

The aggregate compensation paid by us and by our wholly-owned subsidiary to all persons who served as directors or senior management for the year 2005 (10 persons) was approximately $0.6 million. This amount includes payments made for social security, pension and disability insurance premiums of approximately $0.1 million, as well as payments made in lieu of statutory severance, payments for continuing education plans, payments made for the redemption of accrued vacation, and amounts expended by us for automobiles made available to our officers.

During 2005, we granted a total of 11,250,000 options to our Chairman and one of our non-executive directors. These options are exercisable at $0.354 per ordinary share, and expire five years after their respective date of grant. In addition, we granted a total of 120,000 options to two of our non-executive directors. These options are exercisable at $0.853 per ordinary share, and expire ten years after their respective date of grant.

In March 2006, our board of directors granted our Chief Executive Officer options to purchase a total of 7,000,000 ordinary shares at an exercise price equal to $0.774 per share (closing price of the last trading day prior to official appointment). These options are exercisable for a period of ten years from the date of issuance, and granted under the same terms and conditions as the Share Option Plan 2001 (see “Share Ownership - Share Option Plans” below) and any option agreement entered into with Mr. Bentsur. Of these, 2,333,334 options shall vest as follows: 777,782 options on the one-year anniversary of the issuance of the options and 194,444 options at the end of each quarter thereafter for the following two years. The balance of options shall vest upon achievement of certain milestones (2,333,333 upon the achievement of $350 million market capitalization or $75 million in working capital, as set out in the agreement and 2,333,333 upon the achievement of $550 million market capitalization or $125 million in working capital, as set out in the agreement).

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

In March 2006, the board of directors also approved grants of a total of 9,898,719 options to our Chairman and 750,000 options to one of our non-executive directors. These options are exercisable at an exercise price which is the volume weighted average price per share of the ADRs on Nasdaq during the thirty trading days prior to the board of directors’ approval divided by ten, $0.713. The options shall vest as follows: (i) 1/3 of such options shall vest over three years, of which amounts, 1/3 shall vest and be exercisable upon the first anniversary of the issuance of the options and the remainder shall vest and be exercisable on a quarterly basis; (ii) 1/3 of such options shall vest and be exercisable upon our achieving a total market capitalization on a fully diluted basis of more than US $350 million; and (iii) 1/3 of such options shall vest upon our achieving a total market capitalization on a fully diluted basis of more than US $550 million. The options can be exercised for a period of ten years. The grant of such options is conditional upon approval of the shareholders at a duly convened shareholder meeting expected to take place later this year.

All members of our board of directors who are not our employees are reimbursed for their expenses for each meeting attended. Our directors who are not external directors as defined by the Israeli Companies Act are eligible to receive share options under our share option plans. Non-executive directors do not receive any remuneration from us other than their fees for services as members of the board, additional fees if they serve on committees of the board and expense reimbursement.

In accordance with the requirements of Israeli Law, we determine our directors’ compensation in the following manner:

•	first, our audit committee reviews the proposal for compensation;

•
second, provided that the audit committee approves the proposed compensation, the proposal is then submitted to our board of directors for review, except that a director who is the beneficiary of the proposed compensation does not participate in any discussion or voting with respect to such proposal; and

•	finally, if our board of directors approves the proposal, it must then submit its recommendation to our shareholders, which is usually done in connection with our shareholders’ general meeting.

The approval of a majority of the shareholders voting at a duly convened shareholders meeting is required to implement any such compensation proposal.

Board practices

Election of Directors and Terms of Office

Our board of directors currently consists of six members, including our chairman. Other than our two external directors, our new directors are elected by an ordinary resolution at the annual general meeting of our shareholders. The nomination of our directors is proposed by a nomination committee of our board of directors, whose proposal is then approved by the board. The current members of the nomination committee are Jonathan Spicehandler (chairman of the nomination committee), Ido Seltenreich and Vered Shany. Our board, following receipt of a proposal of the nomination committee, has the authority to add additional directors up to the maximum number of 12 directors allowed under the Articles. Such directors appointed by the board serve until the next annual general meeting of the shareholders in which their term of office shall expire. In August 2005, at the annual general meeting of our shareholders, Michael Weiss, Ben Zion Weiner, William Kennedy and Jonathan Spicehandler were re-elected to serve as directors of our company and Ido Seltenreich and Vered Shany were elected to serve as external directors of our company. Unless they resign before the end of their term or are removed in accordance with our Articles of Association, all our directors, other than our external directors, will serve as directors until our next annual general meeting of shareholders.

Ido Seltenreich and Vered Shany are serving as external directors pursuant to the provisions of the Israeli Companies Law for a three-year term ending in August 2008, as more fully described below. After this date, their term of service may be renewed for an additional three-year term.

None of our directors or officers have any family relationship with any other director or officer.

None of our directors are entitled to receive any severance or similar benefits upon termination of his or her service, except for our chairman, as more fully described above in “ - Employment Agreements.”

Our Articles of Association permit us to maintain directors and officers’ liability insurance and to indemnify our directors and officers for actions performed on behalf of us, subject to specified limitations. We maintain a directors and officers insurance policy which covers the liability of our directors and officers as allowed under Israeli Companies Law.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

External and Independent Directors

The Israeli Companies Law requires Israeli companies with shares that have been offered to the public either in or outside of Israel to appoint two external directors. No person may be appointed as an external director if that person or that person’s relative, partner, employer or any entity under the person’s control, has or had, on or within the two years preceding the date of that person's appointment to serve as an external director, any affiliation with the company or any entity controlling, controlled by or under common control with the company. The term affiliation includes:

•	an employment relationship;

•	a business or professional relationship maintained on a regular basis;

•	control; and

•	service as an office holder, other than service as an officer for a period of not more than three months, during which the company first offered shares to the public.

No person may serve as an external director if that person’s position or business activities create, or may create, a conflict of interest with that person's responsibilities as an external director or may otherwise interfere with his/her ability to serve as an external director. If, at the time external directors are to be appointed, all current members of the board of directors are of the same gender, then at least one external director must be of the other gender. A director in one company shall not be appointed as an external director in another company if at that time a director of the other company serves as an external director in the first company. In addition, no person may be appointed as an external director if he/she is a member or employee of the Israeli Security Authority, and also not if he/she is a member of the board of directors or an employee of a stock exchange in Israel.

External directors are to be elected by a majority vote at a shareholders' meeting, provided that either:

•
the majority of shares voted at the meeting, including at least one-third of the shares held by non-controlling shareholders voted at the meeting, vote in favor of election of the director, with abstaining votes not being counted in this vote; or

•	the total number of shares held by non-controlling shareholders voted against the election of the director does not exceed one percent of the aggregate voting rights in the company.

The initial term of an external director is three years and may be extended for an additional three-year term. External directors may be removed only by the same percentage of shareholders as is required for their election, or by a court, and then only if the external directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to the company. At least one external director must serve on every committee that is empowered to exercise one of the functions of the board of directors.

An external director is entitled to compensation as provided in regulations adopted under the Israeli Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with service provided as an external director.

Ido Seltenreich and Vered Shany serve as external directors pursuant to the provisions of the Israeli Companies Law and as our independent directors under the corporate governance codes of practice requirements of the London Stock Exchange. They both serve on our audit committee, our nomination committee and our compensation committee.

Subject to certain exceptions, issuers that list on Nasdaq must have boards of directors including a majority of independent directors, as such term is defined by Nasdaq. In addition, both SEC and Nasdaq rules mandate that the audit committee of a listed issuer consist of at least three members, all of whom must be independent, as such term is defined by rules and regulations promulgated by the SEC. We are in compliance with the independence requirements of both the SEC and Nasdaq.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Audit Committee

The Israeli Companies Law requires public companies to appoint an audit committee. The responsibilities of the audit committee include identifying irregularities in the management of the company’s business and approving related party transactions as required by law. An audit committee must consist of at least three directors, including all of its external directors. The chairman of the board of directors, any director employed by or otherwise providing services to the company, and a controlling shareholder or any relative of a controlling shareholder, may not be a member of the audit committee. An audit committee may not approve an action or a transaction with a controlling shareholder, or with an office holder, unless at the time of approval two external directors are serving as members of the audit committee and at least one of the external directors was present at the meeting in which an approval was granted.

Our audit committee is currently comprised of three independent non-executive directors. The audit committee is chaired by Ido Seltenreich, who serves as the audit committee financial expert, with William Kennedy and Vered Shany as members. The audit committee meets at least twice a year and monitors the adequacy of our internal controls, accounting policies and financial reporting. It regularly reviews the results of the ongoing risk self-assessment process, which we undertake, and our interim and annual reports prior to their submission for approval by the full board of directors. The audit committee oversees the activities of the internal auditor, sets its annual tasks and goals and reviews its reports. The audit committee reviews the objectivity and independence of the external auditors and also considers the scope of their work and fees. In accordance with the Nasdaq requirements, our audit committee is directly responsible for the appointment, compensation and oversight of our independent auditors.

We have adopted a written charter for our audit committee, setting forth its responsibilities as outlined by Nasdaq rules and the regulations of the SEC. In addition, our audit committee has adopted procedures for the receipt, retention and treatment of complaints we may receive regarding accounting, internal accounting controls, or auditing matters and the submission by our employees of concerns regarding questionable accounting or auditing matters.

Approval of Compensation to Our Officers

The Israeli Companies Law prescribes that compensation to officers must be approved by a company's board of directors. Nasdaq corporate governance rules require that compensation of the chief executive officer and other executive officers be determined, or recommended to the board of directors, by a majority of the independent directors or by a compensation committee comprised solely of independent directors. We have established a compensation committee in compliance with the Israeli Companies Law and Nasdaq rules.

Our compensation committee consists of three independent directors: Vered Shany (chairman of the compensation committee), William Kennedy and Ido Seltenreich. The responsibilities of the compensation committee are to set our overall policy on executive remuneration and to decide the specific remuneration, benefits and terms of employment for each senior manager, including the Chief Executive Officer.

The objectives of the compensation committee’s policies are that senior managers should receive compensation which is appropriate given their performance, level of responsibility and experience. Compensation packages should also allow us to attract and retain executives of the necessary caliber while, at the same time, motivating them to achieve the highest level of corporate performance in line with the best interests of shareholders. In order to determine the elements and level of remuneration appropriate to each executive director, the compensation committee reviews surveys on executive pay, obtains external professional advice and considers individual performance.

Internal Auditor

Under the Israeli Companies Law, the board of directors must appoint an internal auditor, nominated by the audit committee. The role of the internal auditor is to examine, among other matters, whether the company's actions comply with the law and orderly business procedure. Under the Israeli Companies Law, the internal auditor cannot be an office holder, an interested party or a relative of an office holder or interested party, and he or she may not be the company's independent accountant or its representative. We comply with the requirement of the Israeli Companies Law relating to internal auditors. Our internal auditors examine whether our various activities comply with the law and orderly business procedure.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Compliance with Nasdaq Corporate Governance Requirements

Under the Nasdaq corporate governance rules, foreign private issuers are exempt from many of the requirements if they instead elect to comply with home country practices and disclose where they have elected to do so. As noted above, we are currently in compliance with Nasdaq rules relating to the independence of our board of directors and our audit committee. Our board of directors and our audit committee have adopted a written charter for the audit committee setting forth the responsibilities of the audit committee as required by the SEC and Nasdaq. Also as noted above, we currently have a nomination committee to identify, review and recommend to the Board of Directors individuals believed to be qualified to become directors.  We have adopted a written charter for the nomination committee, as required by Nasdaq. We currently have in place a compensation committee, as discussed in more detail above. We have adopted a written charter for the compensation committee.

In August 2005, our board of directors adopted a Code of Conduct that applies to all employees, directors and officers of our company, including our principal executive officer, principal financial officer, principal accounting officer or controller and other individuals performing similar functions. A copy of our Code of Conduct may be obtained, without charge, upon a written request addressed to our investor relations department, XTL Biopharmaceuticals Ltd., 750 Lexington Avenue, 20th Floor, New York, NY (telephone no. 212-531-5960).

Employees

As of March 31, 2006, we had 42 full-time employees. We and our Israeli employees are subject, by an extension order of the Israeli Ministry of Welfare, to a few provisions of collective bargaining agreements between the Histadrut, the General Federation of Labor Unions in Israel and the Coordination Bureau of Economic Organizations, including the Industrialists Associations. These provisions principally address cost of living increases, recreation pay, travel expenses, vacation pay and other conditions of employment. We provide our employees with benefits and working conditions equal to or above the required minimum. Other than those provisions, our employees are not represented by a labor union. We have written employment contracts with our employees, and we believe that our relations with our employees are good.

For the years ended December 31, 2005, 2004 and 2003, the number of our employees engaged in the specified activities, by geographic location, are presented in the table below.

	Year ended December 31,
	2005	2004	2003
Research and Development
Israel	22	44	42
U.S	19	8	5
	41	52	47
Financial and general management
Israel	4	7	6
U.S	--	--	--
	4	7	6
Business development
Israel	--	--	--
U.S	1	1	2
	1	1	2
Total	46	60	55
Average number of full-time employees	54	58	68

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Share Ownership

Share Ownership by Directors and Senior Management

The following table sets forth certain information as of March 31, 2006, regarding the beneficial ownership by our directors and executive officers. All numbers quoted in the table are inclusive of options to purchase shares that are exercisable within 60 days of March 31, 2006.

	Amount and nature of beneficial ownership
	Ordinary shares beneficially owned excluding options	Options exercisable within 60 days of March 31, 2006	Total ordinary shares beneficially owned	Percent of ordinary shares beneficially owned(1)
Michael S. Weiss Chairman of the Board	--	3,083,333	3,083,333	1.75%
William Kennedy Director	--	--	--	--
Jonathan Spicehandler Director	--	--	--	--
Ben Zion Weiner Director	--	666,667	666,667	0.38%
Ido Seltenreich Director	250,000	--	250,000	0.14%
Vered Shany Director	--	--	--	--
Ron Bentsur Chief Executive Officer	--	--	--	--
Jonathan Burgin Chief Financial Officer	20,000	1,382,053	1,402,053	0.80%

All directors and executive officers as a group (8 persons)	270,000	5,132,053	5,402,053	3.03%

(1) Excludes the effects of the private placement that closed on March 22, 2006.

Share Option Plans

We maintain the following share option plans for our and our subsidiary’s employees, directors and consultants. In addition to the discussion below, see Note 6 of our consolidated financial statements.

Our board of directors administers our share option plans and has the authority to designate all terms of the options granted under our plans including the grantees, exercise prices, grant dates, vesting schedules and expiration dates, which may be no more than ten years after the grant date. Options may not be granted with an exercise price of less than the fair market value of our ordinary shares on the date of grant, unless otherwise determined by our board of directors.

As of March 31, 2006, we have granted to employees, officers and directors and consultants options that are outstanding to purchase up to 31,684,192 ordinary shares, under the five share option plans and pursuant to certain grants apart from these plans as discussed below.

1998 Share Option Plan

Under a share option plan established in 1998, we granted options to our employees which are held by a trustee under section 3(i) of the Tax Ordinance, of which 3,884,810 are outstanding at an exercise price per share of $0.497. The options are non-transferable.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

The option term is for a period of 10 years from grant date. If the options are not exercised and the shares not paid for by such date, all interests and rights of any grantee shall expire. The options were granted for no consideration and are fully vested.

1999 Share Option Plan

Under a share option plan established in 1999, we granted options to our employees which are held by a trustee under section 3(i) of the Tax Ordinance, of which 940,020 are outstanding, at an exercise price of $0.497. The options are non-transferable.

The option term is for a period of 10 years from grant date. If the options are not exercised and the shares not paid for by such date, all interests and rights of any grantee shall expire. The options were granted for no consideration and are fully vested.

1999 International Share Option Plan

Under an international share option plan established in 1999, we granted options to our employees of which 1,380,000 are outstanding at an exercise price between $0.497 and $1.10. The options are non transferable.

The options granted thereunder are outstanding and exercisable until October 2007. If the options are not exercised and the shares are not paid for by such date, all interests and rights of any grantee shall expire. The options were granted for no consideration and are fully vested.

2000 Share Option Plan

Under a share option plan established in 2000, we granted options to our employees which are held by a trustee under section 3(i) of the Tax Ordinance, of which 855,300 are outstanding, at an exercise price of $1.10. The options are non-transferable.

The option term is for a period of 10 years from grant date. If the options are not exercised and the shares not paid for by such date, all interests and rights of any grantee shall expire. The options were granted for no consideration and are fully vested.

2001 Share Option Plan

Under a share option plan established in 2001, referred to as the 2001 Plan, we granted options to our employees, including directors who are employees, of which 2,469,602 are outstanding at an exercise price per share between $0.106 and $0.931. These options were granted in accordance with section 102 of the Tax Ordinance, under the capital gains option set out in section 102(b)(2) of the ordinance. The options are non-transferable.

The option term is for a period of 10 years from grant date. The options were granted for no consideration. All options vest on an annual basis over a period of three years. As of March 31, 2006, 2,453,134 options were vested.

Non-Plan Share Options

In addition to the options granted under our share option plans, there are 21,974,460 outstanding options, as of March 31, 2006, which were granted by our board of directors to employees, directors and consultants not under an option plan. The options were granted at an exercise price per share between $0.200 and $2.110. The options expire between 2007 and 2016. This figure includes options granted to consultants as in conjunction with a licensing agreement with Stanford University to purchase a total of up to 320,000 of our ordinary shares at an exercise price per share of $0.200. As of March 31, 2006, 7,184,460 options were vested.

In August 2005, our shareholders granted Michael S. Weiss, the Chairman of the Board, and Ben Zion Weiner, a non-executive director, options to purchase a total of 9,250,000 and 2,000,000 ordinary shares, respectively, at an exercise price equal to $0.354 per share. These options are exercisable for a period of five years from the date of issuance, and granted under the same terms and conditions as our 2001 Plan. The options shall vest upon achievement of certain market capitalization based milestones recommended by the Audit Committee and set by our Board of Directors and approved by the shareholders at our annual shareholders’ meeting in August 2005.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

In addition, in August 2005, our shareholders approved grants to William Kennedy and Jonathan Spicehandler, each a non-executive director, of 60,000 options each, having an exercise price equal to $0.853 per share, vesting over the three years from the date of grant, and furthermore approved three annual grants of 20,000 options each, at an exercise price equivalent to the then current closing price of our ADRs on the Nasdaq Stock Market (subject to the ordinary share-ADR ratio).

In March 2006, our board of directors granted our Chief Executive Officer options to purchase a total of 7,000,000 ordinary shares at an exercise price equal to $0.774 per share (closing price of the last trading day prior to official appointment). These options are exercisable for a period of ten years from the date of issuance, and granted under the same terms and conditions as the 2001 Plan (see “Share Option Plans” above) and any option agreement entered into with Mr. Bentsur. Of these, 2,333,334 options shall vest as follows: 777,782 options on the one-year anniversary of the issuance of the options and 194,444 options at the end of each quarter thereafter for the following two years. The balance of options shall vest upon achievement of certain milestones (2,333,333 upon the achievement of $350 million market capitalization or $75 million in working capital, as set out in the agreement and 2,333,333 upon the achievement of $550 million market capitalization or $125 million in working capital, as set out in the agreement).

In March 2006, the board of directors also approved grants of a total of 9,898,719 options to our Chairman and 750,000 options to one of our non-executive directors. These options are exercisable at an exercise price which is the volume weighted average price per share of the ADRs on NASDAQ during the thirty trading days prior to the board of directors’ approval divided by ten, $0.713. The options shall vest as follows: (i) 1/3 of such options shall vest over three years, of which amounts, 1/3 shall vest and be exercisable upon the first anniversary of the issuance of the options and the remainder shall vest and be exercisable on a quarterly basis; (ii) 1/3 of such options shall vest and be exercisable upon our achieving a total market capitalization on a fully diluted basis of more than US $350 million; and (iii) 1/3 of such options shall vest upon our achieving a total market capitalization on a fully diluted basis of more than US $550 million. The options can be exercised for a period of ten years. The grant of such options is conditional upon approval of the shareholders at a duly convened shareholder meeting expected to take place later this year.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

SELLING SHAREHOLDERS

The Selling Shareholders received ADRs representing our ordinary shares as the result of a private placement of our ordinary shares on March 22, 2006. Selling Shareholders, including any non-sale transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the ADRs representing ordinary shares pursuant to this prospectus or any prospectus supplement.

The Selling Shareholders may offer all, some or none of the ADRs. Because the Selling Shareholders may offer all or some portion of the ADRs, no estimate can be given as to the amount of ADRs that will be held by the Selling Shareholders upon termination of any sales.

Name and Address of Selling Shareholder	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby (includes ADRs receivable upon the exercise of Warrants)	Number of ADRs receivable upon the exercise of Warrants	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby beneficially owned as of the date hereof (1)
Catalytix, LDC c/o CIBC Bank and Trust Company (Cayman) Limited CIBC Financial Centre 11 Dr. Roy’s Drive P.O. Box 694 GT Grand Cayman, Cayman Islands, B.W.I.	18,750	6,250	0

Catalytix LDC Life Science Hedge AC c/o CIBC Bank and Trust Company (Cayman) Limited CIBC Financial Centre 11 Dr. Roy’s Drive P.O. Box 694 GT Grand Cayman, Cayman Islands, B.W.I.	18,750	6,250	0

Formula Investment House, Ltd. Trident Chambers, P.O. Box 146 Road Town, Tortola British Virgin Islands	75,000	25,000	0

GLG North American Opportunity Fund Walker House P.O. Box 908GT George Town, Grand Cayman Cayman Islands	249,999	83,333	0

North Sound Legacy Institutional Fund LLC c/o North Sound Capital LLC 20 Horseneck Lane Greenwich, CT 06830	210,000	70,000	0

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Name and Address of Selling Shareholder	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby (includes ADRs receivable upon the exercise of Warrants)	Number of ADRs receivable upon the exercise of Warrants	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby beneficially owned as of the date hereof (1)
North Sound Legacy International Ltd. c/o North Sound Capital LLC 20 Horseneck Lane Greenwich, CT 06830	540,000	180,000	0

Merlin Biomed, LP 230 Park Avenue, Suite 928 New York, NY 10169	195,000	65,000	0

Merlin Biomed Round Table Fund, LP 230 Park Avenue, Suite 928 New York, NY 10169	11,550	3,850	0

Merlin Biomed II, LP 230 Park Avenue, Suite 928 New York, NY 10169	57,949.5	19,316.5	0

Merlin Biomed International, Ltd. 230 Park Avenue, Suite 928 New York, NY 10169	235,500	78,500	0

Capital Ventures International c/o Heights Capital Management, Inc. 101 California Street, Suite 3250 San Francisco, CA 94111	124,999.5	41,666.5	0

RAQ, LLC 787 Seventh Ave., 48th Floor New York, NY 10019	62,500.5	20,833.5	0

Valesco Healthcare Partners I LP 787 Seventh Ave., 48th Floor New York, NY 10019	21,000	7,000	0

Valesco Healthcare Partners II LP 787 Seventh Ave., 48th Floor New York, NY 10019	43,999.5	14,666.5	0

Valesco Healthcare Overseas Fund, Ltd. 787 Seventh Ave., 48th Floor New York, NY 10019	34,999.5	11,666.5	0

Fore Convertible Master Fund, Ltd. c/o Fore Research & Management, L.P. 280 Park Avenue, 43rd Floor New York, NY 10017	323,100	107,700	0

Fore Multi Strategy Master Fund, Ltd. c/o Fore Research & Management, L.P. 280 Park Avenue, 43rd Floor New York, NY 10017	201,450	67,150	0

Fore Erisa Fund, Ltd. c/o Fore Research & Management, L.P. 280 Park Avenue, 43rd Floor New York, NY 10017	39,450	13,150	0

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Name and Address of Selling Shareholder	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby (includes ADRs receivable upon the exercise of Warrants)	Number of ADRs receivable upon the exercise of Warrants	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby beneficially owned as of the date hereof (1)
Man Mac 1, Ltd. c/o Fore Research & Management, L.P. 280 Park Avenue, 43rd Floor New York, NY 10017	186,000	62,000	0

Narragensett I, LP 540 Madison Avenue, 38th Floor New York, NY 10022	360,000	120,000	0

Narragensett Offshore, Ltd. 540 Madison Avenue, 38th Floor New York, NY 10022	390,000	130,000	0

Highbridge International LLC c/o Highbridge Capital Management, LLC 9 W. 57th Street, 27th Floor New York, NY 10019	750,000	250,000	0

Portside Growth and Opportunity Fund c/o Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	249,999	83,333	0

Senvest Master Fund LP 110 East 55th Street, Suite 1600 New York, NY 10022	156,499.5	52,166.5	0

Senvest Israel Partners LP 110 East 55th Street, Suite 1600 New York, NY 10022	156,000	52,000	0

Sonostar Capital Partners LLC 191 King Street Chappaqua, NY 10514	124,999.5	41,666.5	0

Kenneth Hoberman 28 Avenue at Port Imperial #327 West New York, NJ 07657	63,501	21,167	0

Nortrust Nominees Ltd. c/o Invesco Asset Management 30 Finsbury Square London, England EC2A 1AG	1,206	402	0

Chase Nominees Ltd. c/o Invesco Asset Management 30 Finsbury Square London, England EC2A 1AG	43,812	14,604	0

Vidacos Nominees Limited c/o Invesco Asset Management 30 Finsbury Square London, England EC2A 1AG	7,797	2,599	0

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Name and Address of Selling Shareholder	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby (includes ADRs receivable upon the exercise of Warrants)	Number of ADRs receivable upon the exercise of Warrants	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby beneficially owned as of the date hereof (1)
Vidacos Nominees Limited c/o Invesco Asset Management 30 Finsbury Square London, England EC2A 1AG	142,185	47,395	0

James Oliviero III 220 Riverside Boulevard, #6A New York, NY 10069	16,509	5,503	0

Diamondback Master Fund, Ltd. One Landmark Square - 15th Floor Stamford, CT 06901	249,999	83,333	0

Cimarron Biomedical Equity Master Fund L.P. 2626 Cole Avenue, Suite 400 Dallas, TX 75204	75,000	25,000	0

Rock Securities Limited 20 Balderton Street - 4th Floor London, England WIK 6TL	124,999.5	41,666.5	0

Iroquois Master Fund Ltd. 641 Lexington Avenue, 26th Floor New York, NY 10022	187,500	62,500	0

Bank Julius Baer & Co. Ltd. Bahnhofstrasse 36 P.O. Box CH-8010 Zurish	999,999	333,333	0

Apex Investments Ltd. 2 Koyfman Street Tel-Aviv, Israel 68012	49,999.5	16,666.5	0

Apex Provident Funds 2 Koyfman Street Tel-Aviv, Israel 68012	49,999.5	16,666.5	0

Yourdent Ltd. Sharet 1/26 Natanya, Israel	49,999.5	16,666.5	0

Aviv Raiz 17 Haarbaa Street Tel Aviv, Israel	99,999	33,333	0

Total	7,000,000.5	2,333,333.5	0
___________________________________

(1) Assumes sale of all of the ADRs representing ordinary shares obtained as a result of the private placement, registered and offered hereby.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their ADRs on any stock exchange, market or trading facility on which the ADRs are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling ADRs:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the ADRs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales created after the date of the private placement;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such ADRs at a stipulated price per ADR;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Shareholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of ADRs, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the ADRs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADRS from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus.

The Selling Shareholders also may transfer the ADRs in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the ADRs may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ADRs purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the ADRs.

We are required to pay all fees and expenses that we incur incident to the registration of the ADRs. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

EXPENSES OF THE ISSUE

The table below itemizes the expenses payable by us in connection with the registration and issuance of the securities being registered by this prospectus. All amounts except the Securities and Exchange Commission registration fee are estimated.

Placement Agents	$2,510,000

Securities and Exchange Commission Registration Fee	$5,540

Legal Fees and Expenses	$704,460

Accountants' Fees and Expenses	$305,000

Printing and Duplicating Expenses	$30,000

Miscellaneous Expenses	$45,000

Total	$3,600,000

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

MAJOR SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of our ordinary shares as of March 31, 2006, by each person who is known by us to own beneficially more than 5% of our outstanding ordinary shares. The voting rights of our major shareholders do not differ from the voting rights of other holders of our ordinary shares.

Beneficial owner	Number of ordinary shares beneficially owned (1)	Percent of ownership (1)
Bank Julius Baer	15,369,644	8.87%
Perpetual Income & Growth Investment Trust plc	13,732,146	7.93%

(1)	Does not include ADRs representing ordinary shares obtained as a result of the private placement that we completed on March 22, 2006.

As of March 31, 2006, there were a total of 484 holders of record of our ordinary shares, of which 29 were registered with addresses in the United States. Such United States holders were, as of such date, the holders of record of approximately 6% of the outstanding ordinary shares.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

DESCRIPTION OF SHARE CAPITAL

Share Capital

As of March 31, 2006, we had 300,000,000 ordinary shares, par value NIS 0.02, authorized and 173,272,364 ordinary shares issued and outstanding. All of the outstanding shares are issued and fully paid, and exclude the recent private placement that closed in March 2006.

As of March 31, 2006, an additional 31,684,192 ordinary shares are issuable upon the exercise of outstanding options and warrants to purchase our ordinary shares. The exercise price of the options and warrants outstanding is between $0.106 and $2.110 per share. In addition see "Management - Directors, Senior Management and Employees - Share Ownership - Share Option Plans" above, for a more detailed discussion on options that were granted to employees, directors and consultants.

As of December 31, 2002, we had 300,000,000 ordinary shares, par value NIS 0.02, authorized and 111,165,364 ordinary shares issued and outstanding. Since such date and through December 31, 2005, we have issued an aggregate of 4,690,925 ordinary shares upon the exercise of options. In addition, in August 2004, we issued 56,009,732 ordinary shares pursuant to a placing and open offer for new ordinary shares on the London Stock Exchange and in September 2005, we issued 1,314,420 ordinary shares pursuant to a license agreement and an asset purchase agreement with VivoQuest Inc.

Memorandum and Articles of Association

Objects and Purposes of the Company

Pursuant to Part B, Section 3 of our Articles of Association, we may undertake any lawful activity.

Powers and Obligations of the Directors

Pursuant to the Israeli Companies Law and our Articles of Association, a director is not permitted to vote on a proposal, arrangement or contract in which he or she has a personal interest. Also, the directors may not vote compensation to themselves or any members of their body, as that term is defined under Israeli law, without the approval of our audit committee and our shareholders at a general meeting. The requirements for approval of certain transactions are set forth below in “Share Capital - Additional Information-Memorandum and Articles of Association-Approval of Certain Transactions.” The power of our directors to enter into borrowing arrangements on our behalf is limited to the same extent as any other transaction by us.

The Israeli Companies Law codifies the fiduciary duties that office holders, including directors and executive officers, owe to a company. An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care generally requires an office holder to act with the same level of care as a reasonable office holder in the same position would employ under the same circumstances. The duty of loyalty includes avoiding any conflict of interest between the office holder’s position in the company and such person’s personal affairs, avoiding any competition with the company, avoiding exploiting any corporate opportunity of the company in order to receive personal advantage for such person or others, and revealing to the company any information or documents relating to the company’s affairs which the office holder has received due to his or her position as an office holder.

Indemnification of Directors and Officers; Limitations on Liability

Israeli law permits a company to insure an office holder in respect of liabilities incurred by him or her as a result of an act or omission in the capacity of an office holder for:

•	a breach of the office holder’s duty of care to the company or to another person;

•	a breach of the office holder’s fiduciary duty to the company, provided that he or she acted in good faith and had reasonable cause to believe that the act would not prejudice the company; and

•	a financial liability imposed upon the office holder in favor of another person.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Moreover, a company can indemnify an office holder for any of the following obligations or expenses incurred in connection with the acts or omissions of such person in his or her capacity as an office holder:

•	monetary liability imposed upon him or her in favor of a third party by a judgment, including a settlement or an arbitral award confirmed by the court; and

•
reasonable litigation expenses, including attorneys’ fees, actually incurred by the office holder or imposed upon him or her by a court, in a proceeding brought against him or her by or on behalf of the company or by a third party, or in a criminal action in which he or she was acquitted, or in a criminal action which does not require criminal intent in which he or she was convicted; furthermore, a company can, with a limited exception, exculpate an office holder in advance, in whole or in part, from liability for damages sustained by a breach of duty of care to the company.

Our Articles of Association allow for insurance, exculpation and indemnification of office holders to the fullest extent permitted by law. We have entered into indemnification, insurance and exculpation agreements with our directors and executive officers, following shareholder approval of these agreements. We have directors’ and officers’ liability insurance covering our officers and directors for a claim imposed upon them as a result of an action carried out while serving as an officer or director, for (a) the breach of duty of care towards us or towards another person, (b) the breach of fiduciary duty towards us, provided that the officer or director acted in good faith and had reasonable grounds to assume that the action would not harm our interests, and (c) a monetary liability imposed upon him in favor of a third party.

Approval of Certain Transactions

The Israeli Companies Law codifies the fiduciary duties that office holders, including directors and executive officers, owe to a company. An office holder, as defined in the Israeli Companies Law, is a director, general manager, chief business manager, deputy general manager, vice general manager, executive vice president, vice president, other manager directly subordinate to the managing director or any other person assuming the responsibilities of any of the foregoing positions without regard to such person's title. An office holder's fiduciary duties consist of a duty of care and a duty of loyalty. The duty of loyalty includes avoiding any conflict of interest between the office holder's position in the company and his personal affairs, avoiding any competition with the company, avoiding exploiting any business opportunity of the company in order to receive personal advantage for himself or others, and revealing to the company any information or documents relating to the company's affairs which the office holder has received due to his position as an office holder. Each person listed in the table under “Directors and Senior Management,” which is displayed under “Management - Directors, Senior Management and Employees-Directors and Senior Management,” is an office holder of XTLbio. Under the Israeli Companies Law, all arrangements as to compensation of office holders who are not directors require approval of the board of directors, or a committee thereof. Arrangements regarding the compensation of directors also require audit committee and shareholders approval, with the exception of compensation to external directors in the amounts specified in the regulations discussed in “Management - Directors and Senior Management-Compensation.”

The Israeli Companies Law requires that an office holder promptly discloses any personal interest that he or she may have, and all related material information known to him or her, in connection with any existing or proposed transaction by the company. The disclosure must be made to our board of directors or shareholders without delay and prior to the meeting at which the transaction is to be discussed. In addition, if the transaction is an extraordinary transaction, as defined under the Israeli Companies Law, the office holder must also disclose any personal interest held by the office holder's spouse, siblings, parents, grandparents, descendants, spouse's descendants and the spouses of any of the foregoing, or by any corporation in which the office holder is a 5% or greater shareholder, or holder of 5% or more of the voting power, director or general manager or in which he or she has the right to appoint at least one director or the general manager. An extraordinary transaction is defined as a transaction not in the ordinary course of business, not on market terms, or that is likely to have a material impact on the company's profitability, assets or liabilities.

In the case of a transaction which is not an extraordinary transaction (other than transactions relating to a director’s conditions of service), after the office holder complies with the above disclosure requirement, only board approval is required unless the Articles of Association of the company provides otherwise. The transaction must not be adverse to the company's interest. If the transaction is an extraordinary transaction, then, in addition to any approval required by the Articles of Association, the transaction must also be approved by the audit committee and by the board of directors, and under specified circumstances, by a meeting of the shareholders. An office holder who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee may not be present at this meeting or vote on this matter.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

The Israeli Companies Law applies the same disclosure requirements to a controlling shareholder of a public company, which is defined as a shareholder who has the ability to direct the activities of a company, other than in circumstances where this power derives solely from the shareholder’s position on the Board or any other position with the company, and includes a shareholder that holds 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and the terms of compensation of a controlling shareholder who is an office holder, require the approval of the audit committee, the board of directors and the shareholders of the company. The shareholders’ approval must either include at least one-third of the disinterested shareholders who are present, in person or by proxy, at the meeting, or, alternatively, the total shareholdings of the disinterested shareholders who vote against the transaction must not represent more than one percent of the voting rights in the company.

In addition, a private placement of securities that will increase the relative holdings of a shareholder that holds 5% or more of the company’s outstanding share capital, assuming the exercise by such person of all of the convertible securities into shares held by that person, or that will cause any person to become a holder of more than 5% of the company’s outstanding share capital, requires approval by the board of directors and the shareholders of the company. However, subject to certain exceptions under regulations adopted under the Israeli Companies Law, shareholder approval will not be required if the aggregate number of shares issued pursuant to such private placement, assuming the exercise of all of the convertible securities into shares being sold in such a private placement, comprises less than 20% of the voting rights in a company prior to the consummation of the private placement.

Under the Israeli Companies Law, a shareholder has a duty to act in good faith towards the company and other shareholders and refrain from abusing his power in the company, including, among other things, voting in the general meeting of shareholders on the following matters:

•	any amendment to the Articles of Association;

•	an increase of the company's authorized share capital;

•	a merger; and

•	approval of interested party transactions that require shareholders approval.

In addition, any controlling shareholder, any shareholder who knows it can determine the outcome of a shareholders vote and any shareholder who, under a company’s Articles of Association, can appoint or prevent the appointment of an office holder, is under a duty to act with fairness towards the company. The Israeli Companies Law does not describe the substance of this duty. The Israeli Companies Law requires that specified types of transactions, actions and arrangements be approved as provided for in a company’s articles of association and in some circumstances by the audit committee, by the board of directors and by the shareholders. In general, the vote required by the audit committee and the board of directors for approval of these matters, in each case, is a majority of the disinterested directors participating in a duly convened meeting.

Rights Attached to Ordinary Shares

Our authorized share capital consists of 300,000,000 ordinary shares, par value NIS 0.02 per share.

Holders of ordinary shares have one vote per share, and are entitled to participate equally in the payment of dividends and share distributions and, in the event of our liquidation, in the distribution of assets after satisfaction of liabilities to creditors. No preferred shares are currently authorized. All outstanding ordinary shares are validly issued and fully paid.

Transfer of Shares

Fully paid ordinary shares are issued in registered form and may be freely transferred under our Articles of Association unless the transfer is restricted or prohibited by another instrument or applicable securities laws.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of ordinary shares according to their rights and interests in our profits. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.

This right may be affected by the grant of preferential dividend or distribution rights, to the holders of a class of shares with preferential rights that may be authorized in the future. Under the Israeli Companies Law, the declaration of a dividend does not require the approval of the shareholders of the company, unless the company's Articles of Association require otherwise. Our Articles of Association provide that the board of directors may declare and distribute dividends without the approval of the shareholders.

Annual and Extraordinary General Meetings

We must hold our annual general meeting of shareholders each year no later than 15 months from the last annual meeting, at a time and place determined by the board of directors, upon at least 21 days’ prior notice to our shareholders to which we need to add additional three days for notices sent outside of Israel. A special meeting may be convened by request of two directors, 25% of the directors then in office, one or more shareholders holding at least 5% of our issued share capital and at least 1% of our issued voting rights, or one or more shareholders holding at least 5% of our issued voting rights. Notice of a general meeting must set forth the date, time and place of the meeting. Such notice must be given at least 21 days but not more than 45 days prior to the general meeting. The quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them at least one-third of the voting rights in the company. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place (with no need for any notice to the shareholders) or until such other later time if such time is specified in the original notice convening the general meeting, or if we serve notice to the shareholders no less than seven days before the date fixed for the adjourned meeting. If at an adjourned meeting there is no quorum present half an hour after the time set for the meeting, any number participating in the meeting shall represent a quorum and shall be entitled to discuss the matters set down on the agenda for the original meeting. All shareholders who are registered in our registrar on the record date, or who will provide us with proof of ownership on that date as applicable to the relevant registered shareholder, are entitled to participate in a general meeting and may vote as described in “Voting Rights” and “Voting by Proxy and in Other Manners” below.

Voting Rights

Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power represented at a shareholders meeting in which a quorum is present have the power to elect all of our directors, except the external directors whose election requires a special majority as described under the section entitled “Board Practices - External and Independent Directors.”

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Shareholders may vote in person or by proxy. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Under the Israeli Companies Law, unless otherwise provided in the Articles of Association or by applicable law, all resolutions of the shareholders require a simple majority. Our Articles of Association provide that all decisions may be made by a simple majority. See “-Approval of Certain Transactions” above for certain duties of shareholders towards the company.

Voting by Proxy and in Other Manners

Our Articles of Association enable a shareholder to appoint a proxy, who need not be a shareholder, to vote at any shareholders meeting. We require that the appointment of a proxy be in writing signed by the person making the appointment or by an attorney authorized for this purpose, and if the person making the appointment is a corporation, by a person or persons authorized to bind the corporation. In the document appointing a proxy, each shareholder may specify how the proxy should vote on any matter presented at a shareholders meeting. The document appointing the proxy shall be deposited in our offices or at such other address as shall be specified in the notice of the meeting not less than 48 hours before the time of the meeting at which the person specified in the appointment is due to vote.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

The Israeli Companies Law and our Articles of Association do not permit resolutions of the shareholders to be adopted by way of written consent, for as long as our ordinary shares are publicly traded.

Limitations on the Rights to Own Securities

The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except that nationals of countries which are, or have been, in a state of war with Israel may not be recognized as owners of ordinary shares.

Anti-Takeover Provisions under Israeli Law

The Israeli Companies Law permits merger transactions with the approval of each party’s board of directors and shareholders. In accordance with the Israeli Companies Law, a merger may be approved at a shareholders meeting by a majority of the voting power represented at the meeting, in person or by proxy, and voting on that resolution. In determining whether the required majority has approved the merger, shares held by the other party to the merger, any person holding at least 25% of the outstanding voting shares or means of appointing the board of directors of the other party to the merger, or the relatives or companies controlled by these persons, are excluded from the vote.

Under the Israeli Companies Law, a merging company must inform its creditors of the proposed merger. Any creditor of a party to the merger may seek a court order blocking the merger, if there is a reasonable concern that the surviving company will not be able to satisfy all of the obligations of the parties to the merger. Moreover, a merger may not be completed until at least 30 days have passed from the time the merger was approved in a general meeting of each of the merging companies, and at least 50 days have passed from the time that a merger proposal was filed with the Israeli Registrar of Companies.

The Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of such acquisition, the purchaser would become shareholder with over 25% of the voting rights in the company. This rule does not apply if there is already another shareholder of the company with 25% or more of the voting rights. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser’s shareholdings would entitle the purchaser to over 45% of the voting rights in the company, unless there is a shareholder with 50% or more of the voting rights in the company. These rules do not apply if the acquisition is made by way of a merger. Regulations promulgated under the Israeli Companies Law provide that these tender offer requirements do not apply to companies whose shares are listed for trading external of Israel if, according to the law in the country in which the shares are traded, including the rules and regulations of the stock exchange or which the shares are traded, either:

•	there is a limitation on acquisition of any level of control of the company; or

•	the acquisition of any level of control requires the purchaser to do so by means of a tender offer to the public.

The Israeli Companies Law provides specific rules and procedures for the acquisition of shares held by minority shareholders, if the majority shareholder holds more than 90% of the outstanding shares. Israeli tax law treats specified acquisitions, including a stock-for-stock swap between an Israeli company and a foreign company, less favorably than does U.S. tax law. These laws may have the effect of delaying or deterring a change in control of us, thereby limiting the opportunity for shareholders to receive a premium for their shares and possibly affecting the price that some investors are willing to pay for our securities.

Rights of Shareholders

Under the Israeli Companies Law, our shareholders have the right to inspect certain documents and registers including the minutes of general meetings, the register of shareholders and the register of substantial shareholders, any document held by us that relates to an act or transaction requiring the consent of the general meeting as stated above under “-Approval of Certain Transactions,” our Articles of Association and our financial statements, any other document which we are required to file under the Israeli Companies Law or under any law with the Registrar of Companies or the Israeli Securities Authority, and is available for public inspection at the Registrar of Companies or the Securities Authority, as the case may be.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

If the document required for inspection by one of our shareholders relates to an act or transaction requiring the consent of the general meeting as stated above, we may refuse the request of the shareholder if in our opinion the request was not made in good faith, the documents requested contain a commercial secret or a patent, or disclosure of the documents could prejudice our good in some other way.

The Israeli Companies Law provides that with the approval of the court any of our shareholders or directors may file a derivative action on our behalf if the court finds the action is a priori, to our benefit, and the person demanding the action is acting in good faith. The demand to take action can be filed with the court only after it is serviced to us, and we decline or omit to act in accordance to this demand.

Enforceability of Civil Liabilities

We are incorporated in Israel and some of our directors and officers and the Israeli experts named in this prospectus reside outside the United States. Service of process upon them may be difficult to effect within the United States. Furthermore, because substantially all of our assets, and those of our non-United States directors and officers and the Israeli experts named herein, are located outside the United States, any judgment obtained in the United States against us or any of these persons may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Kantor & Co, that there is doubt as to the enforceability of civil liabilities under the Securities Act or the Exchange Act, pursuant to original actions instituted in Israel. However, subject to particular time limitations, executory judgments of a United States court for monetary damages in civil matters may be enforced by an Israeli court, provided that:

•
the judgment was obtained after due process before a court of competent jurisdiction, that recognizes and enforces similar judgments of Israeli courts, and the court had authority according to the rules of private international law currently prevailing in Israel;

•	adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

•	the judgment is not contrary to the law, public policy, security or sovereignty of the State of Israel and its enforcement is not contrary to the laws governing enforcement of judgments;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•	the judgment is no longer appealable; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

We have irrevocably appointed XTL Biopharmaceuticals, Inc., our U.S. subsidiary, as our agent to receive service of process in any action against us in any United States federal court or the courts of the State of New York arising out of any purchase or sale of ADRs representing ordinary shares offered by the Selling Shareholders.

Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange for the foreign currency published on the day before date of payment. Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily may be linked to Israel’s consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at that time. Judgment creditors must bear the risk of unfavorable exchange rates.

Exchange Controls

Under Israeli Law, Israeli non-residents who purchase ordinary shares with certain non-Israeli currencies (including dollars) may freely repatriate in such non-Israeli currencies all amounts received in Israeli currency in respect of the ordinary shares, whether as a dividend, as a liquidating distribution, or as proceeds from any sale in Israel of the ordinary shares, provided in each case that any applicable Israeli income tax is paid or withheld on such amounts. The conversion into the non-Israeli currency must be made at the rate of exchange prevailing at the time of conversion.

Legal Proceedings

Neither we nor our subsidiary is a party to, and our property is not the subject of, any material pending legal proceedings.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

American Depository Shares

On the effective date of the registration statement of which this prospectus is a part, we issued and deposited the ordinary shares registered hereby with Bank Hapoalim B.M., The Bank of New York’s custodian in Tel Aviv, Israel. The Bank of New York in turn issued to the Selling Shareholders American Depositary Receipts, or ADRs, representing American Depositary Shares, or ADSs. One ADR represents an ownership interest in ten of our ordinary shares. Each ADR also represents securities, cash or other property deposited with The Bank of New York but not distributed to ADR holders. The Bank of New York's Corporate Trust Office is located at 101 Barclay Street, New York, NY 10286, U.S.A. Their principal executive office is located at One Wall Street, New York, NY 10286, U.S.A.

You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because The Bank of New York will actually hold the ordinary shares, you must rely on it to exercise the rights of a shareholder. The obligations of The Bank of New York are set out in a deposit agreement among us, The Bank of New York and you, as an ADR holder. The agreement and the ADRs are generally governed by New York law.

The following is a summary of the agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the ADR. Directions on how to obtain copies of these are provided in the section entitled "Where You Can Find More Information."

Share Dividends and Other Distributions

The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADRs represent.

Cash. The Bank of New York will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the U.S. If that is not possible or if any approval from any government or agency thereof is needed and cannot be obtained, the agreement allows The Bank of New York to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for the interest.

Before making a distribution, any withholding taxes that must be paid under U.S. law will be deducted. See “Taxation—United States Federal Income Tax Considerations—Taxation of Dividends Paid On Ordinary Shares.” The Bank of New York will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The Bank of New York may distribute new ADRs representing any shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADRs. It will sell shares which would require it to use a fractional ADR and distribute the net proceeds in the same way as it does with cash. If The Bank of New York does not distribute additional ADRs, each ADR will also represent the new shares.

Rights to receive additional shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, The Bank of New York may make these rights available to you. We must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and The Bank of New York decides it is practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds, in the same way as it does with cash. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. If The Bank of New York makes rights available to you, upon instruction from you, it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade the ADRs freely in the U.S. In this case, The Bank of New York may issue the ADRs under a separate restricted deposit agreement which will contain the same provisions as the agreement, except for the changes needed to put the restrictions in place.

Other Distributions. The Bank of New York will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case the ADRs will also represent the newly distributed property.

The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADRs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distribution we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The Bank of New York will issue ADRs if you or your broker deposit shares or evidence of rights to receive shares with the custodian upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees. The Bank of New York will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its office to the persons you request.

You may turn in your ADRs at The Bank of New York's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver (1) the underlying shares to an account designated by you and (2) any other deposited securities underlying the ADR at the office of the custodian; or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its office.

Voting Rights

You may instruct The Bank of New York to vote the shares underlying your ADRs but only if we ask The Bank of New York to ask for your instructions. Otherwise, you won't be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, as far as practical, subject to Israeli law and the provisions of our Articles of Association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct. However, if The Bank of New York does not receive your voting instructions, it will deem you to have instructed it to give a discretionary proxy to vote the shares underlying your ADRs to a person designated by us provided that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform The Bank of New York that (x) we do not wish such proxy given, (y) substantial opposition exists, (z) such matter materially affects the rights of the holders of the shares underlying the ADRs.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Rights of Non-Israeli Shareholders to Vote

Our ADSs may be freely held and traded pursuant to the General Permit and the Currency Control Law. The ownership or voting of ADSs by non-residents of Israel are not restricted in any way by our Articles of Association or by the laws of the State of Israel.

Fees and Expenses

ADR holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion thereof)	Each issuance of an ADS, including as a result of a distribution of shares or rights or other property. Each cancellation of an ADS, including if the agreement terminates.
$0.02 (or less) per ADS	Any cash payment.
Registration or Transfer Fees	Transfer and registration of shares on the share register of the Foreign Registrar from your name to the name of The Bank of New York or its agent when you deposit or withdraw shares.
Expenses of The Bank of New York	Conversion of foreign currency to U.S. dollars. Cable, telex and facsimile transmission expenses. Servicing of shares or deposited securities.
$0.02 (or less) per ADS per calendar year (if the depositary has not collected any cash distribution fee during that year)	Depositary services.
Taxes and other governmental charges	As necessary The Bank of New York or the Custodian have to pay on any ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes.
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADRs. The Bank of New York may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADRs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our shares; Reclassify, split up or consolidate any of the deposited securities;
The cash, shares or other securities received by The Bank of New York will become deposited securities. Each ADR will automatically represent its equal share of the new deposited securities. The Bank of New York may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also issue new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs, identifying the new deposited securities.

Distribute securities on the shares that are not distributed to you; or
Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or takes any similar action.

Amendment and Termination

We may agree with The Bank of New York to amend the agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices an important right of ADR holders, it will only become effective thirty days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the agreement is amended.

The Bank of New York will terminate the agreement if we ask it to do so. The Bank of New York may also terminate the agreement if The Bank of New York has told us that it would like to resign and we have not appointed a new depositary bank within ninety days. In both cases, The Bank of New York must notify you at least ninety days before termination.

After termination, The Bank of New York and its agents will be required to do only the following under the agreement: (1) advise you that the agreement is terminated, and (2) collect distributions on the deposited securities and deliver shares and other deposited securities upon cancellation of ADRs. After termination, The Bank of New York will, if practical, sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the proceeds of the sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and will have no liability for interest. The Bank of New York's only obligations will be to account for the proceeds of the sale and other cash. After termination our only obligations will be with respect to indemnification and to pay certain amounts to The Bank of New York.

Limitations on Obligations and Liability to ADR Holders

The agreement expressly limits our obligations and the obligations of The Bank of New York, and it limits our liability and the liability of The Bank of New York. We and The Bank of New York:

•	are only obligated to take the actions specifically set forth in the agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the agreement;

•	are not liable if either exercises discretion permitted under the agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In the agreement, we and The Bank of New York agree to indemnify each other under certain circumstances.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Requirements for Depositary Actions

Before The Bank of New York will issue or register transfer of an ADR, make a distribution on an ADR, or make a withdrawal of shares, The Bank of New York may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the

•	transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary, and

•	compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

The Bank of New York may refuse to deliver, transfer, or register transfers of ADRs generally when the books of The Bank of New York or our books are closed, or at any time if The Bank of New York or we think it advisable to do so. You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

•
when temporary delays arise because: (1) The Bank of New York or we have closed its transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on the shares; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the agreement.

Pre-Release of ADRs

In certain circumstances, subject to the provisions of the agreement, The Bank of New York may issue ADRs before deposit of the underlying shares. This is called a pre-release of the ADR. The Bank of New York may also deliver shares upon cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer owns the shares or ADRs to be deposited; (2) the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and (3) The Bank of New York must be able to close out the pre-release on not more than five business days' notice. In addition, The Bank of New York will limit the number of ADRs that may be outstanding at any time as a result of prerelease, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

Inspection of Books of the Depositary

Under the terms of the agreement, holders of ADRs may inspect the transfer books of the depositary at any reasonable time, provided, that such inspection shall not be for the purpose of communicating with holders of ADRs in the interest of a business or object other than either our business or a matter related to the deposit agreement or ADRs.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Book-Entry Only Issuance - The Depository Trust Company

The Depository Trust Company, or DTC, New York, New York, will act as securities depository for the ADRs. The ADRs will be represented by one global security that will be deposited with and registered in the name of Cede & Co. (DTC’s partnership nominee), or such other name as may be requested by an authorized representative of DTC. This means that we will not issue certificates to you for the ADRs. One global security will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the ADRs. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act . DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant’s accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is, in turn, owned by a number of DTC’s direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When you purchase ADRs through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the ADRs on DTC’s records. Since you actually own the ADRs, you are the beneficial owner and your ownership interest will only be recorded on the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the ADRs. DTC’s records only show the identity of the direct participants and the amount of ADRs held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

We will wire dividend payments to DTC’s nominee, and we will treat DTC’s nominee as the owner of the global security for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the ADRs held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.

ADRs represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the ADRs to be represented by a global security.

If the book-entry only system is discontinued, the transfer agent will keep the registration books for the ADRs at its corporate office.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

RELATED PARTY TRANSACTIONS

We did not have any transactions or loans with related parties during the fiscal years ended December 31, 2005, 2004 and 2003, or the during the fiscal quarter ended March 31, 2006.

FINANCIAL INFORMATION

Consolidated Statements and Other Financial Information

Our audited consolidated financial statements are included on pages F-1 through F-42 of this registration statement. The consolidated financial statements of audited VivoQuest, Inc. are included on pages F-43 through F-77 of this registration statement.

Significant Changes

In January 2006, Ron Bentsur was appointed Chief Executive Officer of XTLbio. Mr. Bentsur has nearly a decade of experience in the biotech industry. From June 2003 to February 2006, Mr. Bentsur served as Vice President, Finance and Investor Relations of Keryx Biopharmaceuticals, Inc.. From October 2000 to June 2003, Mr. Bentsur served as Director of Investor Relations at Keryx. From July 1998 to October 2000, he served as Director of Technology Investment Banking at Leumi Underwriters, where he was responsible for all technology/biotechnology private placement and advisory transactions. From June 1994 to July 1998, Mr. Bentsur worked as an investment banker at ING Barings Furman Selz. Mr. Bentsur holds a B.A. in Economics and Business Administration with distinction from the Hebrew University of Jerusalem, Israel and an M.B.A., Magna Cum Laude, from New York University’s Stern Graduate School of Business.

In March 2006, our board of directors granted our Chief Executive Officer options to purchase a total of 7,000,000 ordinary shares at an exercise price equal to $0.774 per share (closing price of the last trading day prior to official appointment). These options are exercisable for a period of ten years from the date of issuance, and granted under the same terms and conditions as the 2001 Plan and any option agreement entered into with Mr. Bentsur. Of these, 2,333,334 options shall vest as follows: 777,782 options on the one-year anniversary of the issuance of the options and 194,444 options at the end of each quarter thereafter for the following two years. The balance of options shall vest upon achievement of certain milestones (2,333,333 upon the achievement of $350 million market capitalization or $75 million in working capital, as set out in the agreement and 2,333,333 upon the achievement of $550 million market capitalization or $125 million in working capital, as set out in the agreement).

In March 2006, the board of directors also approved grants of a total of 9,898,719 options to our Chairman and 750,000 options to one of our non-executive directors. These options are exercisable at an exercise price which is the volume weighted average price per share of the ADRs on NASDAQ during the thirty trading days prior to the board of directors’ approval divided by ten, $0.713. The options shall vest as follows: (i) 1/3 of such options shall vest over three years, of which amounts, 1/3 shall vest and be exercisable upon the first anniversary of the issuance of the options and the remainder shall vest and be exercisable on a quarterly basis; (ii) 1/3 of such options shall vest and be exercisable upon our achieving a total market capitalization on a fully diluted basis of more than US $350 million; and (iii) 1/3 of such options shall vest upon our achieving a total market capitalization on a fully diluted basis of more than US $550 million. The options can be exercised for a period of ten years. The grant of such options is conditional upon approval of the shareholders at a duly convened shareholder meeting expected to take place later this year.

On March 22, 2006, we completed a private placement of 46,666,670 ordinary shares (equivalent to 4,666,667 ADRs) at $0.60 per share ($6.00 per ADR), together with warrants for the purchase of an aggregate of 23,333,335 ordinary shares (equivalent to 2,333,333.5 ADRs) at an exercise price of $0.875 ($8.75 per ADR), for an aggregate consideration of approximately $28 million in gross proceeds. See “Recent Developments.”

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

TAXATION

The following discussion of Israeli and United States tax consequences material to our shareholders is not intended and should not be construed as legal or professional tax advice and does not exhaust all possible tax considerations. To the extent that the discussion is based on new tax legislation, which has not been subject to judicial or administrative interpretation, the views expressed in the discussion might not be accepted by the tax authorities in question. This summary does not purport to be a complete analysis of all potential tax consequences of owning ordinary shares or ADRs. In particular, this discussion does not take into account the specific circumstances of any particular investor (such as tax-exempt entities, certain financial companies, broker-dealers, investors subject to Alternative Minimum Tax, investors that actually or constructively own 10% or more of our voting securities, investors that hold ordinary shares or ADRs as part of straddle or hedging or conversion transaction, traders in securities that elect mark to market, banks and other financial institutions or investors whose functional currency is not the U.S. dollar), some of which may be subject to special rules.

We urge shareholders and prospective purchasers of our ordinary shares and ADRs to consult their own tax advisors as to the U.S., Israeli, or other tax consequences of the purchase, ownership and disposition of ordinary shares and ADRs, including, in particular, the effect of any foreign, state or local taxes.

Israeli Tax Considerations

The following discussion refers to the current tax law applicable to companies in Israel, with special reference to its effect on us. This discussion also includes specified Israeli tax consequences to holders of our ordinary shares and Israeli Government programs benefiting us.

Tax Reforms

On January 1, 2003 a comprehensive tax reform took effect in Israel (the Law for Amendment of the Income Tax Ordinance (Amendment No. 132), 5762-2002, as amended) (which we refer to as “the 2003 Reform”). Pursuant to the 2003 Reform, resident companies are subject to Israeli tax on income on a worldwide basis. In addition, the concept of controlled foreign corporation was introduced according to which an Israeli company may become subject to Israeli taxes on certain income of a non-Israeli subsidiary if the subsidiary’s primary source of income is passive income (such as interest, dividends, royalties, rental income or certain capital gains). An Israeli company that is subject to Israeli taxes on the income of its non-Israeli subsidiaries will receive a credit for income tax paid by the subsidiary in its country of resident subject to certain limitations. The 2003 Reform also substantially changed the system of taxation of capital gains.

On July 25, 2005 an additional tax reform took effect in Israel (the Law for Amendment of the Income Tax Ordinance (Amendment No. 147) (which we refer to as “the 2005 Reform”). In general terms, pursuant to the 2005 Reform, and generally effective from January 1, 2006, the Israeli corporate tax rates were and will be further reduced, the capital gains tax rate that applies to Israeli individuals on the disposition of traded securities was increased and the tax rates that apply to dividends distributed by an Israeli company was partly reduced.

Corporate Tax Rate

The regular tax rate in Israel in 2006 is 31%. This rate is currently scheduled to decrease as follows: in 2007 - 29%, 2008 - 27%, 2009 - 26%, 2010 and after - 25%”. However, the effective tax rate of a company which derives income from an approved enterprise may be considerably less, as further discussed below.

Tax Benefits Under the Law for the Encouragement of Capital Investments, 1959

The Law for the Encouragement of Capital Investment, 1959, as amended, commonly referred to as the Investment Law, provides that a proposed capital investment in eligible facilities may, upon application to the Investment Center of the Ministry of Industry and Trade of the State of Israel, be designated as an Approved Enterprise. Each certificate of approval for an Approved Enterprise relates to a specific investment program delineated both by its financial scope, including its capital sources, and by its physical characteristics, for example, the equipment to be purchased and utilized under the program. The tax benefits derived from any certificate of approval relate only to taxable income attributable to the specific Approved Enterprise. If a company has more than one approval or only a portion of its capital investments is approved, its effective tax rate is the result of a weighted average of the applicable rates.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Taxable income of a company derived from an Approved Enterprise is subject to company tax at the maximum rate of 25% rather than the usual rate in 2006 of 31% (as mentioned above, gradually scheduled to be reduced to 25% in 2010), for the benefit period. This period is ordinarily seven years, or ten years if the company qualifies as a foreign investors’ company as described below, commencing with the year in which the Approved Enterprise first generates taxable income. However, this period is limited to 12 years from commencement of production of the Approved Enterprise or 14 years from the date of approval, whichever is earlier.

A company that has been granted the status of an Approved Enterprise may elect to forego entitlement to grants otherwise available for an Approved Enterprise, in return for an alternative package of benefits. Under the alternative package of benefits, a company’s undistributed income derived from an Approved Enterprise will be exempt from company tax for a period of between two and ten years from the first year of taxable income, depending on the geographic location of the Approved Enterprise within Israel, and the company will be eligible for a reduced tax rate for the remainder of the benefits period.

A company that has elected the alternative package of benefits and that subsequently pays a dividend out of income derived from the approved enterprise during the tax exemption period will be subject to tax on the amount distributed, including any company tax on these amounts, at the rate which would have been applicable had it not elected the alternative package of benefits, generally 10%-25%, depending on the percentage of the company’s shares held by foreign shareholders. The dividend recipient is taxed at the reduced rate applicable to dividends from approved enterprises, which is 15%, if the dividend is distributed during the tax exemption period or within 12 years after this period, or in the case of a foreign investors’ company, without time limitation. The company must withhold this tax at source, regardless of whether the dividend is converted into or paid in foreign currency.

A company that has an Approved Enterprise program is eligible for enhanced tax benefits if it qualifies as a foreign investors’ company. A foreign investors' company is a company more than 25% of whose share capital and combined share and loan capital is owned by non-Israeli residents. A company which qualifies as a foreign investors' company and has an Approved Enterprise program is eligible for tax benefits for a ten-year benefit period. The company tax rate applicable to income earned from approved enterprise programs in the benefit period by a company meeting these qualifications is as follows:

For a company with foreign investment of	Company tax rate
More than 25% and less than 49%	25%
49% or more and less than 74%	20%
74% or more and less than 90%	15%
90% or more	10%

The determination of foreign ownership is made on the basis of the lowest level of foreign ownership during the tax year.

Subject to applicable provisions concerning income under the alternative package of benefits, all dividends are considered to be attributable to the entire enterprise and their effective tax rate is the result of a weighted average of the various applicable tax rates. Under the Investment Law, a company that has elected the alternative package of benefits is not obliged to attribute part of the dividend to exempt profits, and may generally decide from which year's profits to declare dividends. We currently intend to reinvest any income derived from our Approved Enterprise programs and not to distribute the income as a dividend.

The Investment Center bases its decision whether or not to approve an application on the criteria set forth in the Investment Law and regulations and the then prevailing policy of the Investment Center. In addition, the benefits available to an Approved Enterprise are conditioned upon the fulfillment of conditions stipulated in the Investment Law and its regulations and in the criteria in the specific certificate of approval, as described above. If a company does not meet these conditions, it would be required to refund the amount of tax benefits, together with consumer price index linkage adjustment and interest.

Additionally after receiving the certificate of approval from the Investment Center, a company must meet certain reporting requirements. The company must file periodic audited reports on the progress in implementing the program. Additionally, where a company has completed the implementation of investing in fixed assets, a final implementation report must be filed with, and reviewed by, the Investment Center. Should the Investment Center determine that the investments in assets were made in accordance with the certificate of approval and that the required minimum capital has been invested, it will issue a final approval of implementation, which will also indicate the year that will be the first year of potential benefits under the Approved Enterprise.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

On March 29, 2005, the Israeli Parliament enacted an amendment to the Investment Law, which is intended to provide expanded tax benefits to local and foreign investors and to simplify the bureaucratic process relating to approval of investments qualifying under the Investment Law.

The amendment to the Investment Law does not retroactively apply for investment programs having an Approved Enterprise approval certificate from the Investment Center issued up to December 31, 2004 (even when investments under these programs are conducted after January 1, 2005). Consequently, the amendment to the Investment Law should not impact an existing Approved Enterprise, that received an approval certificate prior to December 2004. The new tax regime will only apply to a for a new Approved Enterprise and to an Approved Enterprise expansion for which the first year of benefits was 2004 or later.

Under the amended Investment Law, if an investment project meets all of the eligibility criteria under the alternative benefits route as set forth in the amended Investment Law and in regulations to be issued thereunder, such project will automatically qualify for the Approved Enterprise taxation benefits under the alternative package of benefits with no need for prior approval from the Israeli Tax Authorities. In addition, the amended Investment Law provides that the criteria for conferral of tax benefits in the alternative package of benefits of the Investment Law be handled by the Israeli Tax Authorities rather than the Investment Center. In this respect a mechanism will be available which will enable a company to apply for a pre-ruling from the Israeli Tax Authorities to obtain certainty as to the investment taxation status of its investment under the amended Investment Law.

The Investment Center has granted us Approved Enterprise status, which approval was granted prior to December 31, 2004, and is therefore entitled to the benefits afforded by the Investment Law prior to its amendment. Accordingly, our undistributed taxable income derived from this program will be tax exempt for a period of two years beginning with the year in which we first generate taxable income, and thereafter will be subject to a reduced tax rate of 25% or less, if we qualify as a foreign investors' company, for a period of between five and eight years, depending on the percentage of our capital held by non-Israeli shareholders. However, this benefit period cannot extend beyond 12 years from the year of commencement of operations or 14 years from the year in which approval was granted, whichever is earlier. To date, we have not generated taxable income.

To date, the Investment Center is still reviewing our final implementation report, and as a result, we have not yet received final implementation approval with respect to our Approved Enterprise from the Investment Center. Additionally, given our significant amount of net operating losses, and the limitation mentioned above to the benefit period, there is no certainty if and when we would be able to enjoy the tax benefits described above.

Tax Benefits for Research and Development

Israeli tax law allows, under specific conditions, a tax deduction in the year incurred for expenditures, including capital expenditures, relating to scientific research and development projects, if the expenditures are approved by the relevant Israeli government ministry, determined by the field of research, and the research and development is for the promotion of the company and is carried out by or on behalf of the company seeking the deduction. Expenditures not so approved are deductible over a three-year period. Expenditures made out of proceeds made available to us through government grants are automatically deducted during a one year period.

Tax Benefits Under the Law for the Encouragement of Industry (Taxes), 1969

The Law for the Encouragement of Industry (Taxes), 1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for industrial companies. An industrial company is defined as a company resident in Israel, at least 90% of the income of which in a given tax year exclusive of income from specified government loans, capital gains, interest and dividends, is derived from an industrial enterprise owned by it. An industrial enterprise is defined as an enterprise whose major activity in a given tax year is industrial production activity.

Under the Industry Encouragement Law, industrial companies are entitled to a number of corporate tax benefits, including:

•	deduction of purchase of know-how and patents over an eight-year period; and

•	the right to elect, under specified conditions, to file a consolidated tax return with additional related Israeli industrial companies and an industrial holding company.

Under some tax laws and regulations, an industrial enterprise may be eligible for special depreciation rates for machinery, equipment and buildings. These rates differ based on various factors, including the date the operations begin and the number of work shifts. An industrial company owning an approved enterprise may choose between these special depreciation rates and the depreciation rates available to the approved enterprise.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Eligibility for benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority.

We believe that we currently qualify as an industrial company within the definition of the Industry Encouragement Law. We cannot assure you that the Israeli tax authorities will agree that we qualify, or, if we qualify, that we will continue to qualify as an industrial company or that the benefits described above will be available to us in the future.

Special Provisions Relating to Taxation under Inflationary Conditions

The Income Tax Law (Inflationary Adjustments), 1985, generally referred to as the Inflationary Adjustments Law, represents an attempt to overcome the problems presented to a traditional tax system by an economy undergoing rapid inflation. The Inflationary Adjustments Law is highly complex. Its features, which are material to us, can be described as follows:

•
where a company's equity, as defined in the law, exceeds the cost of fixed assets as defined in the Inflationary Adjustments Law, a deduction from taxable income that takes into account the effect of the applicable annual rate of inflation on the excess is allowed up to a ceiling of 70% of taxable income in any single tax year, with the unused portion permitted to be carried forward on a linked basis. If the cost of fixed assets, as defined in the Inflationary Adjustments Law, exceeds a company's equity, then the excess multiplied by the applicable annual rate of inflation is added to taxable income;

•	subject to specified limitations, depreciation deductions on fixed assets and losses carried forward are adjusted for inflation based on the increase in the consumer price index; and

Israeli Estate and Gift Taxes

Generally, Israel does not currently impose taxes on inheritance or bona fide gifts. For transfer of assets by inheritance or gift that would normally be subject to capital gains tax or land appreciation tax, the recipient’s tax cost basis and date of purchase are generally deemed to be the same as those for the transferor of the property.

Capital Gains Tax on Sale of our Ordinary Shares by Both Residents and Non-Residents of Israel

Israeli law generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli resident companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a treaty between Israel and the country of the non-resident provides otherwise. The law distinguishes between the inflationary surplus and the real gain. The inflationary surplus is the portion of the total capital gain, which is equivalent to the increase of the relevant asset’s purchase price attributable to the increase in the Israeli consumer price index from the date of purchase to the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus. A non resident that invests in taxable assets with foreign currency may elect to calculate the inflationary amount by using such foreign currency.

Non-Israeli residents will be exempt from Israeli capital gains tax on any gains derived from the sale of shares publicly traded on a stock exchange recognized by the Israeli Ministry of Finance (including the Tel-Aviv Stock Exchange and Nasdaq), provided such shareholders did not acquire their shares prior to an initial public offering and that such capital gains are not derived by a permanent establishment of the foreign resident in Israel. Notwithstanding the foregoing, dealers in securities in Israel are taxed at the regular tax rates applicable to business income. However, Non-Israeli corporations will not be entitled to such exemption if an Israeli resident (1) has a controlling interest of 25% or more in such non-Israeli corporation, or (2) is the beneficiary of, or is entitled to, 25% or more of the revenue or profits of such non-Israeli corporation, whether directly or indirectly. In any event, the provisions of the tax reform shall not affect the exemption from capital gains tax for gains accrued before January 1, 2003, as described in the previous paragraph.

On July 25, 2005, the 2005 Reform came into effect. Pursuant to the 2005 Reform, effective January 1, 2006, the capital gains tax imposed on Israeli tax resident individuals on the sale of securities is 20%. With respect to an Israeli tax resident individual who is a “substantial shareholder” on the date of sale of the securities or at any time during the 12 months preceding such sale, the capital gains tax rate was increased to 25%. A “substantial shareholder” is defined as someone who alone, or together with another person, holds, directly or indirectly, at least 10 % in one or all of any of the means of control in the corporation. With respect to Israeli tax resident corporate investors, effective January 1, 2006 capital gains tax at the regular corporate rate will be imposed on such taxpayers on the sale of traded shares.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Other provisions may apply to shareholders that acquired their ordinary shares in XTL prior to our recent private placement and / or prior to January 1, 2003.

In addition, pursuant to the Convention Between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended (the “United States- Israel Tax Treaty”), the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the United States-Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the United States- Israel Tax Treaty (a “Treaty United States Resident”) generally will not be subject to the Israeli capital gains tax unless such “Treaty United States Resident” holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the twelve- month period preceding such sale, exchange or disposition, subject to certain conditions or if the capital gains from such sale are considered as business income attributable to a permanent establishment of the U.S. resident in Israel. However, under the United States-Israel Tax Treaty, such “Treaty United States Resident” would be permitted to claim a credit for such taxes against the United States federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations in United States laws applicable to foreign tax credits.

Taxation of Dividends

Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel

Pursuant to the 2005 Reform, effective January 1, 2006, the tax rate imposed on dividends distributed by an Israeli company to Israeli tax resident individuals or to non-Israeli residents was reduced to a tax at a rate of 20%. With respect to “substantial shareholders,” as defined above, the applicable tax rate remains 25%. The taxation of dividends distributed by an Israeli company to another Israeli corporate tax resident remains unchanged.

Notwithstanding, dividends distributed by an Israeli company to Israeli tax resident individuals or to non-Israeli residents are subject to a 20% withholding tax (15% in the case of dividends distributed from the taxable income attributable to an Approved Enterprise), unless a lower rate is provided in a treaty between Israel and the shareholder’s country of residence. Dividends distributed by an Israeli company to another Israeli tax resident company are generally exempt, unless such dividends are distributed from taxable income attributable to an Approved Enterprise, in which case such dividends are taxed at a rate of 15%, or unless such dividends are distributed from income that was not taxed in Israel, in which case such dividends are taxed at a rate of 25%.

In any case, dividends distributed from the taxable income attributable to an Approved Enterprise, to both Israeli tax residents and non-Israeli residents remains subject to a 15% tax rate.

Under the U.S.-Israel Tax Treaty, the maximum Israeli tax and withholding tax on dividends paid to a holder of ordinary shares who is a resident of the United States is generally 25%, but is reduced to 12.5% if the dividends are paid to a corporation that holds in excess of 10% of the voting rights of company during the company’s taxable year preceding the distribution of the Dividend and the portion of the company’s taxable year in which the dividend was distributed. Dividends of an Israeli company derived from the income of an Approved Enterprise will still be subject to a 15% dividend withholding tax; if the dividend is attributable partly to income derived from an Approved Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. A non-resident of Israel who has dividend income derived from or accrued in Israel, from which tax was withheld at the source, is generally exempt from the duty to file tax returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by the taxpayer.

United States Federal Income Tax Considerations

The following discusses the material United States federal income tax consequences to a holder of our ordinary shares who qualifies as a U.S. holder, which is defined as:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, the District of Columbia, or any state; or

•	a trust or estate, treated, for United States federal income tax purposes, as a domestic trust or estate.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, current and proposed Treasury regulations promulgated under the Code, and administrative and judicial decisions as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis. This opinion does not address any aspect of state, local or non-U.S. tax laws. Further, this opinion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to U.S. holders entitled to special treatment under U.S. federal income tax laws, for example, financial institutions, insurance companies, tax-exempt organizations and broker/dealers, and it does not address all aspects of U.S. federal income taxation that may be relevant to any particular shareholder based on the shareholder's individual circumstances. In particular, this opinion does not address the potential application of the alternative minimum tax, or the special U.S. federal income tax rules applicable in special circumstances, including to U.S. holders who:

•	have elected mark-to-market accounting;

•	hold our ordinary shares as part of a straddle, hedge or conversion transaction with other investments;

•	own directly, indirectly or by attribution at least 10% of our voting power;

•	are tax exempt entities;

•	are persons who acquire shares in connection with employment or other performance of services; and

•	have a functional currency that is not the U.S. dollar.

Additionally, this opinion does not consider the tax treatment of partnerships or persons who hold ordinary shares through a partnership or other pass-through entity or the possible application of U.S. federal gift or estate taxes. Material aspects of U.S. federal income tax relevant to a holder other than a U.S. holder are also described below.

Taxation of Dividends Paid on Ordinary Shares

A U.S. holder will be required to include in gross income as ordinary income the amount of any distribution paid on ordinary shares, including any Israeli taxes withheld from the amount paid, to the extent the distribution is paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of these earnings and profits will be applied against and will reduce the U.S. holder’s basis in the ordinary shares and, to the extent in excess of this basis, will be treated as gain from the sale or exchange of ordinary shares.

Certain dividend income may be eligible for a reduced rate of taxation. Dividend income will be taxed to a non-corporate holder at the applicable long-term capital gains rate if the dividend is received from a “qualified foreign corporation,” and the shareholder of such foreign corporation holds such stock for more than 60 days during the 120 day period that begins on the date that is 60 days before the ex-dividend date for the stock. The holding period is tolled for any days on which the shareholder has reduced his risk of loss. A “qualified foreign corporation” is one that is eligible for the benefits of a comprehensive income tax treaty with the United States. A foreign corporation will be treated as qualified with respect to any dividend paid, if its stock is readily tradable on an established securities market. However, a foreign corporation will not be treated as qualified if it is a Passive Foreign Investment Company (as discussed below) for the year in which the dividend was paid or the preceding year. Distributions of current or accumulated earnings and profits paid in foreign currency to a U.S. holder will be includible in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate on the day the distribution is received. A U.S. holder that receives a foreign currency distribution and converts the foreign currency into U.S. dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. dollar, which will generally be U.S. source ordinary income or loss.

As described above, we will generally be required to withhold Israeli income tax from any dividends paid to holders who are not resident in Israel. See “Israeli Tax Considerations—Taxation of Non-Resident Holders of Shares.” If a U.S. holder receives a dividend from us that is subject to Israeli withholding, the following would apply:

•	You must include the gross amount of the dividend, not reduced by the amount of Israeli tax withheld, in your U.S. taxable income.

•
You may be able to claim the Israeli tax withheld as a foreign tax credit against your U.S. income tax liability. However, to the extent that 25% or more of our gross income from all sources was effectively connected with the conduct of a trade or business in the United States (or treated as effectively connected, with limited exceptions) for a three-year period ending with the close of the taxable year preceding the year in which the dividends are declared, a portion of this dividend will be treated as U.S. source income, possibly reducing the allowable foreign tax.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

•
The foreign tax credit is subject to significant and complex limitations. Generally, the credit can offset only the part of your U.S. tax attributable to your net foreign source passive income. Additional special rules currently apply to taxpayers predominantly engaged in the active conduct of a banking, insurance, financing or similar business. Additionally, if we pay dividends at a time when 50% or more of our stock is owned by U.S. persons, you may be required to treat the part of the dividend attributable to U.S. source earnings and profits as U.S. source income, possibly reducing the allowable credit, unless you elect to calculate your foreign tax credit separately with respect to XTLbio dividends.

•
A U.S. holder will be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received on the ordinary shares to the extent the U.S. holder has not held the ordinary shares for at least 16 days of the 30-day period beginning on the date which is 15 days before the ex-dividend date or to the extent the U.S. holder is under an obligation to make related payments with respect to substantially similar or related property. Any days during which a U.S. holder has substantially diminished its risk of loss on the ordinary shares are not counted toward meeting the 16-day holding period required by the statute.

•	If you do not elect to claim foreign taxes as a credit, you will be entitled to deduct the Israeli income tax withheld from your XTLbio dividends in determining your taxable income.

•	Individuals who do not claim itemized deductions, but instead utilize the standard deduction, may not claim a deduction for the amount of the Israeli income taxes withheld.

•
If you are a U.S. corporation holding our stock, the general rule is that you cannot claim the dividends-received deduction with respect to our dividends. There is an exception to this rule if you own at least 10% of our ordinary shares (by vote or value) and certain conditions are met, including that we were not a PFIC during the period you have held our ordinary shares.

Special rules, described below, apply if we are a passive foreign investment company.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Taxation of the Disposition of Ordinary Shares

Subject to the description of the passive foreign investment company rules below, upon the sale, exchange or other disposition of our ordinary shares, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the U.S. holder's basis in the ordinary shares, which is usually the cost of these shares, and the amount realized on the disposition. Capital gain from the sale, exchange or other disposition of ordinary shares held more than one year is long-term capital gain and is eligible for a reduced rate of taxation for non-corporate holders. In general, gain realized by a U.S. holder on a sale, exchange or other disposition of ordinary shares generally will be treated as U.S. source income for U.S. foreign tax credit purposes. A loss realized by a U.S. holder on the sale, exchange or other disposition of ordinary shares is generally allocated to U.S. source income. However, regulations require the loss to be allocated to foreign source income to the extent certain dividends were received by the taxpayer within the 24-month period preceding the date on which the taxpayer recognized the loss. The deductibility of a loss realized on the sale, exchange or other disposition of ordinary shares is subject to limitations for both corporate and individual shareholders.

A U.S. holder that uses the cash method of accounting calculates the U.S. dollar value of the proceeds received from a sale of ordinary shares as of the date that the sale settles, and will generally have no additional foreign currency gain or loss on the sale, while a U.S. holder that uses the accrual method of accounting is required to calculate the value of the proceeds of the sale as of the trade date and may therefore realize foreign currency gain or loss, unless the U.S. holder has elected to use the settlement date to determine its proceeds of sale for purposes of calculating this foreign currency gain or loss. In addition, a U.S. holder that receives foreign currency upon disposition of our ordinary shares and converts the foreign currency into U.S. dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. dollar, which will generally be U.S. source ordinary income or loss.

Tax Consequences If We Are A Passive Foreign Investment Company

Special tax rules apply to the timing and character of income received by a U.S. holder of a Passive Foreign Investment Company, or PFIC. We will be a PFIC if either 75% or more of our gross income in a tax year is passive income or the average percentage of our assets (by value) that produce or are held for the production of passive income is at least 50%. The U.S. Internal Revenue Service, or IRS, has indicated that cash balances, even if held as working capital, are considered to be assets that produce passive income. Therefore, any determination of PFIC status will depend upon the sources of our income, and the relative values of passive and non- passive assets, including goodwill. Furthermore, because the goodwill of a publicly-traded corporation such as us is largely a function of the trading price of its shares, the valuation of that goodwill is subject to significant change throughout each year. An initial determination that we are a PFIC will generally apply for subsequent years (whether or not we meet the requirements for PFIC status in those years) with respect to any U.S. holder at the time of such determination. A determination as to a corporation’s status as a PFIC must be made annually. We believe that we were a PFIC for the taxable year ended December 31, 2003. We believe that we were likely not a PFIC for the taxable years ended December 31, 2004 and 2005. Although such a determination is fundamentally factual in nature and generally cannot be made until the close of the applicable taxable year, based on our current operations, we believe that there is a significant likelihood that we will be classified as a PFIC in the 2006 taxable year and possibly in subsequent years.

If we were classified as a PFIC, a special tax regime would apply to both (a) any “excess distribution” by us (generally, the U.S. holder's ratable share of distributions in any year that are greater than 125% of the average annual distributions received by such U.S. holder in the three preceding years or its holding period, if shorter) and (b) any gain realized on the sale or other disposition of your ordinary shares. Under this special regime, any excess distribution and realized gain would be treated as ordinary income and the federal income tax on such ordinary income is determined under the following steps: (i) the amount of the excess distribution or gain is allocated ratably over the U.S. holder's holding period for our ordinary shares; (ii) tax is determined for amounts allocated to the first year in the holding period in which we were classified as a PFIC and all subsequent years (except the year in which the excess distribution was received or the sale occurred) by applying the highest applicable tax rate in effect in the year to which the income was allocated; (iii) an interest charge is added to this tax calculated by applying the underpayment interest rate to the tax for each year determined under the preceding sentence from the due date of the income tax return for such year to the due date of the return for the year in which the excess distribution or sale occurs; and (iv) amounts allocated to a year prior to the first year in the U.S. holder’s holding period in which we were classified as a PFIC or to the year in which the excess distribution or the sale occurred are taxed as ordinary income and no interest charge applies.

A U.S. holder may generally avoid the special PFIC regime by electing to treat his PFIC shares as a “qualified electing fund.” If a U.S. holder elects to treat PFIC shares as a qualified electing fund, also known as QEF Election, the U.S. holder must include annually in gross income (for each year in which PFIC status is met) his pro rata share of the PFIC’s ordinary earnings and net capital gains, whether or not such amounts are actually distributed to the U.S. holder.

A U.S. holder may make a QEF Election with respect to a PFIC for any taxable year in which s/he was a shareholder. A QEF Election is effective for the year in which the election is made and all subsequent taxable years of the U.S. holder. Procedures exist for both retroactive elections and the filing of protective statements. A U.S. holder making the QEF Election must make the election on or before the due date, as extended, for the filing of the U.S. holder's income tax return for the first taxable year to which the election will apply.

A U.S. holder must make a QEF Election by completing Form 8621, Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, and attaching it to their U.S. federal income tax return, and must satisfy additional filing requirements each year the election remains in effect. From fiscal 2005, we plan to comply with the record-keeping and reporting requirements that are a prerequisite to making a “qualified electing fund” election. However, if meeting those record-keeping and reporting requirements becomes onerous, we may decide, in our sole discretion, that such compliance is impractical and will so notify U.S. holders.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

As an alternative to or in addition to the qualified electing fund election, a so-called “mark-to- market” election may be made by a U.S. holder with respect to ordinary shares owned at the close of such holder's taxable year, provided that we are a PFIC and the ordinary shares are considered “marketable stock.” The ordinary shares will be marketable stock if they are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, or the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or an equivalent regulated and supervised foreign securities exchange. If a U.S. holder were to make a mark-to-market election with respect to ordinary shares, such holder generally would include as ordinary income (or, to the extent of prior unreversed inclusions, be allowed an ordinary loss deduction, as the case may be) an amount equal to the difference between the fair market value of the holder's ordinary shares as of the close of the holder's taxable year and its adjusted basis. Gains from an actual sale or other disposition of the ordinary shares will be treated as ordinary income, and any losses incurred on an actual sale or other disposition of the ordinary shares will be treated as ordinary loss to the extent of any prior unreversed inclusions. The mark-to-market election is made on a shareholder-by-shareholder basis and is effective for the taxable year for which made and all subsequent years until either (a) the ordinary shares cease to be marketable stock or (b) the election is revoked with the consent of the IRS.

A U.S. holder who did not make a QEF Election either to (i) treat us as a “qualified electing fund,” or (ii) mark our ordinary shares and/or ADRs to market, will be subject to the following:

•	gain recognized by the U.S. holder upon the disposition of, as well as income recognized upon receiving certain dividends on the ordinary shares and/or ADRs would be taxable as ordinary income;

•	the U.S. holder would be required to allocate such dividend income and/or disposition gain ratably over such U.S. holder's entire holding period for such XTLbio ordinary shares and/or ADRs;

•
the amount allocated to each year other than the year of the dividend payment or disposition and pre-PFIC years would be subject to tax at the highest applicable tax rate, and an interest charge would be imposed with respect to the resulting tax liability;

•	the U.S. holder would be required to file an annual return on IRS Form 8621 regarding distributions received on, gain recognized on dispositions of, our ordinary shares and/or ADRs; and

•
any U.S. holder who acquired the ordinary shares and/or ADRs upon the death of the shareholder would not receive a step-up to market value of his income tax basis for such ordinary shares and/or ADRs. Instead such U.S. holder beneficiary would have a tax basis equal to the decedent's basis, if lower.

In view of the complexity of the issues regarding our treatment as a PFIC, U.S. shareholders are urged to consult their own tax advisors for guidance as to our status as a PFIC.

United States Federal Income Tax Consequences for Non-U.S. holders of Ordinary Shares

Except as described in "Information Reporting and Back-up Withholding" below, a Non-U.S. holder of ordinary shares will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, ordinary shares, unless:

•
the item is effectively connected with the conduct by the Non-U.S. holder of a trade or business in the United States and, in the case of a resident of a country which has a tax treaty with the United States, the item is attributable to a permanent establishment or, in the case of an individual, a fixed place of business, in the United States;

•	the Non-U.S. holder is subject to tax under the provisions of United States tax law applicable to U.S. expatriates; or

•	the individual non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Information Reporting and Back-Up Withholding

U.S. holders generally are subject to information reporting requirements with respect to dividends paid in the United States on ordinary shares. Existing regulations impose back-up withholding on dividends paid in the United States on ordinary shares unless the U.S. holder provides IRS Form W-9 or otherwise establishes an exemption. U.S. holders are subject to information reporting and back-up withholding at a rate of 28% on proceeds paid from the disposition of ordinary shares unless the U.S. holder provides IRS Form W-9 or otherwise establishes an exemption.

Non-U.S. holders generally are not subject to information reporting or back-up withholding with respect to dividends paid on, or upon the disposition of, ordinary shares, provided that the non-U.S. holder provides a taxpayer identification number, certifies to its foreign status, or otherwise establishes an exemption to the U.S. financial institution holding the ordinary shares. Non U.S. holders holding stock in a foreign corporation in a foreign bank or financial institution have no U.S. reporting requirements.

Prospective investors should consult their tax advisors concerning the effect, if any, of these Treasury regulations on an investment in ordinary shares. The amount of any back-up withholding will be allowed as a credit against a U.S. or Non-U.S. holder's United States federal income tax liability and may entitle the Holder to a refund, provided that specified required information is furnished to the IRS on a timely basis.

United States Federal Income Tax Consequences for XTLbio

The residency of the Chairman of our Board of Directors and our Chief Executive Officer in the United States, as well as other less significant contacts that we have with the United States, could lead to a determination by the U.S. Internal Revenue Service that we have a “permanent establishment” in the United States beginning in 2005. As a result, any income attributable to such U.S. permanent establishment would be subject to U.S. corporate income tax in the same manner as if we were a United States corporation. The maximum U.S. corporate income tax rate (not including applicable state and local tax rates) is currently at 35%. In addition, if this occurred, we may be subject to an additional branch profits tax of 30% on our U.S. effectively connected earnings and profits, subject to adjustment, for that taxable year if certain conditions occur, unless we qualify for the reduced 12.5% U.S. branch profits tax rate pursuant to the United States-Israel tax treaty. We would be potentially able to credit foreign taxes against our U.S. tax liability in connection with income attributable to our U.S. permanent establishment and subject to U.S. and foreign income tax.

At present, we do not earn any taxable income for U.S. tax purposes. If we do eventually earn taxable income attributable to a U.S. permanent establishment, we would be able to utilize accumulated loss carryforwards to offset such income only if these carryforwards were attributable to the U.S. permanent establishment. We may not be able to utilize any of the accumulated loss carryforwards shown on our balance sheet at December 31, 2005, to offset any such U.S. tax liability since such loss carryforwards were accumulated under Israeli tax laws. U.S. corporate tax rates are higher than those to which we are subject in the State of Israel, and if we are subject to U.S. corporate tax, it would have a material adverse effect on our results of operations.

The above comments are intended as a general guide to the current position. Any person who is in any doubt as to his taxation position, and who requires more detailed information than the general outline above or who is subject to tax in a jurisdiction other than the United States should consult his professional advisers.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

LEGAL MATTERS

Our legal advisers are Alston & Bird LLP, 90 Park Avenue, New York, New York 10016, United States of America and Kantor & Co., Oz House, 14 Abba Hilel Silver (12th Floor), Ramat Gan 52506, State of Israel.

EXPERTS

The financial statements of XTL Biopharmaceuticals Ltd. as of December 31, 2005, 2004, and for each of the years in the three year period ended December 31 2005 and for the period from March 9, 1993 (inception) to December 31, 2005 included in this prospectus on Form F−1 have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1a(2) to the financial statements) of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., an independent registered public accounting firm, Trade Tower, 25 Hamered Street, Tel Aviv 68125, Israel, except with respect to the period from March 9, 1993 to December 31, 2000 which is included in reliance on the report of Somekh Chaikin a member firm of KPMG International, an independent registered public accounting firm, KPMG Millennium Tower, 17 Ha'arba'a Street, Tel Aviv, 64739, Israel, which reports appear elsewhere herein and upon the authority of said firms as experts in auditing and accounting.

The financial statements as of December 31, 2004 and for the year then ended of VivoQuest, Inc. ("VivoQuest") included in this Registration Statement have been audited by Cornick, Garber & Sandler, LLP, an independent registered public accounting firm. Such financial statements have been so included in reliance on the report (which contains an explanatory paragraph related to VivoQuest's ability to continue as a going concern as described in the notes to the financial statements of VivoQuest) of such independent registered public accounting firm given on the authority of such firm as experts in auditing and accounting.

The statement of redeemable preferred stock and stockholders' deficiency of VivoQuest, Inc. for the period from September 29, 1998 (inception) to December 31, 2003 included in this Registration Statement has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, with respect to our ADRs offered hereby. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our ordinary shares and our ADRs, we refer you to the registration statement and the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit are qualified in all respects by reference to the actual text of the exhibit. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which you can electronically access the registration statement, including the exhibits and schedules to the registration statement.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.

(A Development Stage Company)

2005 ANNUAL REPORT

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)

We have audited the consolidated balance sheets of XTL Biopharmaceuticals Ltd. (A Development Stage Company; hereafter - the "Company") and its subsidiary as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years ended December 31, 2005 and cumulatively for the period from January 1, 2001 to December 31, 2005 (see also below). These consolidated financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the cumulative totals of the Company for the period from March 9, 1993 (date of incorporation) to December 31, 2000, which totals reflect a deficit of $25,201,000 accumulated during the development stage. Those cumulative totals were audited by another independent registered public accounting firm whose report, dated May 3, 2005, expressed an unqualified opinion on the cumulative amounts through December 31, 2000. Our opinion, insofar as it relates to amounts included for that period is based on the report of the other independent registered public accounting firm, mentioned above.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America) and with auditing standards generally accepted in Israel, including those prescribed by the Israeli Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company’s Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other independent registered public accounting firm provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of the other independent registered public accounting firm, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2005 and 2004, and the consolidated results of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005 and for the cumulative period from March 9, 1993 (incorporation date) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1a(2) to the financial statements, the Company incurred significant losses from operations and has an accumulated deficit at December 31, 2005 which raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1a(2). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 1o to the financial statements, the Company adopted Statement of Financial Accounting Standards No.123 (revised 2004), Share Based Payment, effective January 1, 2005.

Kesselman & Kesselman
Certified Public Accountants (Israel)
A Member of PricewaterhouseCoopers International Limited
Tel-Aviv, Israel

March 17, 2006

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of XTL Biopharmaceuticals Ltd.
(A Development Stage Company):

We have audited the accompanying consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows of XTL Biopharmaceuticals Ltd. (A Development Stage Company) (the "Company") and its subsidiary for the period from March 9, 1993 to December 31, 2000. These consolidated financial statements are the responsibility of the Company's management and of the Company's Board of Directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations of the Company and its subsidiary and their cash flows for the period from March 9, 1993 to December 31, 2000, in conformity with generally accepted accounting principles in the United States of America.

Somekh Chaikin
Certified Public Accountants (Isr.)
A member firm of KPMG International
Tel-Aviv, Israel
May 3, 2005

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
 (in thousands of U.S. dollars)

	December 31
	2005	2004
A s s e t s
CURRENT ASSETS:
Cash and cash equivalents	13,360	12,788
Short-term bank deposits	—	10,136
Accounts receivable - trade	—	543
Accounts receivable - other	431	306
T o t a l current assets	13,791	23,773
EMPLOYEE SEVERANCE PAY FUNDS	449	830
RESTRICTED LONG-TERM DEPOSIT	110	113
PROPERTY AND EQUIPMENT, NET	762	908
INTANGIBLE ASSETS, NET	39	—
T o t a l assets	15,151	25,624

Liabilities and shareholders’ equity
CURRENT LIABILITIES:
Accounts payable and accruals	2,007	3,134
Deferred gain	399	399
T o t a l current liabilities	2,406	3,533
LIABILITY IN RESPECT OF EMPLOYEE
SEVERANCE OBLIGATIONS	695	1,291
DEFERRED GAIN	798	1,198
COMMITMENTS AND CONTINGENCIES (Note 7)
T o t a l liabilities	3,899	6,022
SHAREHOLDERS’ EQUITY:
Ordinary shares of NIS 0.02 par value (authorized: 300,000,000 as of December 31, 2005 and 2004; issued and outstanding: 173,180,441 as of December 31, 2005 and 168,079,196 as of December 31, 2004)	864	841
Additional paid in capital	110,179	104,537
Deficit accumulated during the development stage	(99,791)	(85,776)
T o t a l shareholders’ equity	11,252	19,602
T o t a l liabilities and shareholders’ equity	15,151	25,624

/s/ Michael Weiss	/s/ Ron Bentsur
Michael Weiss	Ron Bentsur
Chairman of the Board of Directors	Chief Executive Officer

Date of approval of the financial statements: March 17, 2006

The accompanying notes are an integral part of the financial statements.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of U.S. dollars, except share and per share amounts)

				Period from
				March 9, 1993*
	Year ended December 31			to December 31,
REVENUES:	2005	2004	2003	2005
Reimbursed out-of-pockets expenses	2,743	3,269	—	6,012
License	454	185	—	639
	3,197	3,454	—	6,651
COST OF REVENUES:
Reimbursed out-of-pockets expenses	2,743	3,269	—	6,012
License (with respect to royalties)	54	32	—	86
	2,797	3,301	—	6,098
GROSS MARGIN	400	153	—	553
RESEARCH AND DEVELOPMENT
COSTS (includes non-cash compensation
of $112, $30 and $0, in 2005, 2004
and 2003, respectively)	7,313	11,985	14,022	82,890
L E S S - PARTICIPATIONS	—	—	3,229	10,950
	7,313	11,985	10,793	71,940
IN - PROCESS RESEARCH AND
DEVELOPMENT COSTS	1,783	—	—	1,783
GENERAL AND ADMINISTRATIVE
EXPENSES (includes non-cash
compensation of $2,641, $2 and $0,
in 2005, 2004 and 2003, respectively)	5,457	4,134	3,105	29,012
BUSINESS DEVELOPMENT COSTS
(includes non-cash compensation of $10 in
2005, and $0, in 2004 and 2003, respectively)	227	810	664	4,513
OPERATING LOSS	14,380	16,776	14,562	106,695
FINANCIAL INCOME - net	443	352	352	7,143
LOSS BEFORE INCOME TAXES	13,937	16,424	14,210	99,552
INCOME TAXES	78	49	78	239
LOSS FOR THE PERIOD	14,015	16,473	14,288	99,791

BASIC AND DILUTED LOSS PER
ORDINARY SHARE	$0.08	$0.12	$0.13
WEIGHTED AVERAGE NUMBER OF
SHARES USED IN COMPUTING BASIC
AND DILUTED LOSS PER ORDINARY
SHARE	170,123,003	134,731,766	111,712,916

* Incorporation date, see note 1a.

The accompanying notes are an integral part of the financial statements.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(in thousands of U.S. dollars, except share amounts)

	Preferred shares		Ordinary shares		Additional
	Number of		Number of		paid-in
	shares	Amount	shares	Amount	capital
CHANGES DURING THE PERIOD
FROM MARCH 9, 1993 (DATE OF
INCORPORATION) TO DECEMBER 31, 2002 :
Comprehensive loss:
Loss for the period	—	—	—	—	—
Net unrealized loss	—	—	—	—	—
Comprehensive loss	—	—	—	—	—
Employee stock options expenses	—	—	—	—	377
Non-employee stock option expenses	—	—	—	—	106
Exercise of share warrants in 2000	—	—	1,499,980	7	340
Exercise of share warrants in 2001	—	—	208,000	1	74
Exercise of employee stock options in 1999	15,600	**	—	—	**
Exercise of employee stock options in 2000	—	—	162,500	1	—
Exercise of employee stock options in 2001	—	—	59,138	**	26
Exercise of employee stock options in 2002	—	—	38,326	**	20
Issuance of share capital in 1993 (net of $912 - issuance expenses)	7,705,470	45	—	—	5,545
Issuance of share capital in 1994 (net of $22 - issuance expenses)	717,500	5	—	—	2,103
Issuance of share capital in 1996 (net of $646 - issuance expenses)	6,315,810	49	—	—	5,314
Issuance of share capital in 1998 (net of $1,650 - issuance expenses)	26,319,130	139	—	—	12,036
Issuance of share capital in 1999 (net of $49 - issuance expenses)	2,513,940	12	—	—	1,189
Issuance of share capital in 2000	—	—	15,183,590	75	16,627
Bonus shares	7,156,660	41	19,519,720	97	(138)
Conversion of preferred shares into ordinary shares	(50,744,110)	(291)	50,744,110	291	—
Receipts in respect of share warrants
(expired in 1999)	—	—	—	—	89
Initial public offering (“IPO”) of the
Company’s shares under a prospectus
dated September 20, 2000 (net of
$ 5,199-issuance expenses)	—	—	23,750,000	118	45,595

BALANCE AT DECEMBER 31, 2002	—	—	111,165,364	590	89,303

** Represents an amount less than $1,000.

The accompanying notes are an integral part of the financial statements.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (continued)
(in thousands of U.S. dollars, except share amounts)
		Deficit
	Accumulated	accumulated
	other	during the
	comprehensive	development
	income (loss)	stage	Total
CHANGES DURING THE PERIOD
FROM MARCH 9, 1993 (DATE OF
INCORPORATION) TO DECEMBER 31, 2002 :
Comprehensive loss:
Loss for the period	—	(55,015)	(55,015)
Net unrealized loss	(48)	—	(48)
Comprehensive loss	(48)	(55,015)	(55,063)
Employee stock options expenses	—	—	377
Non-employee stock option expenses	—	—	106
Exercise of share warrants in 2000	—	—	347
Exercise of share warrants in 2001	—	—	75
Exercise of employee stock options in 1999	—	—	**
Exercise of employee stock options in 2000	—	—	1
Exercise of employee stock options in 2001	—		26
Exercise of employee stock options in 2002	—		20
Issuance of share capital in 1993 (net of $912 - issuance expenses)	—	—	5,590
Issuance of share capital in 1994 (net of $22 - issuance expenses)	—	—	2,108
Issuance of share capital in 1996 (net of $646 - issuance expenses)	—	—	5,363
Issuance of share capital in 1998 (net of $1,650 - issuance expenses)	—	—	12,175
Issuance of share capital in 1999 (net of $49 - issuance expenses)	—	—	1,201
Issuance of share capital in 2000	—	—	16,702
Bonus shares	—	—	—
Conversion of preferred shares into
ordinary shares	—	—	—
Receipts in respect of share warrants
(expired in 1999)	—	—	89
Initial public offering (“IPO”) of the
Company’s shares under a prospectus
dated September 20, 2000 (net of
$ 5,199 -issuance expenses)	—	—	45,713

BALANCE AT DECEMBER 31, 2002	(48)	(55,015)	34,830

The accompanying notes are an integral part of the financial statements.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (continued)
(in thousands of U.S. dollars, except share amounts)

	Ordinary shares		Additional
	Number of		paid in
	shares	Amount	capital
BALANCE AT DECEMBER 31, 2002 - brought forward	111,165,364	590	89,303
CHANGES DURING 2003:
Comprehensive loss:
Loss for the period	—	—	—
Net unrealized gain	—	—	—
Comprehensive loss	—	—	—
Exercise of stock options	854,100	4	—
BALANCE AT DECEMBER 31, 2003	112,019,464	594	89,303
CHANGES DURING 2004:
Comprehensive loss:
Net loss	—	—	—
Net unrealized loss	—	—	—
Comprehensive loss	—	—	—
Non-employee stock option compensation expenses	—	—	32
Exercise of stock options	50,000	**	19
Issuance of shares, net of $2,426 share issuance expenses	56,009,732	247	15,183
BALANCE AT DECEMBER 31, 2004	168,079,196	841	104,537
CHANGES DURING 2005:
Comprehensive loss - loss for the period	—	—	—
Non-employee stock option compensation expenses	—	—	45
Employee stock option compensation expenses	—	—	2,718
Exercise of stock options	3,786,825	17	1,494
Issuance of ordinary shares in respect of license
and purchases of assets (Note 3)	1,314,420	6	1,385
BALANCE AT DECEMBER 31, 2005	173,180,441	864	110,179

** Represents an amount less than $ 1,000.

The accompanying notes are an integral part of the financial statements.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (continued)
(in thousands of U.S. dollars, except share amounts)

		Deficit
	Accumulated	accumulated
	other	during the
	comprehensive	development
	income (loss)	stage	Total
BALANCE AT DECEMBER 31, 2002 -
brought forward	(48)	(55,015)	34,830
CHANGES DURING 2003:
Comprehensive loss:
Loss for the period	—	(14,288)	(14,288)
Net unrealized gain	62	—	62
Comprehensive loss	62	(14,288)	(14,226)
Exercise of stock options	—	—	4
BALANCE AT DECEMBER 31, 2003	14	(69,303)	20,608
CHANGES DURING 2004:
Comprehensive loss:
Loss for the period	—	(16,473)	(16,473)
Net unrealized loss	(14)	—	(14)
Comprehensive loss	(14)	(16,473)	(16,487)
Non-employee stock option expenses	—	—	32
Exercise of stock options	—	—	19
Issuance of shares, net of $2,426
share issuance expenses	—	—	15,430
BALANCE AT DECEMBER 31, 2004	—	(85,776)	19,602
CHANGES DURING 2005:
Comprehensive loss - loss for the period	—	(14,015)	(14,015)
Non-employee stock option compensation expenses	—	—	45
Employee stock option compensation expenses	—	—	2,718
Exercise of stock options	—	—	1,511
Issuance of ordinary shares in respect of license
and purchases of assets (Note 3)	—	—	1,391
BALANCE AT DECEMBER 31, 2005	—	(99,791)	11,252

The accompanying notes are an integral part of the financial statements.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)

				Period from
				March 9, 1993 (a)
	Year ended December 31			to December 31,
	2005	2004	2003	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss for the period	(14,015)	(16,473)	(14,288)	(99,791)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation and amortization	242	319	440	2,829
Linkage difference on restricted long-term deposits	3	—	—	3
Acquisition of in process research and development	1,783	—	—	1,783
Loss on disposal of property and equipment	6	1	2	18
Increase (decrease) in liability in respect of employee severance obligations	(159)	30	129	1,228
Impairment charges	26	—	354	380
Loss (gain) from sales of available for sale securities	—	13	(27)	(410)
Stock based compensation expenses (employee and non-employee)	2,763	32	—	3,278
Loss (gain) on amounts funded in respect of employee severance pay funds	(6)	(4)	5	(91)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable - trade	543	(543)	—	—
Decrease (increase) in accounts receivable - other	(125)	400	(440)	(431)
Increase (decrease) in accounts payable and accruals	(1,127)	133	499	2,007
Increase (decrease) in deferred gain	(400)	1,597	—	1,197
Net cash used in operating activities	(10,466)	(14,495)	(13,326)	(88,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in short-term deposits	10,136	7,193	14,724	—
Restricted long-term deposits, net	—	46	(20)	(113)
Investment in available for sale securities	—	—	(71)	(3,363)
Proceeds from sales of available for sale securities	—	722	1,048	3,773
Employee severance pay funds	(50)	(136)	(112)	(891)
Purchase of property and equipment	(38)	(180)	(81)	(4,021)
Proceeds from disposals of property and equipment	27	5	2	149
Acquisition in respect of license and purchase of assets	(548)	—	—	(548)
Net cash provided by (used in) investing activities	9,527	7,650	15,490	(5,014)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in thousands of U.S dollars)

				Period from
				March 9, 1993 (a)
	Year ended December 31			to December 31,
	2005	2004	2003	2005

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of share capital - net of share issuance expenses	—	15,430	—	104,371
Exercise of share warrants and stock options	1,511	19	4	2,003
Proceeds from long-term debt	—	—	—	399
Proceeds from short-term debt	—	—	—	50
Repayment of long-term debt	—	—	—	(399)
Repayment of short-term debt	—	—	—	(50)
Net cash provided by financing activities	1,511	15,449	4	106,374
NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	572	8,604	2,168	13,360
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,788	4,184	2,016	—
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	13,360	12,788	4,184	13,360
Supplementary information on investing and financing activities not involving cash flows:
Issuance of ordinary shares in respect of license, and purchase of assets	1,391	—	—	1,391
Conversion of convertible subordinated debenture into shares	—	—	—	1,700
Supplemental disclosures of cash flow information:
Income taxes paid (mainly - tax advance in respect of excess expenses)	49	107	161	321
Interest paid	—	—	—	350
(a) Incorporation date, see note 1a.

The accompanying notes are an integral part of the financial statements.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

a. General:

1)
XTL Biopharmaceuticals Ltd. (“the Company”) was incorporated under the Israel Companies Ordinance on March 9, 1993. The Company is a development stage company in accordance with Financial Accounting Standard (“FAS”) 7 “Accounting and Reporting by Development Stage Enterprises.”

The Company is a biopharmaceutical company engaged in the acquisition, development and commercialization of pharmaceutical products for the treatment of infectious diseases, particularly the prevention and treatment of hepatitis B and C.

The Company licensed its product candidate HepeX-B to Cubist Pharmaceuticals, Inc. (hereinafter “Cubist”) during 2004, see Notes 1k and 2 as to details of the agreement.

During September 2005, the Company licensed perpetually from VivoQuest Inc. (“VivoQuest”), a US privately-held company which is a development stage enterprise, exclusive worldwide rights to VivoQuest’s intellectual property and technology, covering a proprietary compound library, including VivoQuest’s lead hepatitis C compounds. In addition, the Company also acquired from VivoQuest certain assets, see Note 3.

The Company has a wholly-owned subsidiary in the United States, XTL Biopharmaceuticals Inc. (“Subsidiary”), which was incorporated in 1999 under the law of the State of Delaware. The Subsidiary is primarily engaged in development activities and business development.

2)
The consolidated financial statements of the Company are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced a significant loss from operations. For the year ended December 31, 2005, the Company incurred a net loss of $14 million and had an accumulated deficit of $100 million. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern will depend upon its ability to raise additional capital in the short term. The Company is actively pursuing raising additional capital to fund its operations although there is no assurance that such capital will be available to the Company. Failure to secure additional capital or to expand its revenue base would result in the Company depleting its available funds and not being able to pay its obligations when they become due. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3)	The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”).

4)
The preparation of the financial statements, in conformity with US GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported expenses during the reporting periods. Actual results may vary from these estimates.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

b. Functional currency

The currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar ("$" or "dollar").

Most of the Company's expenses and revenues are incurred in dollars. A significant part of the Company's capital expenditures and most of its external financing is in dollars. The Company holds most of its cash, cash equivalents and bank deposits in dollars.

Thus, the functional currency of the Company is dollar.

Since the dollar is the primary currency in the economic environment in which the Company operates, monetary accounts maintained in currencies other than the dollar (principally cash and liabilities) are remeasured using the representative foreign exchange rate at the balance sheet date. Operational accounts and nonmonetary balance sheet accounts are measured and recorded at the rate in effect at the date of the transaction. The effects of foreign currency remeasurement are reported in current operations (as “financial income - net”) and have not been material to date.

c. Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany transactions and balances were eliminated in consolidation.

d. Impairment of long-lived assets

Pursuant to FAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”), long-lived assets, including certain intangible assets, to be held and used by an entity, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Under FAS 144, if the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets held and used is less than the carrying amount of such assets, an impairment loss would be recognized, and the assets are written down to their estimated fair values. Assets “held for sale” are reported at the lower of their carrying amount or fair value less estimated costs to sell. As to the impairment charges recognized by the Company, see Note 4b.

e. Cash equivalents

Highly liquid investments, which include short-term bank deposits (up to three months from date of deposit), that are not restricted as to withdrawal or use, are considered by the Company to be cash equivalents.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

f. Marketable securities

Pursuant to FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company's investment in debt securities (mainly debentures) have been designated as available-for-sale. Available-for-sale securities are carried at fair value, which is determined based upon the quoted market prices of the securities, with unrealized gains and losses reported in accumulated other comprehensive income, a component of shareholders' equity. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in “financial income, net.” The Company viewed its available-for-sale portfolio as available for use in its current operations. Interest, premium and discount amortization, and dividends on securities classified as available-for-sale are included in “financial income, net”. As of December 31, 2005 and 2004, the Company did not have any available for sale securities.

g. Property and equipment

These assets are carried at cost less depreciation, amortization and impairment charges. Depreciation is computed using the straight-line method over the estimated useful life of the assets.

Annual rates of depreciation are as follows:

%
Laboratory equipment	10-20
(mainly 15)
Computers	33
Furniture and office equipment	6-15

Leasehold improvements are amortized by the straight-line method over the term of the lease, which is shorter than the estimated useful life of the improvements.

h. Intangible assets

Intangible assets consist of the assembled workforce in respect of the license and purchase of certain assets from VivoQuest Inc. (see Note 3). The intangible assets are amortized using the straight- line method over its estimated useful life of 3 years.

i. Deferred income taxes

Deferred taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and tax basis of assets and liabilities under the applicable tax laws. Deferred tax balances are computed using the tax rates expected to be in effect when these differences reversed. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Paragraph 9(f) of FAS 109, “Accounting for Income Taxes,” prohibits the recognition of deferred tax liabilities or assets that arise from differences between the financial reporting and tax basis of assets and liabilities that are measured from the local currency into dollars using historical exchange rates, and that result from changes in exchange rates or indexing for tax purposes. Consequently, the abovementioned differences were not reflected in the computation of deferred tax assets and liabilities.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

j. Research and development costs and participations

Research and development costs are expensed as they are incurred and consist primarily of salaries and related personnel costs, fees paid to consultants and other third-parties for clinical and laboratory development, facilities-related and other expenses relating to the design, development, testing, and enhancement of product candidates.

Participations from government (and from others) for development of approved projects are recognized as a reduction of expense as the related costs are incurred (see Note 7).

In connection with purchase of assets, amounts assigned to intangible assets to be used in a particular research and development project that have not reached technological feasibility and have no alternative future use are charged to in- process research and development costs at the purchase date.

k. Revenue recognition

The Company recognizes the revenue from the licensing agreement with Cubist (see Note 2) under the provisions of the EITF 00-21 “Revenue Arrangements with Multiple Deliverables” and SAB 104 “Revenue Recognition.” Under those pronouncements, companies are required to allocate revenues from multiple-element arrangements to the different elements based on sufficient objective and reliable evidence of fair value. Since the Company does not have the ability to determine the fair value of each unit of accounting, the agreement was accounted for as one unit of accounting, after failing the separation criteria, and the Company recognizes each payment on the abovementioned agreement ratably over the expected life of the arrangement.

In addition, through 2005, Cubist had requested that the Company provide development services to be reimbursed by Cubist. As required by EITF 01-14 “Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred,” amounts paid by the Company, as a principal, are included in the cost of revenues as reimbursable out-of-pocket expenses, and the reimbursements the Company receives as a principal are reported as reimbursed out-of-pocket revenues.

l. Business development costs

Costs associated with business development are comprised of costs related to partnering activities for the Company’s drug programs and for seeking new development collaborations. Business development expenses are expensed as incurred.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

m. Loss per share (“LPS”)

Basic and diluted losses per share are presented in accordance with FAS No. 128 “Earnings per share” (“FAS 128”), for all the years presented. Outstanding share options, and warrants have been excluded from the calculation of the diluted loss per share because all such securities are antidilutive for all the years presented. The total weighted average number of ordinary shares related to outstanding options and warrants excluded from the calculations of diluted loss per share were 20,807,875, 18,187,062 and 17,721,724 for the years ended December 31, 2005, 2004 and 2003, respectively.

n. Comprehensive loss

Comprehensive loss, included in shareholders' equity, consists of the loss for each period presented, and for the years ended December 31, 2004 and 2003, also includes the net unrealized gains or losses on available for sale marketable securities.

o. Stock- based compensation

Prior to January 1, 2005, the Company accounted for employee stock-based compensation under the intrinsic value model in accordance with Accounting Principles Board Opinion No. 25 - “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company’s ordinary shares and the exercise price. When the number of the underlying shares or the exercise price is not known at the grant date, the Company updated, at each period, the compensation expenses until such data becomes known. In addition, in accordance with FAS 123 No. “Accounting for Stock-Based Compensation” (“FAS 123”), which was issued by the Financial Accounting Standards Board ("FASB"), the Company disclosed pro forma data assuming it had accounted for employee share option grants using the fair value-based method defined in FAS 123.

In December 2004, the FASB issued the revised FAS No. 123R “Share - Based Payment” (“FAS 123R”), which addresses the accounting for share-based payment transactions in which a company obtains employee services in exchange for (a) equity instruments of a company or (b) liabilities that are based on the fair value of a company’s equity instruments or that may be settled by the issuance of such equity instruments. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC's interpretation of FAS 123R.

FAS 123R eliminates the ability to account for employee share-based payment transactions using APB 25, and requires instead that such transactions be accounted for using the grant-date fair value based method. FAS 123R is effective as of the annual reporting period that begins after June 15, 2005. Early adoption of FAS 123R is encouraged. FAS 123R applies to all awards granted or modified after the effective date of the standard. In addition, compensation cost for the unvested portion of previously granted awards that remain outstanding on the effective date shall be recognized on or after the effective date, as the related services are rendered, based on the awards’ grant-date fair value as previously calculated for the pro-forma disclosure under FAS 123.

The Company implemented early adoption of FAS 123R, as of January 1, 2005, using the modified prospective application transition method, as permitted by FAS 123R. Under such transition method, the Company’s financial statements for periods prior to the effective date of FAS 123R (January 1, 2005) have not been restated. As a result of the early adoption, the Company reduced the deferred share-based compensation against the additional paid in capital.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

The fair value of stock options granted with service conditions, was determined using the Black-Scholes valuation model, which is consistent with the Company’s valuation techniques previously utilized for options in footnote disclosures required under FAS 123, as amended by FAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.” Such value is recognized as an expense over the service period, net of estimated forfeitures, using the straight-line method under FAS 123R. The fair value of stock options granted with market conditions, was determined using a lattice model that incorporated a Monte Carlo Simulation method. Such value is recognized as an expense using the graded method under FAS123R.

The estimation of stock awards that will ultimately vest requires significant judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period those estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from the Company’s current estimates.

Both the Black-Scholes model and a lattice model incorporating the Monte Carlo simulation method, take into account a number of valuation parameters, see also Note 6.

The application of FAS 123R had the following effect on reported amounts, for the year ended December 31, 2005, relative to amounts that would have been reported using the intrinsic value method under previous accounting ($ in thousands, except per share amounts):

	Using previous accounting	Impact of the adoption of FAS 123R	As reported
Loss for the year	12,130	1,885	14,015
Basic and diluted loss per ordinary share	(0.07)		(0.08)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

The following table illustrates the effect on loss and loss per share assuming the Company had applied the fair value recognition provisions of FAS 123 to its stock-based employee compensation, for years presented prior to the adoption of FAS 123R:

			Period from
			March 9, 1993*
	Year ended December 31		to December 31,
	2004	2003	2004
	($ in thousands except per share amounts)

Loss for the period, as reported	16,473	14,288	85,776
Deduct: stock- based employee
compensation expense,
included in reported loss	—	—	(483)
Add: stock-based employee
compensation expense
determined under fair value
method for all awards	239	821	6,355
Loss - pro-forma	16,712	15,109	91,648
Basic and diluted loss per share:
As reported	0.12	0.13
Pro-forma	0.12	0.14

* Incorporation date, see note 1a.

The Company accounts for equity instruments issued to third party service providers (non - employees) in accordance with the fair value method prescribed by FAS123, and as of January 1, 2005, by FAS 123R, and the provisions Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services” (“EITF 96-18”). See note 6 b (3).

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

p. Recently issued accounting pronouncements in the United States:

FAS No.153 “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”

In December 2004, the FASB issued FAS No. 153 “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29” (‘FAS 153”).  FAS 153 amends APB Opinion No. 29 “Accounting for Nonmonetary Transactions” (“APB 29”). The amendments made by FAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the exception for nonmonetary exchanges of similar productive assets and replace it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The provisions in FAS 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after December 15, 2005 (January 1, 2006 for the Company).  Early application of the FAS 153 is permitted. The provisions of this Statement shall be applied prospectively. The Company does not expect the adoption of FAS 153 to have a material effect on its financial statements or its results of operations.

FAS No. 154 “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3”

In May 2005, the FASB issued FAS No. 154 "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 (“APB 20”) and FASB Statement No. 3". FAS 154 generally requires retrospective application to prior periods' financial statements of changes in accounting principle. Previously, APB 20 required that most voluntary changes in accounting principle were recognized by including the cumulative effect of changing to the new accounting principle in the net income of the period of the change. FAS 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. FAS 154 shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December15, 2005 (January 1, 2006 for the Company). The Company does not expect the adoption of this statement will have a material impact on its financial statements or its results of operations.

q. Reclassifications

Certain comparative figures have been reclassified to conform to the current year presentation.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - LICENSE AGREEMENT WITH CUBIST

The Company entered into a licensing agreement with Cubist in June 2004, under which the Company granted to Cubist an exclusive, worldwide license (with the right to sub-license) to commercialize HepeX-B and any other product containing an hMAb, or humanized monoclonal antibody, or fragment directed at the hepatitis B virus owned or controlled by the Company. See Note 1k for the revenue recognition treatment.

In August 2005, the Company amended its licensing agreement with Cubist. Under the terms of the agreement, as amended, Cubist paid the Company an initial up front nonrefundable payment of $1 million upon the signing of the agreement, and a payment of $1 million (out of which $454,000 and $185,000 was recorded as revenue in the years ended December 31, 2005 and 2004, respectively) as collaboration support paid in 2004 (instead of a total of $2 million to be paid in installments through 2005, as per the original agreement). Furthermore under the terms of the agreement, as amended, Cubist shall make a payment in the amount of $3 million upon achievement of certain regulatory milestones until the end of 2007 or an amount of $2 million upon achievement of the same certain regulatory milestones until the end of 2008. Under this agreement, as amended, the Company was responsible for certain clinical and product development activities of HepeX-B through August 2005, at the expense of Cubist. The Company has transferred full responsibility for completing the development of HepeX-B to Cubist. Cubist will be responsible for completing the development and for registration and commercialization of the product worldwide.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - LICENSE AGREEMENT WITH CUBIST (continued):

The Company accounts for the payments resulting from the agreement, as follows (i) the $1 million up-front fee and the collaboration support payments are recorded as deferred revenue upon receipt, and amortized through 2008 or date regulatory approval are reached, if earlier, and (ii) the milestone contingent payments will be recorded as revenue when regulatory approval milestones are obtained.

Under the agreement, the Company is entitled to receive royalties from net sales by Cubist, if any, generally ranging from 10% to 17%, depending on levels of net sales achieved by Cubist, subject to certain deductions based on patent protection of HepeX-B in that territory, total cost of HepeX-B development, third party license payments and indemnification obligations.

The agreement expires on the later of the last valid patent claim covering Hepex-B to expire, or 10 years after the first commercial sale of HepeX-B on a country-by-country basis.

Under a research and license agreement with Yeda (see Note 7a(1)), the Company paid during 2004, $250,000 with respect to the $1 million up front fee received in June 2004, out of which $54,000 and $32,000 was recorded as cost of revenues in 2005 and 2004, respectively.

The balance of the deferred gain, related to the revenue from Cubist, as of December 31, 2004 and 2005, was presented in the balance sheet, net of the above mentioned payment, as follows:

	December 31,
	2005	2004
	($ in thousands)
Deferred revenue	1,361	1,815
Less - Deferred expenses related to Yeda	164	218
Deferred gain	1,197	1,597

For the commitment to the Government of Israel, related to the transfer of manufacturing rights of the Company’s HepeX-B product candidate, under the terms of the agreement with Cubist, see Note 7a(2).

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 - LICENSE AND ASSET PURCHASE AGREEMENT WITH VIVOQUEST

During September 2005, the Company licensed perpetually from VivoQuest Inc. (“VivoQuest”), a US privately-held company, which is a development stage enterprise, exclusive worldwide rights to VivoQuest’s intellectual property and technology, covering a proprietary compound library, including VivoQuest’s lead hepatitis C compounds. In addition, the Company acquired from VivoQuest certain assets, including VivoQuest’s laboratory equipment, assumed VivoQuest’s lease of its laboratory space and certain research and development employees. The Company executed this transaction in order to broaden its pipeline and strengthen its franchise in infectious diseases.

In connection with the VivoQuest transaction (the “Transaction”):

(1)
the Company issued the fair value equivalent of $1,391,000 of its ordinary shares for a total of 1,314,420 ordinary shares (calculated based upon the average of the closing prices per share for the period commencing two days before, and ending two days after the closing of the transaction), made cash payments of approximately $400,000 to cover VivoQuest’s operating expenses prior to the closing of the Transaction, and incurred $148,000 in direct expenses associated with the Transaction;

(2)
the Company agreed to make additional contingent milestone payments triggered by certain regulatory and sales targets, totaling up to $34.6 million, $25.0 million of which will be due upon or following regulatory approval or actual product sales, and are payable in cash or ordinary shares at the Company’s election. No contingent consideration has been paid pursuant to the license agreement as of the balance sheet date, because none of the milestones have been achieved. The contingent consideration will be recorded as part of the acquisition costs in the future; and

(3)	the Company agreed to make royalty payments on future product sales.

As VivoQuest is a development stage enterprise that had not yet commenced its planned principal operations, the Company accounted for the Transaction as an acquisition of assets pursuant to the provisions of FAS No. 142 “Goodwill and Other Intangible Assets.” Accordingly, the purchase price was allocated to the individual assets acquired, based on their relative fair values, and no goodwill was recorded.

The purchase price consisted of:

($ in thousands)
Fair value of the Company’s ordinary shares	1,391
Cash consideration paid	400
Direct expenses associated with the Transaction	148
Total purchase price	1,939

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 - LICENSE AND ASSET PURCHASE AGREEMENT WITH VIVOQUEST (continued):

The tangible and intangible assets acquired consisted of the following:

($ in thousands)
Tangible assets acquired - property and equipment	113
Intangible assets acquired:
In-process research and development	1,783
Assembled workforce	43
Total intangible assets acquired	1,826
Total tangible and intangible assets acquired	1,939

The fair value of the in-process research and development acquired was estimated by management with the assistance of an independent third-party appraiser, using the ”income approach.” In the income approach, fair value is dependent on the present value of future economic benefits to be derived from ownership of an asset. Central to this approach is an analysis of the earnings potential represented by an asset and of the underlying risks associated with obtaining those earnings. Fair value is calculated by discounting future net cash flows available for distribution to their present value at a rate of return, which reflects the time value of money and business risk. In order to apply this approach, the expected cash flow approach was used. Expected cash flow is measured as the sum of the average, or mean, probability-weighted amounts in a range of estimated cash flows. The expected cash flow approach focuses on the amount and timing of estimated cash flows and their relative probability of occurrence under different scenarios. The probability weighted expected cash flow estimates are discounted to their present value using the risk free rate of return, since the business risk is incorporated in adjusting the projected cash flows to the probabilities for each scenario. The risk-free discount rate assumed for the valuation of the license to the intellectual property is 4.6%, based upon the yields on long-term U.S. treasury securities, as of the valuation date.

The fair value of the assembled workforce acquired was estimated by management with the assistance of an independent third-party appraiser, based upon the cost approach. The cost approach measures the fair- value based on the cost of reproducing or replacing an asset, less depreciation and amortization from physical deterioration and functional or economic obsolescence, if present and measurable. According to this approach, the estimated fair-value of the assembled workforce is based on the cost of replacing VivoQuest’s key employees, which were hired by the Company as a part of Transaction.

The amount allocated to in-process research and development represents the relative fair value of purchased in-process research and development that, as of the transaction date, have not reached technological feasibility and have no proven alternative future use. Accordingly, they were charged in the consolidated statement of operations as “in- process research and development costs.”

The assembled workforce that was acquired is being amortized using the straight-line method over its estimated useful life of three years, and is classified as “intangible assets” on the Company’s balance sheet.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 - LICENSE AND ASSET PURCHASE AGREEMENT WITH VIVOQUEST (continued):

For the year ended December 31, 2005, amortization of the assembled workforce was $4,000. Estimated amortization expenses of the assembled workforce for future years subsequent to December 31, 2005 are $14,000 for 2006 and 2007, and $11,000 for 2008.

NOTE 4 - PROPERTY AND EQUIPMENT:

a.	Composition of the assets, grouped by major classifications, is as follows:

	December 31
	2005	2004
	($ in thousands)
Property and equipment
Cost:
Laboratory equipment	1,960	1,828
Computers	232	517
Leasehold improvements	698	698
Furniture and office equipment	238	269
	3,128	3,312
Accumulated depreciation and amortization:
Laboratory equipment	1,333	1,120
Computers	217	488
Leasehold improvements	697	691
Furniture and office equipment	119	105
	2,366	2,404
	762	908

b.
Under the provisions of FAS 144, the Company’s management reviewed the carrying value of certain laboratory equipment, and recorded an impairment charge in an amount of $ 26,000 in 2005. See Note 9.

During 2003, the Company’s management determined to put on hold early-stage research activities, and consequently, to sell an asset used in one of these activities. Under the provisions of FAS 144, the Company’s management reviewed the carrying value of this asset (original cost $ 415,000, depreciated amount - $ 354,000) and determined to write it off. An impairment charge in an amount of $ 354,000 was recorded.

c.	Depreciation totaled $ 238,000, $ 319,000 and $ 440,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5 - EMPLOYEE SEVERANCE OBLIGATIONS:

a.	The Company

Israeli labor law generally requires payment of severance upon dismissal of an employee or upon termination of employment in certain other circumstances. The following principal plans relate to the Company:

1)
On June 30, 2001, the Company entered into an agreement with each employee implementing Section 14 of the Severance Compensation Act, 1963 (the “Law”) and the General Approval of the Labor Minister issued in accordance to the said Section 14, mandating that upon termination of such employee’s employment, the Company shall release to the employee all the amounts accrued in its insurance policies. Accordingly, the Company remits each month to each of its employee’s insurance policy, the amounts required by the law to cover the severance pay liability.

The employee severance obligations covered by these contribution plans are not reflected in the financial statements, as the severance payment obligation has been irrevocably transferred to the severance funds.

2)
Insurance policies for certain employees (senior managers): the policies provide most of the coverage for severance pay and pension liabilities of managerial personnel, the remainder of the liabilities are covered by the Company.

The Company has recorded an employee severance obligation for the amount that would be paid if all those employees were dismissed at the balance sheet date, on an undiscounted basis, in accordance with Israeli labor law. This liability is computed based upon the number of years of service multiplied by the latest monthly salary. The amount of accrued severance represents the Company’s severance obligation in accordance with labor agreements in force and based on salary components, which in management’s opinion, create an entitlement to severance.

The Company may only utilize the severance pay funds in the insurance policies for the purpose of disbursement of severance.

b.	The Subsidiary The Subsidiary’s severance obligation is calculated based on the employment agreements between the Subsidiary and its employees.

c.
Severance expenses

Severance expenses (income) totaled $ (159,000), $ 30,000 and $ 129,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Loss (gain) on employee severance pay funds in respect of employee severance obligations totaled $(6,000), $(4,000), and $5,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5 - EMPLOYEE RIGHTS UPON RETIREMENT (continued):

d.	Cash flow information regarding the Company’s liability for employee rights upon retirement:

1)
The Company contributed in 2005, 2004 and 2003 to the insurance companies, in respect to its severance obligations to Israeli employees, $166,000, $276,000 and $348,000, respectively, and expects to contribute, in 2006, $ 90,000 to the insurance companies in respect to its severance obligations to Israeli employees.

2)	The Company expects to pay future benefits to certain employees who will reach retirement, as follows:

($ in thousands)
2010	9
2011-2015	59
68

The above amounts were determined based on the employees’ current salary of the employees and the number of service years that will be accumulated upon their retirement date. These amounts do not include amounts that might be paid to employees that will cease being employed by the Company prior to the normal retirement age.

NOTE 6 - SHAREHOLDERS’ EQUITY:

a.
Share Capital

As of December 31, 2005, the Company’s ordinary shares are traded on the London Stock Exchange (“LSE”) and on the Tel Aviv Stock Exchange (“TASE”). The closing price per share, as of December 31, 2005 was 45p on the LSE ($0.78) and NIS 3.64 on the TASE ($0.79). In addition, the Company’s ADRs trade on the Nasdaq National Market, with each ADR representing ten ordinary shares. The closing price of the Company’s ADRs, as of December 31, 2005, was $7.74

On September 20, 2000 the Company completed an IPO, as result of which 20,900,000 ordinary shares of NIS 0.02 each have been issued. The proceeds of the issuance of shares in the amount of ₤ 31.3 million (before deduction of share issue expenses) were received as $ 44.7 million. The underwriters of the IPO were granted an over-allotment option. Accordingly, on October 26, 2000, the Company issued 2,850,000 Ordinary Shares of NIS 0.02 for a consideration of $ 6.2 million (before deduction of share issue expenses) at the price of ₤ 1.5 per share or $2.1 per share (the IPO price) to meet over-allotments in connection with the placing.

On August 2, 2004, the Company completed a Placing and Open Offer for new ordinary shares, as result of which 56,009,732 Ordinary shares of NIS 0.02 each have been issued. The gross proceeds of the issuance of shares amounted to ₤9.8 million - $17.8 million (approximately ₤8.5 million - $15.4 million, net of issuance costs).

On September 21, 2005, the Company issued to VivoQuest Inc. the fair value equivalent of $1,391,000 of its ordinary shares for a total of 1,314,420 ordinary shares (see Note 3).

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - SHAREHOLDERS’ EQUITY (continued):
b.	Stock Option Plans:

1)
The Company maintains the following share option plans for its employees, directors and consultants.

The Company’s board of directors administers its share option plans and has the authority to designate all terms of the options granted under the Company’s plans including the grantees, exercise prices, grant dates, vesting schedules and expiration dates, which may be no more than ten years after the grant date.

As of December 31, 2005, the Company has granted to employees, directors and consultants options that are outstanding to purchase up to 24,793,975 ordinary shares, under the five share option plans discussed below and pursuant to certain grants apart from these plans also discussed below.

(a)
1998 Share Option Plan

Under a share option plan established in 1998, (“the 1998 Plan”), the Company granted options to employees during 1998, which are held by a trustee under section 3(i) of the Israeli tax ordinance, of which 3,884,810 are outstanding and exercisable as of December 31, 2005 at an exercise price per share of $0.497.

The option term is for a period of 10 years from grant date. If the options are not exercised and the shares not paid for by such date, all interests and rights of any grantee shall expire. These options were granted for no consideration. There are no options available for grant from this plan.

(b)
1999 Share Option Plan

Under a share option plan established in 1999, (“the 1999 Plan”), the Company granted options to employees during 1999, which are held by a trustee under section 3(i) of the Tax Ordinance, of which 955,920 are outstanding and exercisable as of December 31, 2005, at an exercise price of $0.497.

The option term is for a period of 10 years from grant date. If the options are not exercised and the shares not paid for by such date, all interests and rights of any grantee shall expire. These options were granted for no consideration. There are no options available for grant from this plan.

(c)
1999 International Share Option Plan

Under an international share option plan established in 1999, (“the International Plan”), the Company granted options to employees during 1999 and 2000, of which 1,380,000 are outstanding and exercisable as of December 31, 2005, at an exercise price between $0.497 and $1.10.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - SHAREHOLDERS’ EQUITY (continued):

The options granted thereunder are outstanding and exercisable until October 2007. If the options are not exercised and the shares are not paid for by such date, all interests and rights of any grantee shall expire. These options were granted for no consideration. There are no options available for grant from this plan.

(d)
2000 Share Option Plan

Under a share option plan established in 2000, (“the 2000 Plan”), the Company granted options to employees during 2000, which are held by a trustee under section 3(i) of the Tax Ordinance, of which 855,300 are outstanding and exercisable as of December 31, 2005, at an exercise price of $1.10.

The option term is for a period of 10 years from grant date. If the options are not exercised and the shares not paid for by such date, all interests and rights of any grantee shall expire. These options were granted for no consideration. There are no options available for grant from this plan.

(e)
2001 Share Option Plan

Under a share option plan established in 2001, (“the 2001 Plan”), the Company granted options to employees during 2001-2004, including directors, according to which up to 11,000,000 options were available to be granted, of which 2,703,485 are outstanding as of December 31, 2005, at an exercise price per share between $0.106 and $0.931. These options were granted in accordance with section 102 of the Tax Ordinance, under the capital gains option set out in section 102(b)(2) of the ordinance.

The option term is for a period of 10 years from grant date. The options were granted for no consideration. The options vest over a four year period, with vesting occurring on the 2nd, 3rd and 4th anniversary from the grant date, and in addition, the lock up period of the options is for two years from the date of grant. Compensation expenses are calculated based on the straight line method. As of December 31, 2005, 2,316,820 options are fully vested. As of December 31, 2005, the remaining number of options available for future grants in this pool is 7,919,960.

(f)
 Non-Plan Share Options

In addition to the options granted under the Company’s share option plans, there are 15,014,460 outstanding options, and 7,224,460 exercisable options, as of December 31, 2005, which were granted by the Company to employees, directors and consultants not under an option plan during 1997-2005. The options were granted at an exercise price per share between $0.20 and $2.11. The options expire between 2007 and 2015. The options which were granted during 2005, are from the Non-Plan Share Options, see 2(a) and 2(b) below for the term of the options.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - SHAREHOLDERS’ EQUITY (continued):

2)	The following table summarizes options granted to employees and directors under the Company's stock option plans, as discussed above:

	Year ended December 31
	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		average		average
	Number	exercise price	Number	exercise price	Number	exercise price
		$		$		$
Balance outstanding at
beginning of year	17,805,661	0.69	17,552,661	0.69	19,891,823	0.71
Changes during the year:
Granted *	11,370,000	0.36	432,000	0.33	824,900	0.13
Exercised **	(3,786,825)	0.40	(50,000)	0.37	(854,100)	0.01
Expired and forfeited	(1,119,861)	0.47	(129,000)	0.68	(2,309,962)	0.87
Balance outstanding at
end of year***	24,268,975	0.59	17,805,661	0.69	17,552,661	0.69
Balance exercisable at end
of year***	16,262,310	0.70	16,051,324	0.72	11,924,323	0.63

    *      In 2004 and 2003, the options exercise price was equal to the share price on the grant date. In 2005, the options exercise price for two directors was below the share price on the grant date, and for two other directors the options exercise price was equal to the share price on the grant date. See (a) and (b) below.
    **   The total intrinsic value of options exercised during 2005, 2004 and 2003 is $1,521,000, $6,000 and $123,000, respectively.
    *** The aggregate intrinsic value as of December 31, 2005 is $7,293,000 for outstanding options, and $3,882,000 for exercisable options.

The following table summarizes information about stock options granted to employees and directors outstanding and exercisable at December 31, 2005:

	Options outstanding		Options exercisable
		Weighted		Weighted
		average		average
	Balance at	remaining	Balance at	remaining
	December 31,	contractual	December 31,	contractual
	2005	life	2005	life
	Number	In years	Number	In years
Exercise prices:
$ 0.106	355,523	6.4	102,658	4.4
$ 0.250	125,000	7.7	41,667	7.7
$ 0.315	6,200	1.0	6,200	1.0
$ 0.354	11,250,000	4.6	3,750,000	4.6
$ 0.365	1,045,120	1.1	1,045,120	1.1
$ 0.482	19,600	4.2	15,600	3.5
$ 0.486	9,900	0.6	9,900	0.6
$ 0.497	6,180,070	2.5	6,180,070	2.5
$ 0.766	108,800	5.1	108,800	5.1
$ 0.851	150,200	5.8	103,733	5.6
$ 0.853	120,000	9.6	—	—
$ 0.931	1,928,262	4.1	1,928,262	4.1
$ 1.10	1,695,300	3.0	1,695,300	3.0
$ 2.110	1,275,000	4.7	1,275,000	4.7
	24, 268,975	3.9	16,262,310	3.4

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - SHAREHOLDERS’ EQUITY (continued):

(a)
In August 2005, the Company’s shareholders granted its Chairman of the Board (the “Chairman”) and one of its non-executive directors, options to purchase a total of 9,250,000 and 2,000,000 ordinary shares, respectively, at an exercise price equal to $0.354 per share (which was below market price) . These options are exercisable for a period of five years from the date of issuance, and granted under the same terms and conditions as the 2001 Plan. The options shall vest upon achievement of certain market conditions (each 1/3 of the options will vest upon achievement of a certain market condition). In addition, with regard to the Chairman, in the event of a merger, acquisition or other change of control or in the event that the Company terminates the Chairman, either without cause or as a result of his death or disability, or he terminates his agreement for good reason, the exercisability of any of the options granted to him (9,250,000 options) that are unexercisable at the time of such event or termination shall accelerate and the time period during which he shall be allowed to exercise such options shall be extended by two years from the date of the termination of his agreement. Additionally, the Company’s board of directors shall have the discretion to accelerate all or a portion of the Chairman’s options at any time. As of December 31, 2005, 3,083,333 options that were granted to the Chairman and 666,667 options that were granted to one of its non-executive directors are vested (the first milestone was reached and therefore 1/3 of the options were vested). The compensation expenses are amortized using the graded method.

The Company used a lattice model that incorporated a Monte Carlo Simulation method as the fair value option pricing model, which was estimated by management with the assistance of an independent third-party appraiser. The following assumptions under this method were used for the stock options granted: risk free interest rate of 4.6% (in dollar terms), expected volatility of 50%, dividend yield of 0%, and derived expected life of 1.43 to 4.37 years. The weighted average fair value of options granted during the year, estimated by using the Monte Carlo Simulation Method was $0.53 per option.

(b)
In August 2005, the Company granted to two of its non-executive directors a grant of 60,000 options each, having an exercise price equal to $0.853 per share (which was at market price), vesting over the three years from the date of grant. In addition, they also provided for an annual grant of 20,000 options each, for three years, at an exercise price equivalent to the then current closing price of the Company’s ADR’s on the Nasdaq National Market. The future grants are contingent on them being members of the board of directors at such time.

The Company used a Black & Scholes model as the fair value option pricing model. The following assumptions under the Black & Scholes model were used for the stock option granted:  expected volatility of: 50%; risk-free interest rates (in dollar terms) of: 4.6%, dividend yield of 0% and expected life of 5 years (based on management estimation).

The weighted average fair value of options using the Black & Scholes model, granted during the year, estimated by using the model was $0.42 per option.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - SHAREHOLDERS’ EQUITY (continued):

(c)
The weighted average fair value of options granted during 2004 and 2003, estimated by using the Black & Scholes option-pricing model, was $ 0.10 and $ 0.07 for the year ended December 31, 2004, and 2003, respectively. The fair value of options was estimated on the date of grant, based on the following weighted average assumptions: dividend yield of 0% for all relevant years; expected volatility of: 2004 - 35% and 2003 - 45%; risk-free interest rates (in dollar terms) of: 2004 - 2.9% and 2003 - 2.75%; and expected life of 2 to 4 years, for each of the reported years, depending on the vesting period of the options.

(d)	The non-cash compensation relating to options granted to employees and directors were $2,718,000 in 2005 (of which $67,000 was charged to research and development costs, $2,641,000 was charged to general and administrative expenses and $10,000 was charged to business development costs.). The total compensation costs related to nonvested awards not recognized as of December 31, 2005 is $3,408,000, and the weighted average period over which it is expected to be recognized is 3.6 years.

3)
The following table summarizes options granted to consultants (including consultants and members of the scientific advisory board and other third-party service providers) under the Company's stock option plans, as discussed above:

	Year ended December 31
	2005		2004		2003
		Weighted		Weighted		Weighted
		average		average		average
	Number	exercise price	Number	exercise price	Number	exercise price
		$		$		$
Balance outstanding at beginning of year	525,000	0.33	205,000	0.54	205,000	0.54
Changes during the year - granted*	—	—	320,000	0.20	—	—
Balance outstanding at end of year**	525,000	0.33	525,000	0.33	205,000	0.54
Balance exercisable at end of year**	355,000	0.39	280,901	0.45	205,000	0.54

*	The options exercise price was equal to the share price on the grant date.

**	The aggregate intrinsic value as of December 31, 2005 is $236,000 for outstanding options, and $137,000 for exercisable options.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - SHAREHOLDERS’ EQUITY (continued):

The following table summarizes information about stock options outstanding and exercisable at December 31, 2005:

	Options outstanding		Options exercisable
		Weighted		Weighted
		average		average
	Balance at	remaining	Balance at	remaining
	December 31,	contractual	December 31,	contractual
	2005	life	2005	life
	Number	In years	Number	In years
Exercise prices:
$ 0.20	150,000	2.7	150,000	2.7
$ 0.20	170,000	*	—	—
$ 0.497	10,000	3.4	10,000	3.4
$ 0.538	195,000	1.0	195,000	1.0
	525,000		355,000
* Two years from date of regulators approval to sell in any geographic location. The options were granted during 2004.

(a)
The Company used the Black & Scholes fair value option pricing model. The following assumptions under this method were used in 2005: expected volatility of 50%, risk free interest rates (in dollars terms) of 4.6% and expected life of three years. The following assumptions under this method were used in 2004: expected volatility of 33%, risk free interest rates (in dollars terms) of 3.6% and expected life of five years. The weighted average fair value of options granted during 2004, estimated by using the Black & Scholes fair value option pricing model was $0.30 for 2004, and $0.88 per option for 2005.

(b)
The non-cash compensation relating to options granted to consultants were $45,000 in 2005 and were charged to research and development costs. The charges for non-cash compensation relating to options granted to consultants were $32,000 in 2004 (of which $30,000 was charged to research and development costs, and $2,000 was charged to general and administrative expenses). There is no compensation costs related to nonvested awards not recognized as of December 31, 2005.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 - COMMITMENTS AND CONTINGENCIES:

a.	Royalty Bearing Agreements:

1)
Under a Research and License agreement with Yeda Research and Development Company Ltd. (“Yeda”), the Company is committed to pay royalty payments at rates determined in the agreement not exceeding 3% of net sales, or royalty rates mainly between 20% to 25% of sublicensing fees, for products in development and research under such an agreement.

The Company has entered into certain license agreements with third parties in respect of particular projects. In connection with such agreements, the Company may incur royalty and milestone obligations commitments at varying royalty rates not exceeding 5 % of future net sales or 25 % of sublicensing fees of products developed, based on such agreements.

Additionally, the Company has undertaken to make contingent milestone payments to certain licensors of up to approximately $49.0 million over the life of the licenses, of which $34.0 million will be due upon or following regulatory approval of the drugs (for contingent milestones related to VivoQuest’s purchase agreement which are included in these figures, see Note 3).

In some cases, these contingent milestone payments will only be triggered upon receipt of royalties on sales of related products and in certain cases will partially offset royalties the Company would otherwise owe those licensors. In addition, the Company is required to pay one of its licensors an amount of $100,000-$200,000 per year, as minimum royalties, during the life of the license. The Company may terminate at any time the agreement with the licensor upon advance notice of six months.

2)
The Company is committed to pay royalties to the Government of Israel on proceeds from sales of products in the research and development of which the Government participates by way of grants. At the time grants were received, successful development of the related projects was not assured. In the case of failure of a project that was partly financed as above, the Company is not obligated to pay any such royalties. Under the terms of Company's funding from the Israeli Government, royalties of 3% - 5% are payable on sales of products developed from projects so funded, up to 100% of the amount of the grant received by the Company (dollar linked); as from January 1, 1999 - with the addition of an annual interest based on Libor.

At December 31, 2005, the maximum amount of the contingent liability in respect of royalties related to ongoing projects to the government is $3,778,000.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 - COMMITMENTS AND CONTINGENCIES (continued):

In addition, the Company has received the approval of the Government of Israel for the transfer of manufacturing rights of its HepeX-B product, under the terms of the agreement with Cubist (see Note 2). As a consequence, thereof, the Company is obligated to repay the grants received from the Government of Israel for the financing of the HepeX-B product from any amounts received by the Company from Cubist due to the sales of HepeX-B product, at a percentage rate, per annum, calculated based on the aggregate amount of grants received from the Government of Israel divided by all amounts invested by the Company in the research and development activities of HepeX-B, and up to an aggregate amount of 300% of the original amounts received for such project, including interest at the Libor rate. As of December 31, 2005, the aggregate amount received from the Government of Israel for the financing of the HepeX-B project including interest and Libor rate is equal to $4,213,000.

3)
The Company provided for annual grants, over three years, of options to two of its non-executive directors. The future grants are contingent on them being members of the board of directors at such time (see note 6(b)2b).

b.	Operating lease commitments:

1)	The Company leases its office space under lease agreements that expire through 2009. Future minimum rental payments under these agreements are as follows:

December 31, 2005
($ in thousands)
In 2006	667
In 2007	437
In 2008	450
In 2009	426
1,980

To secure the lease agreement in Israel, the Company provided a bank guarantee. As of December 31, 2005, the guarantee is secured by a pledge on a long-term deposit amounting to $110,000 (December 31, 2004- $113,000) linked to the Israeli Consumer Price Index (“CPI”), which is included in the balance sheet as long-term deposit.

Rental expenses for the years ended December 31, 2005, 2004 and 2003 were $524,000, $394,000 and $427,000, respectively. The Company has an option to extend certain rental agreements for up to 5 years.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 - COMMITMENTS AND CONTINGENCIES (continued):

2)	The Company leases vehicles under the terms of certain operating lease agreements that expire through 2007. Future minimum lease payments - linked to the CPI - are as follows:

December 31, 2005
($ in thousands)
In 2006	53
In 2007	34
87

Vehicle lease expense for the years ended December 31, 2005, 2004 and 2003 were $76,000, $84,000 and $105,000, respectively.

c.
Research and development agreement commitments

The Company has commitments to pay amounts aggregating $ 652,000, in respect of research and development costs (mainly to outside service providers), of which $585,000 relates to 2006 and $67,000 relates to 2007.

d.
Tax Assessment

In 2005, the Company received an assessment from the Israeli tax authorities of approximately $730,000 (including fines and interest expenses) related to withholding taxes for the periods of 2001-2004. The Company has recorded an accrual to reflect the probable liability associated with this assessment, based on the opinion of management, which is included as part of general and administrative expenses.

NOTE 8 - INCOME TAXES:

a.
The Company

Measurement of results for tax purposes under the Income Tax (Inflationary Adjustments) Law, 1985

Under this law, results for tax purposes are measured in real terms, having regard to the changes in the CPI. The Company is taxed under this law.

Results for tax purposes are measured on a real basis - adjusted to reflect the increase in the Israeli consumer price index (hereafter - the CPI). As explained in Note 1b, the financial statements are presented in dollars. The difference between the change in the Israeli CPI and the NIS-dollar exchange rate - both on annual and cumulative basis - causes a difference between taxable income and income reflected in these financial statements (see also Note 1i).

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 - INCOME TAXES (continued):

Tax benefits under the Israeli Law for Encouragement of Capital Investments, 1959

The Company has been granted an “approved enterprise” status under the Israeli Law for Encouragement of Capital Investments, 1959. Income derived from the approved enterprise during a period of 7 years from the year in which this enterprise first realizes taxable income, provided the maximum period to which it is restricted by the law has not elapsed, is entitled to tax benefits as follows:

Tax exemption for two years and reduced tax rate for the remaining eight years. The Company has not yet incurred taxable income. The reduced tax rate is dependent upon the percentage of foreign-owned holdings (10% - 25%). Since the Company is currently over 25% foreign owned, it is entitled to reduced tax rate of 25% .

The Company has an “approved enterprise” plan from 2001. The expiration of this plan is in 2015.

If the Company subsequently pays a dividend out of income derived from the “approved enterprise” during the tax exemption period, it will be subject to tax on the amount distributed, including any company tax on these amounts, at the rate which would have been applicable had such income not been exempt (25%).

The entitlement to the above benefits is conditional upon the Company fulfilling the conditions stipulated by the law, regulations published there-under and the instruments of approval for the specific investment in approved enterprise. In the event of failure to comply with these conditions, the benefits may be cancelled and the Company may be required to refund the amount of the benefits, in whole or in part, with the addition of interest. The Investment center is currently reviewing the Company’s final implementation report and as a result, the Company has not yet received a final implementation approval with respect to its “approved enterprise” from the Investment Center. Additionally, given the Company’s significant amount of net-operating losses and the limitation mentioned above to the benefit period, there is no certainty, if and when the Company would be able to enjoy the tax benefits described above.

Tax benefits under the Israeli law for the Encouragement of Industry (Taxation), 1969

The Company qualifies as “industrial company” under the above law. In accordance with this law the Company is entitled to certain benefits including accelerated depreciation on industrial buildings and equipment, a deduction of 12.5% per year of the purchase price of a good-faith acquisition of patent and certain other intangible property rights.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 - INCOME TAXES (continued):

Tax rates in Israel applicable to income from other sources

The income of the Company not eligible for “approved enterprise” benefits, mentioned above (other than income from “approved enterprises”, see c. below) is taxed at the regular rate. Through December 31, 2003, the corporate tax was 36%. The corporate tax rates for 2004 and thereafter are as follows: 2004 - 35%, 2005 - 34%, 2006 - 31%, 2007 - 29%, 2008 - 27%, 2009 - 26% and for 2010 and thereafter - 25%.

b.	The Subsidiary The Subsidiary is taxed according to U.S. tax laws.

c.	Current tax losses for tax purposes

1)
Company

Income tax of the Company is computed on the basis of the income in Israeli currency as determined for statutory purposes.

The Company incurred losses for tax purposes from inception.

The carryforward loss for tax purposes as of December 31, 2005 is approximately $ 94 million (linked to the CPI), which may be offset against future taxable income generated from a business, (including capital gains from the sale of assets used in the business) with no expiration date.

2)
 Subsidiary

The Subsidiary is remunerated under a cost plus agreement with the Company. The subsidiary has incurred taxable income and recorded tax expenses and is taxed under the applicable U.S. tax laws.

The following table summarizes the taxes on income for the Company and its subsidiary for 2005, 2004 and 2003:

	2005		2004		2003
	($ in thousands)		($ in thousands)		($ in thousands)
	Company	Subsidiary	Company	Subsidiary	Company	Subsidiary

Net income (loss) before
income taxes	(14,187)	250	(16,582)	158	(14,327)	117
Income Taxes	—	78	—	49	—	78
Net income (loss) for the year	(14,187)	172	(16,582)	109	(14,327)	39

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 - INCOME TAXES (continued):

d.
Deferred income taxes

As a result of the“approved enterprise” status of the Company, the Company’s current tax rate is 0%, and therefore no deferred tax assets have been included in these financial statements in respect of carryforward losses.

e.
Reconciliation of the theoretical tax expense to actual tax expense

The main reconciling item, between the statutory tax rate of the Company and the effective rate is the non-recognition of tax benefits from carryforward tax losses due to the uncertainty of the realization of such tax benefits (see above).

f.	Tax assessments

1)
Income taxes

The Company received tax assessments for the years up to and including the 1998 tax year.

The Company’s tax returns until 2001are considered final. The Subsidiary has not been assessed for tax purposes since incorporation.

2)	Withholding taxes - see Note 7d.

NOTE 9 - RESTRUCTURING:

a.
2005 Restructuring

In 2005, the Company implemented a restructuring plan designed to focus its resources on the development of its lead programs, with the goal of moving these programs through to clinical proof of concept. The 2005 restructuring included a 32 person reduction in the Company’s workforce, 31 of whom were in research and development and one of whom was in general and administrative. As part of the 2005 restructuring, the Company took a charge in 2005 of $168,000, relating to employee dismissal costs, $163,000 of which was included in research and development costs and $5,000 of which was included in general and administrative expenses.

As of December 31, 2005, 28 employees have left the Company under the 2005 restructuring plan and approximately $147,000 of dismissal costs have been paid. The other 4 employees left the Company in early 2006. As of December 31, 2005, approximately $21,000 in employee dismissal obligations are included in accounts payable and accruals. The balance of these obligations was paid in early 2006.

In December 2005, as a result of the Company's restructuring, and in accordance with the provisions of FAS 144, the Company reviewed the carrying value of certain lab equipment assets, and recorded an impairment charge in research and development costs in an amount of $26,000 in 2005 (see also Note 4b).

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 - RESTRUCURING (continued):

b.
2003 Restructuring

In 2003, the Company implemented and completed a restructuring plan. As a result of this restructuring, the Company ceased all early-stage discovery research activities related to infectious diseases. The 2003 restructuring included a 20-person reduction in its workforce in Israel, 18 of whom were in research and development and two of whom were in general and administrative. As part of the 2003 restructuring, the Company took a charge in 2003 of $74,000, relating to employee dismissal costs, $58,000 of which was included in research and development costs and $16,000 of which was included in general and administrative expenses. The Company paid all of these amounts in 2003. As part of the 2003 restructuring, the Company reevaluated its long-lived assets in accordance with FAS No. 144, and recorded a non-cash impairment charge of $354,000 of fixed assets for the year ended December 31, 2003 (see Note 4b).

NOTE 10 - SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION:

a.	Short-term bank deposits The deposits are denominated in dollars and bear a weighted average annual interest rate of 4.23 % as of December 31, 2005 (as of December 31, 2004 - 1.81%).

b.	Accounts receivable - other:

	December 31
	2005	2004
	($ in thousands)
Prepaid expenses	285	165
Employees	75	24
Value added tax authorities	17	101
Other	54	16
	431	306

c.	Accounts payable and accruals:

Suppliers	655	1,108
Accrued expenses	940	1,337
Institutions and employees in respect of salaries
and related benefits	250	294
Provision for vacation pay and recreation pay	160	385
Other	2	10
	2,007	3,134

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10 - SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (continued):

Statements of operations:

d.	Research and development costs:

				Period from
				March 9, 1993
	Year ended December 31			to December 31,
	2005	2004	2003	2005
	($ in thousands)
Wages, salaries and related benefits
(includes non-cash compensation
of $67 in 2005, and $0
in 2004 and 2003)	2,764	2,776	3,450	23,709
Outside service providers	2,054	6,430	6,799	35,910
Lab supplies	558	754	1,128	8,964
Consultants (includes non-cash
compensation of $45 in 2005,
$30 in 2004 and $0 in 2003)	531	549	494	3,725
Rent and maintenance	752	725	866	4,756
Impairment loss	26		354	380
Depreciation and amortization	212	277	369	2,929
Other	416	474	562	2,517
	7,313	11,985	14,022	82,890

e.	General and administrative expenses:

Wages, salaries and related benefits
(includes non-cash compensation
of $5 in 2005, and $0 in 2004
and 2003)	454	1,890	1,244	11,534
Corporate communications	140	289	228	2,350
Professional fees	890	647	564	4,405
Director fees and related (includes
non-cash compensation of $2,636
in 2005, and $0 in 2004 and 2003)	2,821	243	183	4,208
Rent and maintenance	91	90	104	956
Communications	25	34	33	220
Depreciation and amortization	30	42	70	619
Patent registration fees	174	271	125	1,191
Other	832	628	554	3,529
	5,457	4,134	3,105	29,012

f.	Business development costs:

Wages, salaries and related
benefits (includes non-cash
compensation of $10 in 2005,
and $0 in 2004 and 2003)	171	410	408	2,672
Travel	22	36	136	764
Professional fees	34	364	120	1,077
	227	810	664	4,513

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10 - SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (continued):

g.	Financial income, net:

				March 9, 1993
	Year ended December 31			to December 31,
	2005	2004	2003	2005
	($ in thousands)
Financial income:
Interest income	503	297	458	9,228
Foreign exchange differences-gain	—	67	—	203
Gain from available for sale securities	—	13	62	13
Other	—	—	—	156
	503	377	520	9,600

Financial expenses:
Foreign exchange differences-loss	39	—	148	1,960
Interest expense		—	—	374
Loss from available for sale securities	—	—	—	14
Other	21	25	20	109
	60	25	168	2,457
Financial income, net	443	352	352	7,143

NOTE 10 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:

a.	Linkage terms of balances in non-dollars currency:

1)	As follows:

	December 31, 2005
	Israeli currency	Other
	Unlinked
	($ in thousands)
Assets	934	122
Liabilities	987	45

The above balances do not include Israeli currency balances linked to the dollar.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued):

2)	Data regarding the changes in the exchange rate of the dollar and the Israeli CPI:

	Year ended December 31
	2005	2004	2003
Devaluation (evaluation) of the Israeli currency against the dollar	6.85%	(1.6)%	(7.6)%
Changes in the Israeli CPI	2.4%	1.2%	(1.9)%
Exchange rate of one dollar (at end of year)	NIS 4.603	NIS 4.308	NIS 4.379

b.
Fair value of financial instruments

The financial instruments of the Company consist of non-derivative assets and liabilities, included in working capital.

In view of their nature, the fair value of these financial instruments is usually identical or close to their carrying value.

c.
Concentration of credit risks

Most of the Company’s cash and cash equivalents and bank deposits at the balance sheet dates were deposited with Israeli banks. The Company is of the opinion that the credit risk in respect of those balances is remote.

NOTE 11 - SUBSEQUENT EVENT

During March 2006, the Audit Committee and the Board of Directors of the Company approved the grant to the CEO of 7,000,000 options, to the Chairman 9,898,719 options and to a non-executive director 750,000 options, to purchase ordinary shares of the Company. All of such options are subject to vesting of which one third is based on service period, and the remainder is based on achievement of certain milestones linked to the Company’s valuation on the public markets. The option grant to the Chairman and to the non-executive director is subject to shareholder approval.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
FINANCIAL STATEMENTS

DECEMBER 31, 2004
AND THE CUMULATIVE PERIOD FROM
SEPTEMBER 29, 1998 (INCEPTION) TO JUNE 30, 2005

INDEX TO FINANCIAL STATEMENTS

Page

Reports of Independent Registered Accountants	F-44

Financial Statements:
Balance sheets as of June 30, 2005 (unaudited) and December 31, 2004 (audited)	F-46
Statements of operations for the six months ended June 30, 2005 and 2004 (unaudited), twelve months ended December 31, 2004 (audited) and the cumulative periods from September 29, 1998 (inception) to June 30, 2005 (unaudited)
F-47
Statement of redeemable preferred stock and stockholders’ deficiency for the period from September 29, 1998 (inception) to December 31, 2004 (audited) and the six months ended June 30, 2005 (unaudited)
F-48
Statements of cash flows for the six months June 30, 2005, and 2004 (unaudited), twelve months ended December 31, 2004 (audited) and cumulative periods from September 29, 1998 (inception) to June 30, 2005 (unaudited)
F-51
Notes to financial statements	F-52

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Report of Independent Registered Accounting Firm

To the Board of Directors and Stockholders of
VivoQuest, Inc.
New York, New York

We have audited the accompanying balance sheet of VIVOQUEST, INC. (A DEVELOPMENT STAGE ENTERPRISE) as at December 31, 2004, and the related statements of operations and changes in redeemable preferred stock and stockholders’ deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VivoQuest, Inc. as at December 31, 2004 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has limited capital resources and has suffered recurring net losses and negative cash flows from operations since inception. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding this matter is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ CORNICK, GARBER & SANDLER, LLP
New York, New York
April 6, 2006

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

Report of Independent Auditors

To the Board of Directors and Shareholders of VivoQuest, Inc.:

In our opinion, the statement of redeemable preferred stock and stockholders' deficiency present fairly, in all material respects, the results of operations of VivoQuest Inc. ("VivoQuest") (a development stage enterprise) for the period from September 29, 1998 (date of inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of VivoQuest's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The statement of redeemable preferred stock and stockholders' deficiency of VivoQuest for the period from September 29, 1998 (date of inception) to December 31, 2003 has been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, to the financial statements, the Company has limited capital resources and has suffered net losses and negative cash flows from operations since inception which raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to this matter is also described in Note 2. The financial statement does not include adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 10, 2004

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

	June 30,	December 31,
ASSETS	2005	2004
	(unaudited)
Current assets:
Cash and cash equivalents	$764,359	$1,069,640
Prepaid expenses and other current assets	93,174	74,317
Total current assets	857,533	1,143,957

Fixed assets, at cost, net of accumulated depreciation
and amortization	581,201	792,503
Security deposits	14,740	44,740
Other assets	24,925	24,924
Total assets	$1,478,399	$2,006,124

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accounts payable and accrued expenses	$633,335	$198,025
Notes payable	4,184,643	2,084,642
Total liabilities	4,817,978	2,282,667

Redeemable Preferred stock, $1.00 par value; 33,844,305 shares authorized:
Series A Convertible Preferred stock, $1.00 par value; 471,145 shares designated, issued and outstanding in 2005 and 2004
(at liquidation value), respectively	684,430	667,942
Series B Convertible Preferred stock, $1.00 par value; 1,904,762 shares designated; 1,904,762 shares issued and outstanding in
2005 and 2004 (at liquidation value), respectively	7,005,166	6,830,164
Series C Convertible Preferred stock, $.01 par value; 31,468,398 shares designated; 28,224,878 shares issued and outstanding
in 2005 and 2004 (liquidation value $23,280,389)	17,330,482	16,803,278
Total redeemable preferred stock	25,020,078	24,301,384

Stockholders' deficiency:
Common stock, $0.01 par value; 49,400,000 shares authorized;
shares issued and outstanding 5,769,999 shares in 2005
and 5,756,294 shares in 2004	57,700	57,563
Additional paid-in capital	(2,154,423)	(1,437,396)
Stock subscription receivable	(117,378)	(116,399)
Deficit accumulated during the development stage	(26,145,556)	(23,081,695)
Total stockholders' deficiency	(28,359,657)	(24,577,927)

Total liabilities, redeemable convertible preferred
stock and stockholders' deficiency	$1,478,399	$2,006,124

The notes to financial statements are made a part hereof.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

				Cumulative from
				September 29, 1998
	Six Months Ended		Year Ended	(inception) to
	June 30,		December 31,	June 30,
	2005	2004	2004	2005
	(unaudited)	(unaudited)		(unaudited)
Operating expenses:
Research and development	$2,051,705	$1,715,119	$3,430,162	$14,284,983
General and administrative	545,332	479,499	1,071,546	6,383,182
Depreciation and amortization	213,009	372,957	722,817	2,750,701
Total operating expenses	2,810,046	2,567,575	5,224,525	23,418,866

Other (income) and expenses:
Interest income	(14,740)	(13,584)	(27,142)	(491,607)
Interest expense	268,555		60,482	2,334,991
Loss on extinguishment of debt				350,450
	253,815	(13,584)	33,340	2,193,834

Net loss	(3,063,861)	(2,553,991)	(5,257,865)	(25,612,700)

Dividend related to Series A , Series B
and Series C Preferred stock	(717,027)	(718,696)	(1,437,154)	(4,483,971)
Net loss attributable to common stockholders	$(3,780,888)	$(3,272,687)	$(6,695,019)	$(30,096,671)

The notes to financial statements are made a part hereof.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIENCY
FOR THE PERIOD FROM SEPTEMBER 29, 1998 (INCEPTION) TO DECEMBER 31, 2004, INCLUDING
THE YEARS ENDED DECEMBER 31, 1999, 2000, 2001, 2002, 2003 and 2004 and the
SIX MONTHS ENDED JUNE 30, 2005

					Stockholders' Deficiency
	Redeemable Preferred Stock						Additional		Stock
	Series A		Series B		Common Stock		Paid-in	Unearned	Subscriptions	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Receivable	Deficit	Total

Sale of Common Stock for cash ($0.025 per share)					750,120	$7,501	$11,252		$(825)		$17,928
Sale of Series A Convertible Preferred Stock ($1.00 per share, net of issuance costs of $2,195)	235,572	$235,572					(2,195)				(2,195)
Accretion to redemption value of Series A Convertible
Preferred Stock		4,473					(4,473)				(4,473)
Net loss for the period September 29, 1998 (inception) to December 31, 1998										$(96,405)	(96,405)
Balance at December 31, 1998	235,572	240,045			750,120	7,501	4,584		(825)	(96,405)	(85,145)

Issuance of Common Stock to executive consultants ($0.025 per share)					200,000	2,000	3,000				5,000
Sale of Common Stock for cash and notes ($0.025 per share)					1,979,970	19,800	29,699		(35,071)		14,428
Sales of Series A Convertible Preferred Stock ($1.00 per share, net of issuance costs of $12,824)	235,573	235,573					(12,824)				(12,824)
Sale of Series B convertible Preferred Stock ($2.625 per share, net of issuance costs of $ 73,119)			1,904,762	$5,000,000			(73,119)				(73,119)
Sale of warrants to purchase Common Stock at $0.13125 per share to Series B Preferred stockholders ($0.01 per share)							2,000				2,000
Issuance of Common Stock to executive consultants ($0.13125 per share)					400,000	4,000	48,500	$(52,500)
Amortization of unearned compensation								26,250			26,250
Accretion to redemption value of Series A Convertible Preferred Stock		27,423					(1,840)			(25,583)	(27,423)
Accretion to redemption value of Series B Convertible Preferred Stock				80,164						(80,164)	(80,164)
Repayment of Stock Subscriptions Receivable									825		825
Net loss for the year ended December 31, 1999										(679,166)	(679,166)
Balance at December 31, 1999	471,145	503,041	1,904,762	5,080,164	3,330,090	33,301	—	(26,250)	(35,071)	(881,318)	(909,338)

Sale of Common Stock for cash and notes ($0.13125 per share)					1,010,000	10,100	122,463		(93,984)		38,579
Amortization of unearned compensation								26,250			26,250
Accretion to redemption value of Series A Convertible Preferred Stock		32,980					(32,980)				(32,980)
Accretion to redemption value of Series B Convertible Preferred Stock				350,000			(55,599)			(294,401)	(350,000)
Repurchase of 200,000 shares ($0.13125 per share)					(200,000)	(2,000)	(24,250)				(26,250)
Repayment of Stock Subscription Receivable									4,881		4,881
Purchase of unvested Common shares from a terminated employee ($0.13125 per share)					(111,000)	(1,110)	(9,634)		10,744
Net loss for the year ended December 31, 2000										(1,207,635)	(1,207,635)
Balance at December 31, 2000 (carry forward)	471,145	536,021	1,904,762	5,430,164	4,029,090	40,291	—	—	(113,430)	(2,383,354)	(2,456,493)

Securities issued in connection with services are valued based upon the estimate of fair value of the securities issued as determined by an independent third party appraisal or as determined by the Board of Directors.

The notes to financial statements are made a part hereof.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIENCY
FOR THE PERIOD FROM SEPTEMBER 29, 1998 (INCEPTION) TO DECEMBER 31, 2004, INCLUDING
THE YEARS ENDED DECEMBER 31, 1999, 2000, 2001, 2002, 2003 AND 2004 AND THE
SIX MONTHS ENDED JUNE 30, 2005 (CONTINUED)

							Stockholders' Deficiency
	Redeemable Preferred Stock								Additional	Stock
	Series A		Series B		Series C		Common Stock		Paid-in	Subscriptions	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Total

Balance at December 31, 2000 (Brought forward)	471,145	$536,021	1,904,762	$5,430,164			4,029,090	$40,291	$-	$(113,430)	$(2,383,354)	$(2,456,493)

Sale of Common Stock for cash and notes ($0.13125 per share)							548,000	5,480	66,445	(71,925)
Accretion to redemption value of Series A Convertible Preferred Stock		32,980							(32,980)			(32,980)
Accretion to redemption value of Series B Convertible Preferred Stock				350,000					(350,000)			(350,000)
Purchase of unvested Common shares from terminated employees ($0.13125 per share)							(444,000)	(4,440)	(53,835)	56,475		(1,800)
Repayment of Stock Subscription Receivable										16,356		16,356
Issuance of 659,421 warrants ($1.3125 per share) in connection with Bridge Notes (see Note 8b)									1,177,366			1,177,366
Net loss for the year ended December 31, 2001											(4,382,517)	(4,382,517)
Balance at December 31, 2001	471,145	569,001	1,904,762	5,780,164			4,133,090	41,331	806,996	(112,524)	(6,765,871)	(6,030,068)

Sale of Common Stock for cash and notes ($0.13125 per share)							100,000	1,000	12,125	(13,125)
Accretion to redemption value of Series A Convertible Preferred Stock		32,980							(32,980)			(32,980)
Accretion to redemption value of Series B Convertible Preferred Stock				350,000					(350,000)			(350,000)
Issuance of stock option granted in consideration for consulting services									1,956			1,956
Repayment of Stock Subscription Receivable										9,250		9,250
Issuance of 605,714 warrants ($1.3125 per share) in connection with Bridge Notes (see Note 8b)									475,987			475,987
Net loss for the year ended December 31, 2002											(5,923,000)	(5,923,000)
Balance at December 31, 2002	471,145	601,981	1,904,762	6,130,164			4,233,090	42,331	914,084	(116,399)	(12,688,871)	(11,848,855)

Sale of Common Stock for cash and notes ($0.13125 per share)							1,523,159	15,232	76,158			91,390
Sale of Series C Convertible Preferred Stock for notes ($.01 per share, net of issuance costs of $58,836)					28,224,878	$15,063,053			(61,140)			(61,140)
Accretion to redemption value of Series A Convertible Preferred Stock		32,980							(32,980)			(32,980)
Accretion to redemption value of Series B Convertible Preferred Stock				350,000					(350,000)			(350,000)
Accretion to redemption value of Series C Convertible Preferred Stock						685,810			(553,102)		(132,708)	(685,810)
Issuance of stock option granted in consideration for consulting services									6,980			6,980
Net loss for the year ended December 31, 2003											(5,002,251)	(5,002,251)
Balance at December 31, 2003 (carry forward)	471,145	634,961	1,904,762	6,480,164	28,224,878	15,748,863	5,756,249	57,563	—	(116,399)	(17,823,830)	(17,882,666)

Securities issued in connection with services are valued based upon the estimate of fair value of the securities issued as determined by an independent third party appraisal or as determined by the Board of Directors.

The notes to financial statements are made a part hereof.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIENCY
FOR THE PERIOD FROM SEPTEMBER 29, 1998 (INCEPTION) TO DECEMBER 31, 2004, INCLUDING
THE YEARS ENDED DECEMBER 31, 1999, 2000, 2001, 2002, 2003 AND 2004 AND THE
SIX MONTHS ENDED JUNE 30, 2005 (CONTINUED)

							Stockholders' Deficiency
	Redeemable Preferred Stock								Additional	Stock
	Series A		Series B		Series C		Common Stock		Paid-in	Subscriptions	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Total

Balance at December 31, 2003 (brought forward)	471,145	634,961	1,904,762	6,480,164	28,224,878	15,748,863	5,756,249	57,563	—	(116,399)	(17,823,830)	(17,882,666)

Accretion to redemption value of Series A Convertible Preferred Stock		32,981							(32,981)			(32,981)
Accretion to redemption value of Series B Convertible Preferred Stock				350,000					(350,000)			(350,000)
Accretion to redemption value of Series C Convertible Preferred Stock						1,054,415			(1,054,415)			(1,054,415)
Net loss for the year ended December 31, 2004											(5,257,865)	(5,257,865)
Balance at December 31, 2004	471,145	667,942	1,904,762	6,830,164	28,224,878	16,803,278	5,756,249	57,563	(1,437,396)	(116,399)	(23,081,695)	(24,577,927)

(Unaudited):
Exercise of stock option for common stock							13,750	137	1,667	(979)		825
Accretion to redemption value of Series A Convertible Preferred Stock		16,488							(16,488)			(16,488)
Accretion to redemption value of Series B Convertible Preferred Stock				175,002					(175,002)			(175,002)
Accretion to redemption value of Series C Convertible Preferred Stock						527,204			(527,204)			(527,204)
Net loss for the six months ended June 30, 2005											(3,063,861)	(3,063,861)
Balance at June 30, 2005	471,145	$684,430	1,904,762	$7,005,166	28,224,878	$17,330,482	5,769,999	$57,700	$(2,154,423)	$(117,378)	$(26,145,556)	$(28,359,657)

Securities issued in connection with services are valued based upon the estimate of fair value of the securities issued as determined by an independent third party appraisal or as determined by the Board of Directors.

The notes to financial statements are made a part hereof.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CASH FLOWS

				Cumulatve from
	Six Months			September 29, 1998
	Ended		Year Ended	(inception) to
	June 30,		December 31,	June 30,
	2005	2004	2004	2005
	(unaudited)	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(3,063,861)	$(2,553,991)	$(5,257,865)	$(25,612,700)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation and amortization	213,009	372,957	722,817	2,750,701
Amortization of discount on notes payable				1,302,903
Loss on extinguishment of debt				350,450
Stock issued for accrued interest on notes				155,896
Stock and stock options issued in consideration
for services rendered				157,826
Changes in assets and liabilities:
Decrease (increase) in prepaid expenses, other
current assets and other assets	(18,857)	135,286	304,754	(162,596)
(Decrease) increase in accounts payable
and accrued expenses	435,310	12,587	11,800	1,180,250
Net cash used for operating activities	(2,434,399)	(2,033,161)	(4,218,494)	(19,877,270)

Cash flows from investing activities:
Capital expenditures	(1,707)	(131,670)	(141,149)	(3,331,902)

Cash flows from financing activities:
Refund of security deposits	30,000			30,000
Sale of common stock	1,804			104,050
Stock subscriptions receivable	(979)			(979)
Repurchase of common stock				(28,050)
Proceeds from sale of Series A preferred stock				471,145
Proceeds from sale of Series B preferred stock				5,000,000
Proceeds from sale of Series C preferred stock				4,000,000
Proceeds from sale of Warrants				1,655,353
Costs associated with issuance of preferred stock				(149,278)
Accured interest on notes payable				12,891,290
Proceeds from notes payable	2,100,000		2,084,642
Net cash provided by financing activities	2,130,825		2,084,642	23,973,531

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	(305,281)	(2,164,831)	(2,275,001)	764,359

Cash and cash equivalents at beginning of period	1,069,640	3,344,641	3,344,641
Cash and cash equivalents at end of period	$764,359	$1,179,810	$1,069,640	$764,359

Supplemental disclosure of noncash investing
and financing activities:
Accretion to redemption value of Series A
Preferred stock	$16,488	$16,490	$32,981	$180,304
Accretion to redemption value of Series B
Preferred stock	175,002	174,999	350,000	1,655,166
Accretion to redemption value of Series C
Preferred stock	527,204	527,207	1,054,415	2,267,429
Series C Preferred stock issued for notes				217,608
payable and accrued interest
Discount on notes payable				1,653,353

The notes to financial statements are made a part hereof.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

1.	Organization and Business:

VivoQuest, Inc. (the "Company") is engaged in the discovery, development and manufacture of therapeutic agents derived from chemical compounds existing in nature for the diagnosis, prophylaxis and treatment of human diseases and disorders. The Company was incorporated in the State of Delaware on September 18, 1998 and commenced operations on September 29, 1998. The Company’s operations are in the United States. As a development stage enterprise, the Company’s primary efforts, to date, have been devoted to raising capital, forming strategic relationships with research institutes, universities and commercial entities to complement its research and development activities, recruiting senior management and key scientific personnel, securing a corporate facility for research and administration (Valley Cottage, New York) and commencing research operations at the corporate facility. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company’s research and development will be successfully completed or that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid change in technology, and is dependent upon the services of its employees, executive officers and consultants. The Company operates under a single segment.

On February 7, 2002, the Company’s Board of Directors approved a 2-for-1 stock dividend of the outstanding shares of common stock, while maintaining the par value of common stock at $0.01. All common share and per share amounts included herein have been adjusted as if the stock dividend had occurred at inception.

In September 2005, the Company sold substantially all of its assets to XTL Biopharmaceuticals Inc., pursuant to an Asset Purchase Agreement (see Note 11).

In September 2005, the Company also granted to XTL Biopharmaceuticals Ltd. exclusive worldwide rights to the Company’s intellectual property and technology, pursuant to a Licensing Agreement (see Note 11).

2.	Summary of Significant Accounting Policies:

Basis of Preparation

The financial statements have been prepared on a going concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. The Company has limited capital resources, net operating losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. In addition, it is anticipated that the Company will not generate revenues from product sales in the twelve months following December 31, 2004 and in the several years following that period. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

2.	Summary of Significant Accounting Policies (Continued):

Basis of Preparation (Continued)

As of June 30, 2005 and December 31, 2004, the Company had approximately $760,000, and $1,069,000 in cash and cash equivalents, respectively. During 2001 and 2002, the Company issued approximately $10.4 million in convertible term notes (“Bridge Notes”) (see Note 8b), the principal and accrued interest on which were converted to shares of the Company’s Series C Preferred Stock in March 2003. The funds raised from the Bridge Notes were used to pay for rent, leasehold improvements and equipment necessary to set up laboratory facilities as well as salaries and other operating expenses. During April 2003 and September 2003 the Company raised an additional $4 million through the sale of Series C Preferred Stock. The Company will be required to raise additional funds to meet other planned obligations in the future and has sought to raise such amounts through the private sale of its equity securities. The Company may also seek to raise capital through collaborative arrangements with corporate sources or other sources of financing. There can be no assurance that such additional financing, if at all available, can be obtained on terms reasonable to the Company. In the event that sufficient funds are not available, the Company will need to postpone, scale back or discontinue future operations. Continuance of the Company as a going concern is dependent upon, among other things, the Company’s ability to obtain adequate long-term financing, the success of its research and development program and its attainment of profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cash and Cash Equivalents

The Company considers all highly liquid investments which have maturities of three months or less, when acquired, to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value. Cash and cash equivalents subject the Company to concentrations of credit risk. At June 30, 2005 and December 31, 2004, the Company held approximately $760,000 and $1,069,000 respectively, in a single commercial bank.

Property, Plant and Equipment

Furniture and lab equipment and computers are stated at cost and are depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements are stated at cost and are amortized on a straight-line basis over the life of the lease or of the improvement, whichever is shorter.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

2.	Summary of Significant Accounting Policies (Continued):

Property, Plant and Equipment (Continued)

Expenditures for maintenance and repairs which do not materially extend the useful lives of the assets are charged to expense as incurred. The cost and accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations. The estimated useful lives of fixed assets are as follows:

Computer and telephone equipment	3 years
Furniture and lab equipment	5 years
Leasehold improvements	Life of lease

Revenue Recognition

Interest income is recognized as earned.

Research and Development

Research and development costs are charged to expense as incurred.

Patents

As a result of research and development efforts conducted by the Company, it has applied, or is applying for a number of patents to protect proprietary inventions. All costs associated with patents are expensed as incurred.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

2.	Summary of Significant Accounting Policies (Continued):

Income Taxes

The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts ("temporary differences") at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include useful lives of fixed assets and valuation of common stock and stock options (see below). Actual results could differ from those estimates.

Stock-Based Compensation

The accompanying financial position and results of operations of the Company have been prepared in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under APB No. 25, generally, no compensation expense is recognized in the financial statements in connection with the sale of common stock or awarding of stock option grants to employees provided that, as of the sale or grant date, all terms associated with the sale or award are fixed and the fair value of the Company's stock, as of the sale or grant date, is equal to or less than the amount an employee must pay to acquire the stock. The Company will recognize compensation expense in situations where the terms of a stock sale or an option grant are not fixed or where the fair value of the Company's common stock on the sale or grant date is greater than the amount an employee must pay to acquire the stock.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

2.	Summary of Significant Accounting Policies (Continued):

Stock-Based Compensation (Continued)

The Company has stock-based incentive plans, which are described in Note 9. The following table illustrates the effect on the Company’s net loss attributable to common stockholders had compensation costs for the incentive plans been determined in accordance with the fair value based method of accounting for stock-based compensation as prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) as amended by Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation Transaction and Disclosure, an amendment of SFAS 123”. Since option grants awarded vest over several years and additional awards may be issued in the future, the pro forma results shown below are not likely to be representative of the effects on future years of the application of the fair value based method.

				Cumulative from
			Year	September 29,
	Six Months Ended		Ended	1998 (Inception)
	June 30,		December 31,	to June 30,
	2005	2004	2004	2005

Net loss attributable to common stockholders, as reported	$(3,780,888)	$(3,272,687)	$(6,695,019)	$(30,096,671)
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards	(328)		(26,572)	(77,549)
Pro forma net loss attributable to common stockholders	$(3,781,216)	$(3,272,687)	$(6,721,591)	$(30,174,220)
Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

2.	Summary of Significant Accounting Policies (Continued):

Stock-Based Compensation (Continued)

For the purposes of the above pro forma calculations, the fair value of each option granted from the 1999 Stock Plan during the period and was estimated on the date of grant using the Black Scholes option pricing model. The following table summarizes the assumptions used in computing the fair value of option grants for the periods presented above.

Expected volatility	85%
Expected lives	5
Dividend yield	0%
Risk free interest rate	3.18%

Other disclosures required by SFAS No. 123 have been included in Note 9.

The fair value of options and warrants granted to nonemployees for financing, goods or services are included in the financial statements and expensed over the life of the debt, as the goods are utilized or the services performed, respectively.

Comprehensive Loss

Comprehensive loss represents the change in net assets of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For all periods presented, there are no differences between net loss and comprehensive net loss.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

3.	Property Plant and Equipment:

Property, plant and equipment as of June 30, 2005 and December 31, 2004 consist of the following:

	June 30,	December 31,
	2005	2004

Computer and telephone equipment	$237,279	$235,572
Furniture and lab equipment	2,009,203	2,009,203
Leasehold improvements	1,085,770	1,085,770
	3,332,252	3,330,545

Less accumulated depreciation and amortization	(2,751,051)	(2,538,042)
	$581,201	$792,503

Depreciation and amortization of fixed assets was approximately $213,000, $373,000, $723,000 and $2,751,000 for the six months ended June 30, 2005, June 30, 2004, the year ended December 31, 2004 and the cumulative period from September 29, 1998 (inception) to June 30, 2005, respectively.

4.	Accounts Payable and Accrued Expenses:

Accounts payable and accrued expenses as of June 30, 2005 and December 31, 2004 consist of the following:

	June 30,	December 31,
	2005	2004

Accounts payable	$75,014	$80,822
Accrued professional fees	53,619	56,480
Accrued interest payable	329,038	60,481
Accrued research contract expenses	175,422	—
	$633,093	$197,783

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

5.	Convertible Secured Promissory Note Payable:

In September 2004, the Company entered into a convertible secured promissory note with UPMC Health System, a Pennsylvania non-profit corporation (“the Holder”). The Company can borrow up to $2,500,000 with an interest of 10%. The note is automatically due and payable on the earlier of (a) 12 months after the date of the note or (b) the occurrence of an event of default as specified in the agreement. Any unpaid portion of principal with accrued interest will be automatically converted into shares of the Company’s equity securities issued and sold at the closing of a Qualified Financing that occurs on or prior to the maturity date. As of June 30, 2005 and December 31, 2004, the note has an outstanding balance of approximately $2,485,000 and $1,235,000, respectively.

In September 2004, the Company entered into another convertible secured promissory note with Highmark Health Ventures Investment Fund, L.P. (“the Holder”). The Company can borrow up to $1,700,000 with an interest at 10% a year. The note is automatically due and payable on the earlier of (a) 12 months after the date of the note or (b) the occurrence of an event of default as specified in the agreement. Any unpaid portion of principal with accrued interest will be automatically converted into shares of the Company’s equity securities issued and sold at the closing of a Qualified Financing that occurs on or prior to the maturity date, September 16, 2005. As of June 30, 2005 and December 31, 2004, the note has an outstanding principal balance of approximately $1,700,000 and $850,000, respectively.

Per the note payable agreements, if there is a change in control prior to the maturity date of the notes, the notes shall be payable in the amount of 2.5 times the sum of the principal plus any accrued interest. Due to the Asset Purchase Agreement (see Note 11), a change in control occurred. In relation to a distribution of assets agreement, the note holders agreed that the maximum amount that the Company would be liable for the notes would be $7,500,000 payable upon receipt of additional monies into the Company in a ratio of 91.3% of all distributable assets.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

6.	Stockholders’ Equity:

The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue  49,400,000 shares of common stock (the “Common Stock”), $0.01 par value.

At June 30, 2005, the following numbers of shares of Common Stock have been reserved: (i) 942,290 shares for issuance upon conversion of A Preferred (see Note 7), (ii) 6,629,190 shares for issuance upon conversion of B Preferred (see Note 7), (iii) 200,000 shares for issuance upon exercise of warrants sold in connection with B Preferred (see Note 7), (iv) 28,224,878 shares for issuance upon conversion of C preferred (see Note 7); (v) 3,243,517 shares for issuance upon exercise of 2001 Bridge Warrants (see Note 8), and (vi) 6,869,047 shares issuable under the 1999 Stock Plan (see Note 9).

In connection with the purchase of Common Stock, employees, consultants and investors issued full recourse promissory notes to the Company for a portion of the purchase price. The principal accrues interest at a rate of 5.74% per annum. Principal and accrued interest is due on various dates between July 1, 2004 and June 30, 2007. Purchasers may prepay principal and accrued interest without penalty. In the case of events of default by these individuals, as defined, the unpaid principal and accrued interest will become immediately due to the Company. The agreements provide for restriction of future sale or transfer of a portion of the Common Stock issued to employees and consultants. Such restrictions lapse ratably from March 1, 2002 through November 21, 2005. Upon termination of employment of any consultant or employee, the Company will have the right, but not the obligation, to purchase remaining restricted shares at their then fair value. The Company recorded a receivable of $116,399 at December 31, 2004 and $117,378 at June 30, 2005 from the sale of Common Stock issued to employees and consultants.

As of April 6, 2006, the date of this report, none of the promissory notes have been repayed to the Company.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

6.	Stockholders’ Equity (Continued):

On September 30, 1999, the Company entered into agreements (the “Management Agreements”) with the Company’s Chairman and Interim Chief Executive Officer and Chief Financial Officer (the “Officers”) for services they had performed in organizing and raising financing for the Company and services they will perform in the future in those same capacities. In consideration for services rendered under the Management Agreements, the Company issued 200,000 shares of Common Stock to each of the Officers. The fair value of those shares of Common Stock on the issuance date was $0.2625 per share as determined by an independent third party appraisal which was subsequently revalued at $0.13125 after a 2-for-1 stock split. Accordingly, the Company recorded unearned compensation of $52,500 in connection with the shares issued to the Officers. For each of the years ended December 31, 2000 and 1999, the Company recognized compensation expense of $26,250 in connection with the shares issued to the Officers. The Management Agreements terminated on March 31, 2001.

During 2003, the Company granted a total of 1,523,159 shares of common stock to employees and one nonemployee consultant for services rendered. In connection with these awards, the Company recognized $91,390 of compensation expense, reflecting a fair value of common stock of $0.06 on the dates of grant as determined by the Board of Directors. During 2005, the Company issued 13,750 shares of common stock due to an employee exercising an option at an exercised price of $0.13125 (see Note 9).

There were no shares of common stock granted to employees for services in 2004.

7.	Mandatorily Redeemable Convertible Preferred Stock and Warrants:

The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue 33,844,305 shares of preferred stock (the “Preferred Stock”), of which 471,145 shares are designated as Series A Convertible Preferred Stock $1.00 par value (the “A Preferred”), and 1,904,762 shares are designated as Series B Convertible Preferred Stock $1.00 par value (the “B Preferred”), and 31,468,398 shares are designated as Series C Convertible Preferred Stock $.01 par value (the “C Preferred”).

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

7.	Mandatorily Redeemable Convertible Preferred Stock and Warrants (Continued):

In September 1998 and May 1999, an investor (the “Initial Investor”) purchased 235,572 shares and 235,573 shares, respectively, of A Preferred for $1.00 per share. In September and December 1999, four investors, including the Initial Investor, purchased a total of 1,904,762 shares of B Preferred for $2.625 per share. In the event of liquidation, dissolution or winding up of the Company, holders of A Preferred and B Preferred will be entitled to be paid $1.00 and $2.625 per share, respectively, subject to adjustment for stock dividends, stock splits, mergers or other recapitalization, as defined, plus all dividends accrued or declared but unpaid, out of the assets of the Company. The order of preference of payments will be to holders of B Preferred, then A Preferred and then Common Stock.

Each share of A Preferred and B Preferred is convertible into the number of shares of Common Stock determined by dividing $1.00 by the Series A Conversion Price or $2.625 by the Series B Conversion Price, respectively. The Conversion Price at which shares of Common Stock shall be delivered upon conversion of A Preferred or B Preferred without payment of any additional consideration by the holder thereof shall initially be $1.00 or $2.625 per share of Common Stock, respectively. The Series A Conversion Price and Series B Conversion Price are subject to adjustments under certain circumstances as defined, in effect at the time of the conversion including each time the Company sells additional shares of Common Stock that are not part of a stock option, stock purchase or stock bonus plan, at a fair market value which is below the Conversion Price in effect at the time of sale. The Initial Investor, the sole owner of A Preferred, has waived all rights to an adjustment to the Conversion Price resulting from issuances of Common Stock prior to October 1, 1999. Accrued but unpaid dividends are forfeited upon conversion of A Preferred or B Preferred. As of June 30, 2005, the Series A Conversion Price was $0.50 and the Series B Conversion Price was $0.75424 after the effect of the 2-for-1 stock dividend (see Note 1) and the anti-dilution provision resulting from issuance of C Preferred (see below). The outstanding A Preferred and B Preferred were convertible into 942,290 and 6,629,190 shares of Common Stock, respectively.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

7.	Mandatorily Redeemable Convertible Preferred Stock and Warrants (Continued):

In March, April and September 2003, the Company authorized 25,847,050 shares of Series C Preferred Stock with a stated value of $0.53368 per share in connection with a Qualified Financing. At that time, the principal and accrued interest on Bridge Notes issued in 2001 and 2002 (see Note 8b), totaling approximately $11.1 million, were converted into 20,729,747 shares of C Preferred at a conversion price of $0.53368 and an additional 1,873,782 shares of C Preferred were purchased for $1.0 million by the initial Investor. In September 2003, the Company authorized an additional 5,621,348 shares of Series C Preferred Stock with a stated value of $.053368 per share, which were purchased by two investors. The C Preferred has the same terms as B Preferred as to liquidation, conversion, redemption, dividends and voting except that the stated value and redemption value for C Preferred are $0.53368 per share and the liquidation value for C Preferred is $0.80052 per share. Upon events of liquidation and payment of dividends, the preference of payments is to holders of C Preferred and B Preferred, before holders of A Preferred and Common Stock.

As a result of the anti-dilution provisions associated with the B Preferred, upon issuance of the shares of C Preferred in March 2003, the Conversion Price of B Preferred changed from $1.3125 to $0.75424 and the 3,804,524 shares of B Preferred are convertible into 6,629,190 shares.

Shares of A Preferred, B Preferred and C Preferred will automatically convert into shares of Common Stock based upon the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price in effect at the time upon (i) the closing of an initial public offering of the Company’s Common Stock, within defined terms or (ii) written election of the holders of at least two-thirds of A Preferred, B Preferred or C Preferred.

Holders of A Preferred, B Preferred and C Preferred have the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by that shareholder would be converted at the date on which the vote is held. As of December 31, 2004 and June 30, 2005, such votes total 35,796,358.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

7.	Mandatorily Redeemable Convertible Preferred Stock and Warrants (Continued):

Dividends may be declared and paid on Common Stock, as determined by the Company’s Board of Directors, provided (i) that all dividends, accrued or declared, to holders of Preferred Stock have previously been paid and (ii) that at the same time, the Company declares and pays a dividend to the holders of Preferred Stock equal to that which would be payable to them if their Preferred Stock had been converted into Common Stock on the date of determination of holders of Common Stock to receive such dividend.

Dividends may be declared and paid on Preferred Stock, as determined by the Company’s Board of Directors provided (i) that no dividends will be paid to holders of A Preferred until all dividends, accrued or declared, to holders of B Preferred and C Preferred have previously been paid and (ii) that at the time dividends are declared and paid to holders of A Preferred, the Company declares and pays a dividend to the holders of B Preferred and C Preferred equal to that which would be payable to them if their B Preferred and C Preferred had been converted into Common Stock.

A , B and C Preferred shareholders are entitled to receive dividends at the rate of 7.0% per share per annum of the stated value, $1.00, $2.625 and $0.53368, respectively, subject to adjustment for stock dividends, stock splits, mergers or recapitalizations, as defined. As of December 31, 2004 and June 30, 2005, the stated value was $1.00 per share of A Preferred, 2.625 per share of B Preferred and $0.53368 per share of C Preferred. Dividends are cumulative and accrue from the date of issue, whether or not earned or declared.

At the written election of any holder of Preferred Stock made within 30 days of each of March 20, 2008, 2009 and 2010, the Company will redeem, within 60 days after each March 20, from such holder up to one-third of the shares of Preferred Stock held by such holder, at a redemption price per share of $1.00, plus dividends accrued or declared but unpaid, for A Preferred and $2.625, plus dividends accrued or declared but unpaid, for B Preferred and $0.53368, plus dividends accrued or declared but unpaid for C Preferred (the “Redemption Price”). The Redemption Price is subject to adjustment for stock dividends, stock splits, mergers or recapitalizations, as defined.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

7.	Mandatorily Redeemable Convertible Preferred Stock and Warrants (Continued):

Mandatorily redeemable preferred stock is recorded at redemption value, which equals issuance price plus accretion of dividends accrued or declared but unpaid. At June 30, 2005 and December 31, 2004 such accretion amounted to $213,286 and $196,796 for A Preferred and $2,005,164 and $1,830,164 for B Preferred and $2,267,431 and $1,740,225 for C Preferred, respectively.

In connection with the sale of B Preferred in September 1999, the Company sold warrants to individuals who were employees of the investors in B Preferred. Each warrant entitles the holder to purchase a defined number of shares of Common Stock (“Warrant Shares”) (aggregating 200,000 shares for all warrant holders) at an exercise price of $0.13125 per share. Each warrant holder had paid $0.01 per Warrant Share. The exercise price per share and number of Warrant Shares are subject to adjustment, as defined. The warrants expire in September 2009. At June 30, 2005 and December 31, 2004, none of the warrants had been exercised.

8.	Commitments and Contingencies:

(a)	Operating Leases

In September, 1998 and July 1999 the Company entered into a series of agreements with the Initial Investor for the assignment of noncancelable lease agreements for office space in New York City into which the Initial Investor had entered (the “Leases”). The Leases have terms of three to six months, are automatically renewable at the option of the assignee and provide for escalation of the minimum rent at each anniversary for each lease. Rental expense in connection with the Leases amounted to approximately $18,000 for each of the six month periods ended June 30, 2005 and 2004, $36,000 for the year ended December 31, 2004 and $310,000 the period from September 29, 1998 (inception) to June 30, 2005.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

8.	Commitments and Contingencies (Continued):

(a)	Operating Leases (Continued)

In February 2001, the Company entered into a four year sublease agreement for laboratory and office facilities in Valley Cottage, New York (the “Valley Cottage Sublease”). As part of the Valley Cottage Sublease, the Company made a $2.7 million payment, which included a $1,069,200 prepayment of base rent through November 30, 2004, $1,071,830 for the purchase of leasehold improvements and $558,970 for equipment and furniture. Rent expense for the Valley Cottage Sublease amounted to approximately $146,000, $146,000, $304,000 and $1,253,000 for the six months ended June 30, 2005 and 2004, year ended December 31, 2004, and the period from September 29, 1998 (inception) to June 30, 2005, respectively.

In addition to the base rent, the Company is also required to pay its pro rata share of real estate taxes, insurance premiums and common area costs (“Additional Rental Charges”). Additional rent charges for the six months ended June 30, 2005 and 2004, year ended December 31, 2004, and the period from September 29, 1998 (inception) to June 30, 2005 are $43,800, $43,800, $76,000 and $350,000, respectively. In November 2002, the Company received a rebate from the landlord of approximately $54,000 representing an adjustment of the additional rent for the period from April 2001 through November 2002. Such amount was recorded as a reduction of the 2002 rent expense.

In connection with the Asset Purchase Agreement (Note 11), XTL Biopharmaceuticals Ltd. has assumed the commitment to the Valley Cottage lease.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

8.	Commitments and Contingencies (Continued):

(b)	Convertible Notes

During 2001 and 2002, the Company obtained additional financing through the issuance of short term convertible term notes (the “Bridge Notes”) totaling approximately $10.4 million, which accrue interest at a rate of 6% per year. Principal plus accrued interest on the Bridge Notes, as amended in November 2002 (the “November Amendment”), were due on December 31, 2003. The Bridge Notes, as amended, are convertible into the Company’s Preferred Stock as follows: (i) if the Company consummated a convertible preferred stock financing with one or more investors, that is approved by certain of the holders of the Bridge Notes, on or before December 31, 2003 (the “Qualifying Financing”), then, simultaneously with the closing of such Qualifying Financing, the outstanding principal and accrued interest on the Bridge Notes would be converted into shares of the new series of convertible preferred stock of the Company which is authorized by the Company in connection with the Qualifying Financing at a price per share equal to that paid by investors in the Qualifying Financing; or (ii) if a Qualifying Financing is not obtained by such date, the Bridge Notes and accrued interest would be converted into shares of the Company’s B preferred at $2.625 per share. Although the November Amendment extended the due date of the Bridge Notes to December 31, 2003, all other rights and privileges of the holders of the Bridge Notes remained unchanged. The extension of the due date of the Bridge Notes specified in the November Amendment resulted in a substantial change in the Bridge Notes in accordance with EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments.” Accordingly, the Company recognized a loss on extinguishment of debt in the amount of $350,450, which represented the difference between the fair value and carrying amount of the Bridge Notes at November 19, 2002, the date of the November Amendment. A total of approximately $4.9 million of the Bridge Notes were sold to five related parties. During March 2003, following a Qualifying Financing, all Bridge Notes were converted to shares of Series C Preferred Stock (see Note 6).

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES FOR FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

8.	Commitments and Contingencies (Continued):

(b)	Convertible Notes (Continued)

In connection with the sale of the Bridge Notes, the Bridge Note holders received fully exercisable warrants (“Bridge Warrants”) to purchase shares of the Company’s preferred stock sold in the next round of financing at the price paid by investors in that round of financing or to purchase shares of B Preferred at $2.625 per share as defined. A total of 659,421 Bridge Warrants were issued in 2001. As the result of the issuance of Series C Preferred Stock, as discussed in Note 7, the terms of the 2001 Bridge Warrants were fixed, so that the 2001 Bridge Warrants holders would be able to purchase 3,243,517 shares of Series C Preferred Stock at a price of $0.53368 per share. An additional 605,714 Bridge Warrants were issued in 2002. Bridge Warrants expire after 10 years. According to the November Amendment, if the Company received at least $3.5 million from certain defined investors (the “Investors”) in debt or equity financing on or before December 31, 2002, the Bridge Warrants issued in 2002 would terminate and not be exercisable. The Company raised $4.1 million from the Investors as of December 31, 2002 and thus all 2002 Bridge Warrants expired on that date. The aggregate fair value of the Bridge Warrants issued in 2001 and 2002 on the dates of issue was $1,177,366 and $475,987, respectively, which was equal to the discount on the respective Bridge Notes. Such discount was amortized on a straight-line basis, which approximates the interest method, over the original term of the Bridge Notes.

(c)	Collaboration Agreements

In order to further its research and development efforts, the Company has entered into several consulting and collaboration agreements with individuals, research institutes and universities.

(i)	Scientific Advisors

The Company has assembled a number of scientists (the “Scientists”) from leading universities in the United States and Hong Kong, some of whom serve on the Company’s Scientific Advisory Board. The Scientists provide advice to the Company regarding relevant science, research strategy, evaluation of potential lead candidates and intellectual property.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

8.	Commitments and Contingencies (Continued):

(i)	Scientific Advisors (Continued)

During 2000, 2001, and 2002, the Company entered into consulting agreements (the “Scientists Agreements”) with each of the Scientists, which provide for monetary compensation and the sale to each Scientist of shares of the Company’s Common Stock at $0.025 and $0.13125 per share which was the fair value of the Company’s Common Stock on the date of sale in 2001 and 2002, respectively. During 2004 and 2003, the Company entered into consulting agreements which provided for monetary compensation.

The Company has recognized expenses with regard to the Scientists Agreements totaling approximately $165,000, $114,000 and $208,000 for the six months ended June 30, 2005 and 2004 and the year ended December 31, 2004 and $1,192,000 for the cumulative period from September 29, 1998 (inception) to June 30, 2005. In addition, as discussed in Note 5, the Company has notes receivable of $66,500, $66,500 and $53,375 at December 31, 2003, 2002 and 2001, respectively, from the sale of Common Stock to the Scientists. The Scientists Agreements expire after one year and may be extended upon mutual agreement of the Company and Scientists. Either party may terminate the Scientists Agreements upon thirty days written notice. As of December 31, 2004, all of the Scientists Agreements have been verbally extended.

(ii)	Hong Kong University of Science and Technology

Between 1999 and 2001, the Company and the Biotechnology Research Institute (“BRI”) of the Hong Kong University of Science and Technology (“HKUST”) entered into several collaboration and license agreements, whereby BRI would provide laboratory facilities and know-how to enhance the Company’s research efforts. During the years ended December 31, 1999, 2000 and 2001, the Company made payments to BRI under these agreements. Total payments recognized by the Company during 2001 and 2002 were approximately $38,000 and $84,000, respectively. During the year ended December 31, 2003, the parties decided to terminate all agreements and at December 31, 2003, there were no remaining obligations on the part of either party under these agreements.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

8.	Commitments and Contingencies (Continued):

(ii)	Hong Kong University of Science and Technology (Continued)

In June 2004, the Company and the Biotechnology Research Institute (“BRI”) of the Hong Kong University of Science and Technology (“HKUST”) entered into a new collaboration agreements called “Screen Library” program. The program will be carried out within 9 months from the effective date June 2004 and can be extended for additional 6 months. Under the agreement, the Company agrees to pay HK$ 200,000 to BRI for conducting the screening activity. As of December 31, 2004, no payment has been made to BRI and the Company has not recognized any expenses relating to this agreement.

(iii)	Aaron Diamond AIDS Research Center

In February 2001, the Company entered into a research agreement with the Aaron Diamond AIDS Research Center (“Aaron Diamond”) to undertake a collaborative research program, under which Aaron Diamond will develop assays for screening of mutually agreed upon natural and other product extracts, chemical compounds and libraries, provided by the Company, for human immunodeficiency virus (HIV) activity. The Company will retain all rights to any inventions or products arising from the research program and will have the right to obtain patents thereon. The term of the Aaron Diamond agreement is for a period of five years from the date of execution, unless extended by written agreement between the parties, except that either party may terminate the Aaron Diamond agreement on thirty days prior written notice. During the term of the Aaron Diamond agreement, the research program will be reviewed by the Company on an annual basis and the research continued subject to the approval of the Company. During the years ended December 31, 2001 and 2002, the Company approved budgets for the research program for one-year periods ending February 2002 and February 2003, respectively. For the years ended December 31, 2003, 2002 and 2001, the Company recognized $161,000, $499,000 and $410,000, respectively, as research and development expenses in connection with the Aaron Diamond agreement. The Aaron Diamond agreement has not been extended beyond February 2003.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

8.	Commitments and Contingencies (Continued):

(iv)	Peking University

In February 2001, the Company entered into a research agreement (the “Peking Agreement”) with Peking University in China to undertake a collaborative research program, under which Peking University will develop the methodologies to synthesize natural product-like molecules for viral and other therapeutic targets. Such molecules will be screened by the Company for activity against those targets. The Company will retain all rights to any inventions or products arising from the research program and will have the right to obtain patents thereon. The Company will provide to Peking University, an amount not to exceed $100,000 per year, payable quarterly, in support of defined, direct and indirect costs of the research program. The term of the agreement is for a period of three years from the date of execution, unless extended by written agreement between the parties, except that either party may terminate this agreement on thirty days prior written notice. The research program will be reviewed by the Company on an annual basis and the research continued subject to the approval of the Company. For the years ended December 31, 2004 and for the six months ended June 30, 2004 and 2005, the Company recognized $25,000, $25,000 and $20,000, respectively, as research and development expenses in connection with the Peking Agreement.

(v)	Inpharmatica Ltd.

In June 2004, the Company and Inphamatica Ltd. entered into a “service agreement” whereby Inphamatica will undertaken certain services such as screening services, profiling services, consultancy services, modelling services and other. The service will be carried out over a fixed period of 24 months commencing from June 1, 2004. The service fees shall be paid in accordance with payment schedule specified in the agreement. For the years ended December 31, 2004 and for the six months ended June 30, 2004 and 2005, the Company has recognized expenses with regard to the “service agreement” totalling approximately $115,000, $nil, and $58,000, respectively.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

8.	Commitments and Contingencies (Continued):

(vi)	Beijing Kaizheng Biotech Developing Ltd.

In March 2004, the Company and Beijing Kaizheng Biotech Developing Ltd. entered into a “Contract Screening Agreement”. The screening program consists of individual projects whereby Kaizheng will provide research equipment, reagents and personnel to conduct its screening program at its Beijing facility. The service will be carried out over a fixed period of 24 months commencing from June 1, 2004. The Company agrees to pay Kaizheng Project fees specified in applicable project description. During 2004, the Company has not recognized any expenses with regard to this agreement.

(vii)	Replizyme Ltd.

In February 2004, the Company and Replizyme Ltd. entered into a “Service Agreement”. Replizyme will screen compounds from Vivoquest for activity against Hepatitis C Polymerase. The maximum cost for these tests is approximately $6,000. During 2004, the Company has not recognized any expenses with regard to this agreement.

(viii)	New York Medical College and David Frick, PHD.

In April 2004, the Company and New York Medical College entered into a “Material Transfer Agreement” whereby NYMC will perform material testings for the Company. The Company agrees to pay NYMC $6,200 payable in three instalments as specified in the agreement. Payments for the years ended December 31, 2004 and for the six months ended June 30, 2004 and 2005, which have been paid and recognized by the Company are $6,200, $2,000 and $nil, respectively.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

8.	Commitments and Contingencies (Continued):

(ix)	University of Colorado

In April 2004, the Company and University of Colorado entered into a “Material Transfer Agreement” whereby The University of Colorado will perform material testing’s for the Company. The Company agrees to pay $5,000 payable in three instalments as specified in the agreement, which have been paid and recognized by the Company during 2004.

9.	Stock Plan:

On September 23, 1999, the Company adopted the 1999 Stock Plan (the “Plan’) whereby the Board of Directors of the Company (the “Board”) may grant (i) options to purchase shares of Common Stock (“Options”) or (ii) Common Stock (“Grant Stock”) to employees, officers, and directors of and consultants and advisors to the Company. The Plan provides for the issuance of up to 6,869,047 shares of Common Stock. Such amount is subject to adjustment for stock splits, stock dividends and other capital adjustments, as defined. All Options granted under the Plan are intended to be non-qualified unless specified by the Board to be incentive stock options (“ISO”), as defined by the Internal Revenue Code. ISO’s may only be granted to employees of the Company and may not be granted at exercise prices below fair value of the Common Stock on the date of grant (110% of fair value for employees who own 10% or more of the Company). Nonqualified Options may be granted to participants at less than the fair value of the Common Stock on the date of grant. The Board determines the terms upon which the Options vest as well as the exercise price of each Option grant. Options usually vest over 4 years. The Board determines whether shares of Grant Stock are subject to restrictions and the terms by which such restrictions vest. Unvested shares of Grant Stock may be subject to forfeiture upon termination of employment or occurrence of other events. The period during which an Option may be exercised may not exceed ten years from the date of grant (five years for grants of ISO’s to employees who own 10% or more of the Company) and under certain situations, the Option’s expiration date may be accelerated. The Plan terminates on September 23, 2009.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

9.	Stock Plan (Continued):

The following table summarizes stock option activity from the inception of the plan through June 30, 2005:

	Number of	Average	Number of	Average
	Options	Exercise	Options	Exercise
	Outstanding	Price	Exercisable	Price

Balance outstanding at January 1, 2004	2,427,500	$0.09	737,363	$0.12

2004: Granted	390,000	0.13

2004: Forfeited	(105,000)	(0.10)
Balance outstanding at June 30, 2004	2,712,500	0.10	632,363	0.12

2004: Granted	620,000	0.13

2004: Forfeited	(87,000)	(0.06)
Balance outstanding at December 31, 2004	3,245,500	0.11	933,019	0.08

Stock options forfeited	(251,250)	(0.09)

Stock options exercised	(13,750)	(0.13)

Balance outstanding at June 30, 2005	$2,980,500	$0.13	768,019	0.11

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

9.	Stock Plan (Continued):

For all periods presented, the exercise price of options granted to employees was equal to the fair value of the Company’s common stock on the date of grant. At December 31, 2004, and June 30, 2005 3,623,547 and 3,888,547, respectively, shares of Common Stock were available for future grant under the Plan.

The following table summarizes stock option information as of June 30, 2005:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
Range of		Average	Average		Average
Exercise	Number	Remaining	Exercise	Number	Exercise
Prices	Outstanding	Contractual Life	Price	Exercisable	Price

$ 0.06	1,122,500	6.8	$0.06	42,750	$0.06
0.13 -0.13125	1,858,000	8.2	0.13	725,269	0.13
$0.06-$0.13125	2,980,500	7.7	$0.10	768,019	$0.11

10.	Income Taxes:

Since inception there had been no provision (benefit) for federal or state income taxes because the Company has incurred operating losses and has established valuation allowances equal to the total deferred tax asset.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

10.	Income Taxes (Continued):

The tax effect of temporary differences and net operating losses as of June 30, 2005 and December 31, 2004 are as follows:

	June 30,	December 31,
	2005	2004

Deferred tax assets and valuation allowance:
Net operating loss carryforwards	$6,883,686	$5,905,286
Capitalized costs	2,474,920	2,227,775
Depreciation and amortization	313,836	304,138
Research and experimentation tax credit carry forward	168,336	168,336
Valuation allowance	(9,840,778)	(8,605,535)
	$—	$—

As of December 31, 2004, the Company has available, for tax purposes, unused net operating loss carryforwards of approximately $14.8 million, which will expire between 2019 and 2022. Future ownership changes may limit the future utilization of these net operating loss carryforwards as defined by the federal and state tax codes.

11.	Subsequent Events:

In August 2005, the Company entered into an asset purchase agreement (“Asset Purchase Agreement”) to sell substantially all of its tangible operating assets to XTL Biopharmaceuticals Inc. (“XTL Inc.”), a Delaware corporation, in consideration for approximately $450,000 in ordinary shares, of XTL Biopharmaceuticals Ltd., an Israeli corporation (“XTL”), and the parent of XTL Inc. In addition, pursuant to an interim funding letter, XTL Inc. provided $400,000 to the Company to cover operating expenses prior to the closing of the transaction. The book gain on sale of the assets related to this transaction was approximately $434,000. The Company’s shares of common and preferred stock and convertible secured promissory notes payable (see Note 5) were not part of this transaction.

(Continued)

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

VIVOQUEST, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX MONTH PERIOD
ENDED JUNE 30, 2004 AND THE PERIOD SUBSEQUENT TO
DECEMBER 31, 2004 IS UNAUDITED)

11.	Subsequent Events (Continued):

In August 2005, the Company also entered into a Licensing Agreement (“License Agreement”) with XTL, pursuant to which the Company granted to XTL exclusive worldwide rights to the Company’s intellectual property and technology. The terms of the License Agreement included an initial upfront license fee of approximately $941,000 which was paid in ordinary shares of XTL stock. The License Agreement also provides for additional milestone payments triggered by certain regulatory and sales targets. These milestone payments could total $34.6 million, $25.0 million of which would be due upon or following regulatory approval or actual products sales, and are payable in cash or ordinary shares of XTL at its election. In addition, the License Agreement requires that XTL make royalty payments on products sales.

The Asset Purchase Agreement and the License Agreement with VivoQuest was completed in September 2005. None of these milestones have been reached as of June 30, 2005.

All shares of stock of XTL received in the Asset Purchase Agreement and License Agreement were subsequently sold for a net loss of approximately $160,000, which loss has not been recorded in the attached financial statements.

An agreement regarding distribution of proceeds has been entered into by the Company whereas any proceeds from the asset sale, net of liabilities and costs of the Company shall be distributed in the ratio of 91.3% to the holders of the Convertible Secured Promissory Notes Payable (see Note 5) and 8.7% to the remaining incentive pool (employees of the Company at the time of the closing of the asset sale) pro rata in proportion to their option shares at the time of the closing. As of January 2006, approximately $900,000 has been distributed in total.

In September 2005, the Company approved a plan to dissolve and liquidate on or before September 2006.

Index to Financial Statements XTL Biopharmaceuticals Ltd.
Index to Financial Statements Vivoquest Inc.

PROSPECTUS
XTL Biopharmaceuticals Ltd.

7,000,000.5 American Depositary Shares

Representing Ten Ordinary Shares

May 23, 2006